 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 1997
                                                     REGISTRATION NO. 333-32995
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                     STIRLING COOKE BROWN HOLDINGS LIMITED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       BERMUDA                       6411                  NOT APPLICABLE
   (STATE OR OTHER            (PRIMARY STANDARD               (I.R.S.
   JURISDICTION OF                INDUSTRIAL           EMPLOYER IDENTIFICATION
   INCORPORATION OR          CLASSIFICATION CODE                NO.)
    ORGANIZATION)                  NUMBER)
                VICTORIA HALL, THIRD FLOOR, 11 VICTORIA STREET
                           HAMILTON, HM 11, BERMUDA
                                (441) 295-7556
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                              NICHOLAS MARK COOKE
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                     STIRLING COOKE BROWN HOLDINGS LIMITED
                              C/O STIRLING COOKE
             BROWN NORTH AMERICAN REINSURANCE INTERMEDIARIES INC.
                                125 MAIDEN LANE
                           NEW YORK, NEW YORK 10038
                                (212) 269-6700
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:
   JOHN M. OLSON, ESQ.     LOIS F. HERZECA, ESQ.        WARREN CABRAL, ESQ.
   FOLEY & LARDNER 777     FRIED, FRANK, HARRIS,     APPLEBY, SPURLING & KEMPE
     EAST WISCONSIN          SHRIVER & JACOBSON        CEDAR HOUSE, 41 CEDAR
         AVENUE              ONE NEW YORK PLAZA       AVENUE HAMILTON, HM 12,
MIWAUKEE,LWISCONSIN 53202    NEW YORK, NEW YORK        BERMUDA (441) 295-2244
     (414) 271-2400         10004 (212) 859-8000
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
 TITLE OF EACH CLASS OF
    SECURITIES TO BE            PROPOSED MAXIMUM                     AMOUNT OF
       REGISTERED          AGGREGATE OFFERING PRICE (1)(2)     REGISTRATION FEE (3)
-----------------------------------------------------------------------------------
 Ordinary Shares,
  par value $.25 per
  share.................           $60,375,000                        $18,296
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457(o) under the Securities Act of 1933 solely for the purpose of calculating the registration fee pursuant to
    Section 6(b) thereunder.

(2) Includes (i) up to $52,500,000 aggregate offering price of Ordinary Shares to be initially offered for sale in the offering described herein and (ii) up to $7,875,000 aggregate offering price of Ordinary Shares that the Underwriters have an option to purchase to cover over-allotments, if any, in connection with the offering. An indeterminate number of Ordinary Shares are being registered for resale by a dealer in connection with market-making transactions. See "Explanatory Note".

(3) An initial fee of $15,152 was paid in connection with prior filing on August 6, 1997. An additional fee of $3,144 was paid in connection with this filing.
                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
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

                               EXPLANATORY NOTE

  This Registration Statement covers the registration of $50 million aggregate offering price of Ordinary Shares of Stirling Cooke Brown Holdings Limited (the "Company") to be sold in the offering referred to below. This Registration Statement also covers the registration of an indeterminate number of Ordinary Shares for resale by Goldman, Sachs & Co. in connection with market-making transactions in the United States. (No Ordinary Shares are being registered for the purpose of sales outside the United States.) The complete Prospectus relating to the offering (the "IPO Prospectus") follows immediately after this Explanatory Note. Following the IPO Prospectus are certain pages of the Prospectus relating solely to such market-making transactions (together with the remainder of the Prospectus as modified as indicated below, the "Market-Making Prospectus"), including alternate front and back cover pages, a section entitled "Principal Shareholders" and a section entitled "Plan of Distribution". The Market-Making Prospectus will not include the stabilization legend, which will be deleted from the inside front cover page, or the sections entitled "Principal and Selling Shareholders" and "Underwriting". All other sections of the IPO Prospectus are to be used in the Market-Making Prospectus.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 2, 1997

                             2,500,000 SHARES

                     STIRLING COOKE BROWN HOLDINGS LIMITED

                                ORDINARY SHARES
                           (PAR VALUE $.25 PER SHARE)

                                  -----------

  Of the 2,500,000 Ordinary Shares offered hereby, 1,375,000 shares are being sold by the Company and 1,125,000 shares are being sold by the Selling Shareholders. See "Principal and Selling Shareholders". The Company will not receive any of the proceeds from the sale of the shares being sold by the Selling Shareholders.

  Prior to the Offering, there has been no public market for the Ordinary Shares of the Company. It is currently estimated that the initial public offering price per share will be between $19.00 and $21.00. For factors to be considered in determining the initial public offering price, see
"Underwriting".

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE ORDINARY SHARES.

  Application has been made for the quotation of the Ordinary Shares on the Nasdaq National Market under the symbol "SCBHF".

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS.ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                    INITIAL PUBLIC UNDERWRITING PROCEEDS TO PROCEEDS TO SELLING
                    OFFERING PRICE DISCOUNT (1) COMPANY (2)    SHAREHOLDERS
                    -------------- ------------ ----------- -------------------
Per Share..........    $             $            $               $
Total (3)..........   $             $           $               $

-----
(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".

(2) Before deducting estimated expenses of $850,000 payable by the Company.

(3) Certain of the Selling Shareholders have granted the Underwriters an option for 30 days to purchase up to an additional 375,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to
    Selling Shareholders will be $     , $     , and $     , respectively. See
    "Underwriting".

                                  -----------

  The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York,
on or about       , 1997, against payment therefor in immediately available
funds.

GOLDMAN, SACHS & CO.
              OPPENHEIMER & CO., INC.
                                                    SBC WARBURG DILLON READ INC.

                                  -----------

                  The date of this Prospectus is       , 1997.

  Certain persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of a penalty bid, in connection with the Offering. For a description of these activities, see "Underwriting".

                               ----------------

  For North Carolina investors: These Securities have not been approved or disapproved by the Commissioner of Insurance for the State of North Carolina, nor has the Commissioner of Insurance ruled upon the accuracy or the adequacy of this document.

                               ----------------

  Consent under the Exchange Control Act 1972 (and regulations thereunder) has been obtained from the Bermuda Monetary Authority for the issue of the shares being offered pursuant to the Offering. In addition, a copy of this document has been delivered to the Registrar of Companies in Bermuda for filing pursuant to the Companies Act 1981 of Bermuda. In giving such consent and in accepting this prospectus for filing, the Bermuda Monetary Authority and the Registrar of Companies in Bermuda accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed herein.

  These securities may not be offered or sold to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses, or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995. All applicable provisions of the Financial Services Act 1986 of the United Kingdom must be complied with in relation to anything done in relation to these securities in, from or otherwise involving the United Kingdom. This document may not be issued or passed on to any person in the United Kingdom unless that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom this document may otherwise lawfully be issued or passed on.

                               ----------------

  The Company intends to furnish to its shareholders annual reports containing consolidated financial statements prepared in accordance with United States generally accepted accounting principles, which financial statements will be examined and subject to a written opinion expressed by an independent public accounting firm. The Company also intends to make available to its shareholders quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                               ----------------

  No purchaser may acquire directly or indirectly 10% or more of the Company's outstanding ordinary shares without prior approval by the Insurance Department of the State of New York. See "Business--Regulation".

         ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES LAWS

  Stirling Cooke Brown Holdings Limited was organized pursuant to the laws of Bermuda and certain of the Company's directors and officers and certain of the experts named herein reside outside of the United States. Moreover, a significant portion of the assets of the Company is located outside the United States. Consequently, it may not be possible to effect service of process on such persons or entities within the United States or to enforce against any of them judgments of courts in the United States predicated upon the civil liability provisions of the federal securities laws of the United States. The Company has been informed that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters, and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Bermuda. The Company has also been advised that a final and conclusive judgment obtained in federal or state courts in the United States under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the Supreme Court of Bermuda under the common law doctrine of obligation. Such an action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as (i) the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in Bermuda and (ii) the judgment is not contrary to public policy in Bermuda, was not obtained by fraud or in proceedings contrary to natural justice of Bermuda and is not based on an error in Bermuda law. A Bermuda court may impose civil liability on the Company or its directors or officers in a suit brought in the Supreme Court of Bermuda against the Company or such persons with respect to a violation of federal securities law, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

  The Company has been advised that the United States and the United Kingdom do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically enforceable in the United Kingdom. In order to enforce in the United Kingdom any U.S. judgment, proceedings must be initiated before a court of competent jurisdiction in the United Kingdom. A U.K. court will, under current practice, normally issue a judgment incorporating the judgment rendered by a U.S. court if it finds that (i) the U.S. court had, according to English rules of conflict of laws, jurisdiction over the original proceeding, (ii) the judgment was obtained without fraud and in accordance with the principles of natural justice, (iii) the judgment is final and conclusive on the merits, (iv) the judgment does not contravene the public policy or public order of the United Kingdom and (v) the judgment is for a debt or a definite sum of money (not being a penalty, fine, multiple of damages or taxes). Based on the foregoing, there can be no assurance that U.S. investors will be able to enforce in the United Kingdom judgments in civil and commercial matters obtained in any federal or state court in the United States. There is doubt as to whether a U.K. court would impose civil liability in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in the United Kingdom.

                          FORWARD-LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements. Forward-looking statements are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by use of terms such as "believes", "anticipates", "intends" or "expects". The forward-looking statements contained and incorporated by reference in this Prospectus are generally located in the material set forth under the headings "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" but may be found in other locations as well. These forward-looking statements relate to the plans and objectives of the Company for future operations, including the Company's policy concerning dividends. In light of the risks and uncertainties inherent in all future projections, including but not limited to those set forth under the heading "Risk Factors", the inclusion of the forward-looking statements in this Prospectus should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved. Many factors could cause the Company's actual results to differ materially from those in the forward-looking statements, including the following: (i) loss of the services of any of the Company's key personnel; (ii) increased competitive pressure caused by increase in the supply of traditional insurance, new entrants in the alternative market services industry, or the willingness of existing competitors to accept lower returns in exchange for market share; (iii) adverse changes in the statutes or regulations under which the Company's and its subsidiaries' businesses operate in one or more of the various jurisdictions in which the Company's or its subsidiaries' businesses are located; (iv) a contention by the United States Internal Revenue Service that the Company's operations in Bermuda or the United Kingdom are engaged in the conduct of a trade or business within the U.S.; (v) a competitive disadvantage resulting from certain of the competitors of Realm National Insurance Company having higher financial ratings than Realm National Insurance Company or any future decline in Realm National Insurance Company's financial ratings; (vi) the termination of the Company's managing general agency agreements with certain large insurers; (vii) the failure of one or more of the Company's reinsurers to fulfill their obligations under reinsurance agreements; (viii) the inability of the Company to obtain adequate reinsurance coverage at acceptable cost; and (ix) changing rates of inflation and other economic conditions, which could adversely affect loss payments, investment returns, and the fundamental financial strength of the Company's target customer base in the regions in which the Company operates. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in this Prospectus. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements (and the related notes thereto) included elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the term "Company" includes Stirling Cooke Brown Holdings Limited and all of its subsidiaries as they have existed from time to time during the periods covered by this Prospectus, on a consolidated basis. Unless otherwise indicated, all financial statements used in this Prospectus have been prepared in accordance with United States generally accepted accounting principles and all dollar references are to U.S. dollars, which are the Company's functional currency. Except as otherwise indicated, all information in this Prospectus has been adjusted to give effect to a four for one split of the Ordinary Shares which occurred effective June 30, 1997, and assumes no exercise of the Underwriters' over-allotment option. See "Glossary of Selected Insurance Terms" for definitions of certain terms used in this Prospectus; such terms are printed in boldface the first time they appear in the text below. An investment in the Ordinary Shares offered hereby involves significant risks. See "Risk Factors".

                                  THE COMPANY

  Stirling Cooke Brown Holdings Limited is a Bermuda holding company which, through its subsidiaries, provides risk management services and products predominantly to U.S. based small and mid-sized businesses seeking cost-effective alternatives to traditional WORKERS' COMPENSATION insurance. In addition, the Company arranges REINSURANCE for its products as well as for those offered by independent U.S. based insurance carriers active in the workers' compensation, occupational accident and health insurance markets. The Company believes that its integrated approach, experienced personnel and market position provide the Company with the ability to offer innovative cost-effective alternatives to traditional workers' compensation coverage in a variety of market conditions.

  The Company provides most of its services and products to, and derives a significant portion of its risk management and brokerage fees from, the workers' compensation insurance market. Workers' compensation is an attractive market for the structuring of ALTERNATIVE MARKET insurance coverage given the relatively frequent yet predictable nature of claims, as well as the need to control costs arising from medical expenses, litigation and other economic factors. Alternative insurance products typically involve financial participation by the insured in some or all of the risk, as compared to traditional insurance products which shift all, or a substantial portion, of the insured's risk to the insurer. Alternative solutions to traditional workers' compensation are designed to reduce insurance costs by allowing the insured to retain a level of risk consistent with the predictable portion of the loss experience. The Company believes that alternative market workers' compensation products comprised at least $16.4 billion in 1996, or approximately 39% of the estimated $42.4 billion total market for workers' compensation insurance in the U.S. that year. In recent years, the Company has applied its integrated risk transfer approach to the development of insurance programs for other SPECIALTY CASUALTY LINES.

  The Company has historically experienced strong growth in revenues and earnings despite the current prolonged SOFT INSURANCE MARKET. The success of the Company's risk management services and products has led to an increase in the Company's net income from $2.6 million in 1993 to $10.3 million in 1996, representing a compound annual growth rate of approximately 57.5%. The Company's revenues are predominantly fee based, as the Company earns risk management fees for providing services and products to insureds, insurers and reinsurers. In 1996, 72.2% of the Company's total revenues were derived from risk management fees including agency and brokerage fees and commissions, underwriting management and administration fees and fees from other non-risk bearing activities.

  In January 1996, certain investment funds affiliated with The Goldman Sachs Group, L.P. (collectively, the "GS Funds") made an equity investment in the Company. Consistent with the Company's strategy of providing services and products at multiple stages in the risk transfer process, the Company used the proceeds from this investment to acquire and provide additional capital for Realm National Insurance Company ("Realm"), a New York domiciled insurance company, in September 1996. The acquisition of Realm had an insignificant impact on the Company's net income for 1996 and for the first six months of 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations". The Company is in the process of integrating Realm's insurance underwriting capabilities with the Company's risk management services and will seek to earn additional income through a combination of policy issuance fees and NET PREMIUMS EARNED while retaining a minimum amount of risk. The net proceeds received by the Company from the offering of the Ordinary Shares pursuant to this Prospectus (the "Offering") will be used primarily to provide additional capital to Realm, allowing the Company to expand its underwriting activities. See "The Company" and "Use of Proceeds".

                               BUSINESS STRATEGY

  The Company believes that growth potential exists in its markets which will provide opportunities to increase fee-based revenues, net premiums earned and net investment income. To capitalize on these opportunities, the Company has established the following strategic priorities which the Company believes will allow it to maintain and enhance its position as a provider of alternatives to traditional workers' compensation insurance:

 . Increase market penetration and extend agency network. The Company, through its MANAGING GENERAL AGENCY network, typically receives net fee income from the insurance carrier of between 13% and 17% of the insured's gross premium on the underlying policy for providing underwriting services, POLICY ADMINISTRATION and PREMIUM ACCOUNTING, and CLAIMS ADJUSTING and administrative services. The Company intends to increase the market penetration of its existing agency network by concentrating its marketing efforts on the most productive agents and by continuing to use agency incentive and promotional programs to encourage increased levels of new business development. In addition, the Company intends to continue to increase the number of INDEPENDENT PRODUCING AGENTS distributing the Company's services and products.

 . Expand current insurance operations. The Company currently uses independent primary insurance carriers in connection with most of its existing workers' compensation business, and expects these arrangements to continue for much of this existing business. However, through Realm, the Company intends to act as an issuing carrier for a portion of its new business opportunities and receive a combination of policy issuance fees (typically 7% of the insured's gross premiums) and/or net premiums earned. The Company is in the process of increasing Realm's capital base and expanding the number of states in which Realm is licensed.

 . Expand product offerings through existing distribution network. The Company seeks to expand its product offerings by developing services and products that meet the financial and risk management objectives of its clients. For example, in response to rising workers' compensation costs, the Company was one of the pioneers in the development of alternative NON-SUBSCRIBER PROGRAMS, which the Company began to market and sell in Texas in the early 1990s. The Company intends to continue to develop new services and products to be marketed through its agency distribution network.

 . Expand and develop program business. The Company structures and markets comprehensive programs to transfer risk from an insured to insurers and ultimately to reinsurers in the workers' compensation market as well as for other specialty casualty lines. These programs enable the

 Company to provide a range of risk management services and products for retail agents, while also maximizing the Company's revenues at each stage of the risk transfer process. The Company intends to utilize its existing reinsurance business relationships to expand the number of programs it offers and also intends to increase the sale of insurance policies issued under existing programs through its agency network. The Company expects the growth of its PROGRAM BUSINESS to increase total revenues as well as increase the revenues generated from specialty casualty lines.

 . Increase reinsurance brokering revenues. The Company's REINSURANCE BROKERING subsidiaries arrange the reinsurance programs associated with the Company's products, and also arrange reinsurance programs for numerous other U.S. and European insurance companies. The Company expects that Realm's expansion will generate additional business for the Company's reinsurance brokering operations.

 . Selectively pursue acquisitions. The Company is continuously looking to expand its business by selectively acquiring general agencies and books of insurance business. Given the Company's ability to earn fees throughout the risk transfer process, the Company believes the selective acquisition of general agencies and books of insurance business can generate significant additional profits relative to the costs of such acquisitions.

  Because the Company has already developed the infrastructure necessary to implement these strategies, the Company believes that its objectives can be achieved with minimal additional costs. In connection with the Offering, the Company will raise additional capital required to facilitate the planned expansion of Realm's business.

                                  THE OFFERING

      Ordinary Shares offered by the Company......... 1,375,000 Ordinary Shares
      Ordinary Shares offered by the Selling
       Shareholders.................................. 1,125,000 Ordinary Shares
                                                      ---------
          Total...................................... 2,500,000 Ordinary Shares
                                                      =========
      Ordinary Shares to be outstanding immediately
       after the Offering............................ 9,863,372 Ordinary Shares

Dividend Policy.......
                        After the Offering, the Company currently intends to declare quarterly dividends on the Ordinary Shares and expects that the first quarterly dividend payment will be $0.03 per Ordinary Share (a rate of $0.12 annually) and will be declared and paid in the first quarter of 1998. The declaration and payment of future dividends is at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, capital requirements, the general financial condition of the Company, general business conditions and other factors. The Company, as a holding company, is dependent on the payment of dividends from its operating subsidiaries. Certain of the Company's insurance subsidiaries are subject to regulations and may be subject to certain taxes that could limit the amount of or restrict the payment of dividends to the Company. See "Risk Factors--Potential Impact of Holding Company Structure on Dividends", "Dividend Policy", "Business--Regulation", "Certain Tax Considerations", and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

Use of Proceeds.......
                        The proceeds to the Company from the sale of Ordinary Shares by the Company are expected to be approximately $24.7 million (net of underwriting discounts and estimated expenses payable by the Company). The Company currently intends to use approximately $20.0 million of the net proceeds from the sale of shares by the Company to periodically provide additional capital to the Company's wholly-owned insurance subsidiary, Realm. As Realm's business expands, it will require the additional funds to meet regulatory capital requirements. Any remaining funds will be used for general corporate purposes, which could include acquisitions of general insurance agencies and books of insurance business. Pending investment of the net proceeds in Realm, the Company will invest such net proceeds in short-term investments. The Company will not receive any proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders" and "Use of Proceeds".

Listing...............  Application has been made to have the Ordinary Shares quoted on the Nasdaq National Market under the symbol "SCBHF". See "Market for the Ordinary Shares".

                                  RISK FACTORS

  Prospective purchasers of the Ordinary Shares should consider carefully the specific investment considerations set forth under the caption "Risk Factors" as well as the other information set forth in this Prospectus.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

  The historical consolidated balance sheet data presented below as of December 31, 1995 and 1996 and the consolidated income statement data for each of the years in the three-year period ended December 31, 1996, were derived from the Company's audited consolidated financial statements included elsewhere in this Prospectus. The historical consolidated balance sheet data as of December 31, 1992, 1993 and 1994 and the consolidated income statement data for the years ended December 31, 1992 and 1993 were derived from the Company's unaudited consolidated financial statements. The consolidated income statement data set forth below for the six-month periods ended June 30, 1996 and 1997 and the consolidated balance sheet data at June 30, 1997 have been derived from the Company's unaudited consolidated financial statements appearing elsewhere in this Prospectus. In the opinion of the Company, such information reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations during, and the financial condition of the Company at the end of, such periods. Results for interim periods should not be considered as indicative of results for any other periods or for the full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                                                        AS OF OR FOR THE
                                                                                           SIX MONTHS
                                 AS OF OR FOR THE YEAR ENDED DECEMBER 31,                ENDED JUNE 30,
                          ----------------------------------------------------------  ----------------------
                             1992        1993        1994        1995      1996(1)       1996      1997(1)
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues
 Brokerage fees and
  commissions...........  $    4,510  $   10,283  $   11,670  $   17,478  $   20,117  $    9,144  $   11,852
 Managing general agency
  fees..................           0           0         578       2,724       6,016       2,717       5,155
 Underwriting management
  fees..................           0         718       2,280       3,467       4,045       1,825       1,930
 Captive management and
  program fees..........           0           0           0         424       1,625         709       1,314
 Loss control and audit
  fees..................           0           0           0           0       2,039         598       1,326
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Total risk management
   fees.................       4,510      11,001      14,528      24,093      33,842      14,993      21,577
 Net premiums earned....           0           0           0       3,154       8,754       3,603       6,147
 Net investment income..         278         515         770       2,388       3,405       1,349       2,910
 Other income...........           0           0           0           0         841         607         389
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Total revenues........       4,788      11,516      15,298      29,635      46,842      20,552      31,023
Expenses
 Net losses and loss
  expenses incurred.....           0           0           0       1,385       6,765       2,421       5,480
 Acquisition costs......           0           0           0       1,345       1,618       1,103         295
 Salaries and benefits..       2,246       3,658       4,872       8,026      13,106       5,064       8,869
 General and
  administration
  expenses..............       1,386       3,806       4,846       8,398      12,781       5,499       8,807
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Total expenses........       3,632       7,464       9,718      19,154      34,270      14,087      23,451
Income Before Taxation..       1,156       4,052       5,580      10,481      12,572       6,465       7,572
 Taxation...............         398       1,419       1,298       2,603       2,281       1,319       1,394
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net income............  $      758  $    2,633  $    4,282  $    7,878  $   10,291  $    5,146  $    6,178
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Net Income Per
 Share(2)(3)............  $     0.12  $     0.42  $     0.68  $     1.25  $     1.24  $     0.63  $     0.75
Weighted Average
 Ordinary Shares
 Outstanding(3).........   6,288,888   6,288,888   6,288,888   6,304,078   8,306,610   8,224,365   8,267,835
BALANCE SHEET DATA:
Cash and marketable
 securities.............  $      620  $      383  $    4,293  $    7,581  $   38,221  $   27,049  $   32,775
Total assets(4).........      13,057      17,156      73,275     120,640     227,986     148,381     343,019
Long-term debt..........           0           0           0           0           0           0           0
Ordinary Shares subject
 to redemption(5).......           0           0           0           0      14,457      14,457      14,529
Total shareholders'
 equity.................       1,520       3,059       6,660      12,403      21,903      17,549      27,154
OTHER SELECTED DATA:
Fee income as a percent
 of total revenues......        94.2%       95.5%       95.0%       81.3%       72.2%       72.9%       69.6%
Number of employees.....          62          75          96         142         235         183         296

--------

(1) Includes the operations of Realm from its September 1996 acquisition by the Company and the operations of North American Risk, Inc. ("North American Risk") from its July 1996 acquisition by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(2) Net income per share is calculated by dividing net income by the weighted average number of Ordinary Shares and Ordinary Share equivalents outstanding during the period. Stock options are considered share equivalents and are included in the computation of the weighted average number of Ordinary Shares outstanding using the treasury stock method. Shares and options issued within one year prior to the registration statement are deemed outstanding for all periods presented.
                                                   (Continued on following page)

(3) All share and per share data have been retroactively restated to reflect the four for one stock split effected by the Company on June 30, 1997. See
    Note 18 to the Company's Consolidated Financial Statements.
(4) Total assets comprise corporate assets together with cash held and insurance balances receivable in a fiduciary capacity. See Note 5 to the Company's Consolidated Financial Statements.
(5) The Ordinary Shares owned by the GS Funds are subject to a conditional put option exercisable after January 2004. Such shares are excluded from total shareholders' equity. The put option will expire upon the consummation of the Offering. See Note 11 to the Company's Consolidated Financial Statements and Note 3 to the Unaudited Consolidated Financial Statements.

                                 RISK FACTORS

COMPETITION; CYCLICALITY OF INSURANCE AND REINSURANCE BUSINESSES

  The business of providing risk management services and products to the workers' compensation and property and casualty insurance markets is highly competitive. The Company competes with other providers of alternative market services (including domestic and foreign insurance companies, reinsurers, insurance brokers, CAPTIVE insurance companies, RENT-A-CAPTIVES, self-insurance plans, risk retention groups, state funds, ASSIGNED RISK POOLS and other risk-financing mechanisms) and with providers of traditional insurance coverage. Many of the Company's competitors have significantly greater financial resources, longer operating histories, and better financial ratings and offer a broader line of insurance products than the Company.

  Factors affecting the traditional insurance and reinsurance industry influence the environment for alternative risk management services and products. Insurance market conditions historically have been subject to cyclicality and volatility due to premium rate competition, judicial trends, changes in the investment and interest rate environment, regulation and general economic conditions, causing many insurance buyers to search for more stable alternatives. The traditional insurance and reinsurance industry is in a protracted period of significant price competition, due in part to excess capacity in most lines of business. While some form of workers' compensation insurance is a statutory requirement in most states, the choices exercised by employers in response to the underwriting cycle in traditional insurance and reinsurance markets have had and will continue to have a material effect on the Company's results of operations. Although most of the Company's revenues are derived from fees and commissions rather than underwriting activities, a substantial portion of the Company's fees are calculated as a percentage of premium volume, and therefore the Company's fee revenues are directly and adversely affected by highly competitive market conditions. Additionally, changes in risk retention patterns by purchasers of insurance and reinsurance products could have an adverse effect upon the Company.

DEPENDENCE ON RELATIONSHIPS WITH INDEPENDENT PRIMARY INSURANCE CARRIERS

  The Company's managing general agencies market insurance products and programs developed by the Company on behalf of independent insurance carriers, primarily Clarendon National Insurance Company and its affiliates ("Clarendon") and Legion Insurance Company and its affiliates ("Legion"). In addition, the Company's insurance brokering and reinsurance brokering operations, managing general underwriters, and claims and loss control servicing operations provide additional business and services to Clarendon and Legion in respect of these products and other insurance and reinsurance policies. In 1996, fees received from Clarendon accounted for approximately 55% of the Company's total revenues, while fees received from Legion accounted for less than 10% of the Company's total revenues. Historically, the Company has had a good relationship with both Clarendon and Legion. There can be no assurance, however, that Clarendon or Legion will not institute changes which affect their relationships with the Company. The loss of business from Clarendon or Legion could have a material adverse effect on the Company's results of operations and financial conditions. Additionally, any decline in or disruption of Clarendon's or Legion's business could disrupt the Company's business and could have a material adverse effect on the Company's results of operations and financial condition. See "Business--Relationships with Independent Primary Insurance Carriers".

REINSURANCE CONSIDERATIONS; AVAILABILITY AND COSTS; CREDIT RISKS

  The Company relies upon the use of reinsurance agreements in its various programs to limit and manage the amount of risk retained by the Company or its customers, including insurance companies. The availability and cost of reinsurance may vary over time and is subject to prevailing market conditions. A lack of available reinsurance coverage could limit the Company's ability to continue certain of its insurance programs. When the Company's own insurance operations are participating in a program, the lack of available reinsurance or increases in the cost of reinsurance could also increase the amount of risk retained by the Company. In addition, while the Company seeks to obtain reinsurance with coverage limits intended to be appropriate for the risk exposures assumed, there can be no assurance that losses experienced by the Company will be within the coverage limits of the Company's reinsurance agreements.

  The Company is also subject to credit risk as a result of its reinsurance arrangements, as the Company is not relieved of its liability to policyholders by ceding risk to its reinsurers. The Company is selective in regard to its reinsurers, placing reinsurance with only those reinsurers that it believes have strong balance sheets. The Company monitors the financial strength of its reinsurers on an ongoing basis. The insolvency or inability of any of the reinsurers used by the Company to meet its obligations could have a material adverse effect on the results of operations and financial position of the Company. No assurance can be given regarding the future ability of any of the Company's reinsurers to meet their obligations.

DEPENDENCE ON KEY PERSONNEL

  The Company's success depends to a substantial extent on the ability and experience of its executive officers. See "Management". The loss of the services of one or more such persons could have a material adverse effect on the business of the Company and its future operations.

POSSIBLE REVISIONS TO LOSS RESERVES

  To the extent its activities involve any retention of risk of loss, the Company maintains LOSS RESERVES to cover its estimated ultimate liability for losses and loss adjustment expenses with respect to reported and unreported claims incurred. Reserves are estimates involving actuarial and statistical projections at a given time of what the Company expects to be the cost of the ultimate settlement and administration of claims based on facts and circumstances then known, estimates of future trends in claims severity and other variable factors such as inflation. To the extent that reserves prove to be inadequate in the future, the Company would have to increase such reserves and incur a charge to earnings in the period such reserves are increased, which could have a material adverse effect on the Company's results of operations and financial condition. The establishment of appropriate reserves is an inherently uncertain process and there can be no assurance that ultimate losses will not materially exceed the Company's loss reserves. The Company has limited historical claim loss experience to serve as a reliable basis for the estimation of ultimate claim losses. Although the Company has no reason to believe that its loss reserves are inadequate, it is possible that the Company will need to revise the estimate of claim losses significantly in the near term. In the event of such an increase, the amount, net of associated reinsurance recoveries, would be reflected in the Company's income statement in the period in which the reserves were increased.

ADVERSE EFFECT OF LEGISLATION AND REGULATORY ACTIONS

  The Company conducts business in a number of states and foreign countries. Certain of the Company's subsidiaries are subject to comprehensive regulation and supervision by government agencies in the states and foreign jurisdictions in which they do business. The primary purpose of such regulation and supervision is to provide safeguards for policyholders rather than to protect the interests of shareholders. The laws of the various state jurisdictions establish supervisory agencies with broad administrative powers with respect to, among other things, licensing to transact business, licensing of agents, admittance of assets, regulating premium rates, approving policy forms, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, requiring participation in guarantee funds and shared market mechanisms, and restricting payment of dividends. Also, in response to perceived excessive cost or inadequacy of available insurance, states have from time to time created state insurance funds and assigned risk pools which compete directly, on a subsidized basis, with private providers such as the Company. Any such event, in a state in which the Company has substantial operations, could substantially affect the profitability of the Company's operations in such state, or cause the Company to change its marketing focus.

  State insurance regulators and the National Association of Insurance Commissioners (the "NAIC") continually re-examine existing laws and regulations. It is impossible to predict the future impact of potential state, federal and foreign country regulations on the Company's operations, and there can be no assurance that future insurance-related laws and regulations, or the interpretation thereof, will not have an adverse effect on the operations of the Company's business.

POSSIBLE ADVERSE IMPACT OF LICENSING PROCESS ON REALM

  The Company is in the process of seeking the regulatory approvals necessary to expand Realm's business to include workers' compensation and other specialty casualty insurance lines in each of the states in which Realm is currently licensed to offer other insurance products, and intends to license Realm in substantially all of the remaining 50 states and the District of Columbia. See "Business--Risk Transfer and Management". The Company expects that as Realm receives such approvals and licenses, the revenues to be generated by Realm and its integration into the Company's existing businesses will become an important component of the Company's future earnings growth. However, no assurance can be given that Realm will receive such approvals and licenses, or when such approvals and licenses will be granted if Realm does receive them. See "Business--Regulation". A state may require as part of its licensing process that the insurer or its management have a certain period of experience (typically one to three years) in the lines of business for which a license is being sought. Although the Company's management has been involved in offering workers' compensation products and services for many years, Realm's own experience in this line of business began for all material purposes after Realm's acquisition by the Company in September 1996. Therefore, some states may determine that Realm does not have the requisite experience to meet this requirement. In the absence of such experience, the insurance regulatory authority may delay issuing a license until such time as the experience is obtained. The failure to receive, or a delay in receiving, one or more of such approvals and licenses could have a material adverse impact on Realm's ability to generate future earnings growth for the Company.

POTENTIAL IMPACT OF HOLDING COMPANY STRUCTURE ON DIVIDENDS

  The Company is a holding company that conducts no operations of its own and whose assets essentially consist of its equity interest in its subsidiaries. The Company will rely on cash dividends and other permitted payments from its subsidiaries to pay creditors and to pay cash dividends, if any, to the Company's shareholders. Certain of the Company's subsidiaries are subject to regulations and may be subject to certain taxes that could limit the amount or restrict the payment of dividends to the Company. By agreement with the New York Department of Insurance, Realm is restricted from declaring dividends until September 5, 1998. See "Dividend Policy", "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources", "Certain Tax Considerations", "Business--Regulation" and
Note 17 to the Company's Consolidated Financial Statements.

TAXATION OF THE COMPANY AND CERTAIN OF ITS SUBSIDIARIES

  The Company and certain of its subsidiaries are incorporated outside the United States and, as foreign corporations, do not file United States tax returns. These entities believe that they operate in such a manner that they will not be subject to U.S. tax (other than U.S. excise tax on reinsurance premiums and withholding tax on certain investment income from U.S. sources) because they do not engage in business in the United States. There can be no assurance, however, that these entities will not become subject to U.S. tax because U.S. law does not provide definitive guidance as to the circumstances in which they would be considered to be doing business in the United States. If such entities are deemed to be engaged in business in the United States (and, if the Company were to qualify for benefits under the income tax treaty between the United States and Bermuda or the United States and the United Kingdom, such business were attributable to a "permanent establishment" in the United States), the Company would be subject to U.S. tax at regular corporate rates on its income that is effectively connected with its U.S. business plus an additional 30% "branch profits" tax on income remaining after the regular tax. See "Certain Tax Considerations".

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

  The Company is a Bermuda company and the majority of its officers and directors are residents of various jurisdictions outside the United States. A significant portion of the assets of the Company and such officers and directors, at any one time, are or may be located in jurisdictions outside the United States. It may be difficult for investors to effect service of process within the United States on directors and officers of the Company who reside outside the United States or to enforce against the Company or such directors and officers judgments of United States courts predicated upon civil liability provisions of the United States federal securities laws. See "Enforceability of Civil Liabilities Under United States Laws".

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET PRICES

  Upon completion of the Offering, there will be 9,863,372 Ordinary Shares outstanding. The 2,500,000 shares sold in the Offering will be immediately tradeable without restriction by persons other than those who may be deemed "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 7,363,372 shares were issued by the Company in private transactions prior to the Offering and are "restricted securities" as that term is defined in Rule
144. The holders of these shares, as Selling Shareholders, have agreed not to sell any Ordinary Shares without the consent of Goldman, Sachs & Co., on behalf of the Underwriters, for a period of 180 days following the date of this Prospectus. After the Offering, the holders of 7,363,372 Ordinary Shares will have the right, subject to certain conditions and limitations, to require the Company to register all or a portion of such shares under the Securities Act to permit the public sale of such shares. Significant sales of Ordinary Shares under a registration statement, pursuant to Rule 144 or otherwise in the future, or the prospect of such sales, may depress the price of the Ordinary Shares or any market that may develop. See "Shares Eligible for Future Sale" and "Description of Capital Shares--Registration Rights Agreement".

PRINCIPAL SHAREHOLDERS; POSSIBLE CONFLICTS OF INTEREST

  Following the Offering, the Company's officers and directors will beneficially own approximately 31.3% of the outstanding Ordinary Shares. Accordingly, these officers and directors will have the ability to significantly influence the election of directors and most other corporate actions. See "Principal and Selling Shareholders".

  The GS Funds own approximately 34.0% of the outstanding Ordinary Shares. After completion of the Offering, the GS Funds are expected to own approximately 24.0% of the outstanding Ordinary Shares. In addition, of the six current members of the Company's Board of Directors, two are Managing Directors of Goldman, Sachs & Co.

  Goldman, Sachs & Co. (directly or through affiliates) are engaged in certain commercial activities and transactions with the Company. See "Certain Relationships and Related Party Transactions". Goldman, Sachs & Co. are acting as lead manager of the Offering. Because the GS Funds are affiliates of Goldman, Sachs & Co. and own in the aggregate more than 10% of the Ordinary Shares of the Company, the underwriting arrangements for the Offering must comply with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD"). Those requirements provide that, when an NASD member firm participates in distributing an affiliate's equity securities, the price of the securities must be no higher than the price determined by a "qualified independent underwriter". Accordingly, SBC Warburg Dillon Read Inc. is acting as a qualified independent underwriter for purposes of determining the price of the Ordinary Shares offered hereby. See "Underwriting".

POSSIBLE ISSUANCES OF UNDESIGNATED SHARES; ANTI-TAKEOVER PROVISIONS

  The Board of Directors is authorized under the Company's Bye-Laws to issue up to 5,000,000 preference shares and to determine their relative rights, preferences, privileges and restrictions, including voting rights. Therefore, the rights of the holders of Ordinary Shares will be subject to and may be adversely affected by the rights of the holders of any preference shares that may be designated and issued in the future. Although there is no current intention to do so, the issuance of newly designated shares could have the effect of delaying, deferring or preventing a change in control of the Company, which could deprive the Company's shareholders of opportunities to sell their Ordinary Shares at a premium. The Company's Board of Directors is divided into three groups serving staggered three-year terms. Additionally, directors may only be removed by shareholders holding not less than 75% of the outstanding Ordinary Shares. The Company's Bye-Laws contain certain provisions that may have the effect of making more difficult the acquisition of control of the Company by means of a tender offer, open market share purchases, a proxy contest or otherwise. Such provisions include a restriction on voting of Ordinary Shares held by certain holders (other than the existing shareholders) of 10% or more of the Ordinary Shares ("Interested Shareholders") and restrictions on certain business combinations with certain Interested Shareholders. While these provisions may have the effect of encouraging persons seeking to acquire control of the Company to negotiate with the Board of Directors, they could also have the effect of discouraging a prospective acquiror from making a tender offer or otherwise attempting to gain control of the Company. See "Description of Capital Shares".

INTEREST RATE FLUCTUATIONS

  The Company maintains most of its cash in the form of short-term, fixed-income securities, the value of which is subject to fluctuation depending on changes in prevailing interest rates. The Company generally does not hedge its cash investments against interest rate risk. Accordingly, changes in interest rates may result in fluctuations in the income derived from the Company's cash investments.

NO PRIOR MARKET FOR ORDINARY SHARES; POSSIBLE VOLATILITY OF ORDINARY SHARES PRICE AND THE SECURITIES MARKETS

  Prior to the Offering there has been no public market for the Ordinary Shares. Application has been made to have the Ordinary Shares quoted on the Nasdaq National Market. The initial public offering price of the Ordinary Shares will be determined through negotiations between the Company, the Selling Shareholders and the representatives of the Underwriters. There can be no assurance that the initial public offering price will correspond to the price at which the Ordinary Shares will trade in the public market subsequent to the Offering or that an active trading market for the Ordinary Shares will develop and continue after the completion of the Offering. See "Underwriting". In addition, the market price of the Ordinary Shares upon the completion of the Offering could be subject to significant fluctuations in response to variations in the Company's quarterly financial results or other developments, such as announcements of new products by the Company or the Company's competitors, enactment of legislation or regulation affecting the insurance industry, interest rate movements or general economic conditions.

  The Company has been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, Goldman, Sachs & Co. currently intend to make a market in the Ordinary Shares following completion of the Offering. However, they are not obligated to do so and any market-making may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). There can be no assurance that an active market for the Ordinary Shares will develop or, if developed, will continue. Moreover, because of the affiliation of Goldman, Sachs & Co. with the Company, Goldman, Sachs & Co. are required to deliver a current prospectus and otherwise comply with the requirements of the Securities Act in connection with any secondary market sale of the Ordinary Shares, which may affect their ability to continue market-making activities.

DILUTION

  Purchasers of Ordinary Shares in the Offering will incur immediate and substantial dilution in the net tangible book value of their Ordinary Shares ($13.49 per share assuming an initial public offering price of $20.00 per share, the midpoint of the range set forth on the cover page of this Prospectus). See "Dilution".

                                  THE COMPANY

  The Company is a Bermuda holding company which, through its subsidiaries, provides risk management services and products predominantly to U.S. based small and mid-sized businesses seeking cost-effective alternatives to traditional workers' compensation insurance. In addition, the Company arranges reinsurance for its products as well as for those offered by independent U.S. based insurance carriers active in the workers' compensation, occupational accident and health insurance markets.

  The Company believes that its integrated approach, experienced personnel and market position provide the Company with the ability to offer innovative cost-effective alternatives to traditional workers' compensation coverage in a variety of market conditions. The Company structures and markets comprehensive programs to transfer risk from an insured to insurers and ultimately to reinsurers in the workers' compensation market as well as other specialty casualty lines. The Company is able to offer these programs primarily as a result of the strong relationships and expertise it has developed through its reinsurance brokering activities. Furthermore, although certain of the Company's programs utilize an independent primary insurance carrier, the Company is capable of providing or obtaining the services and products required at each stage of the risk transfer process. The Company believes these programs are cost-effective to the insured and provide additional business to reinsurers with excess underwriting capacity. Thus, the Company is able to provide RETAIL AGENTS and insureds with the advantages of being a single source provider of risk management services and products, while also maximizing its own revenues at each stage of the risk transfer process.

  Generally, in the risk transfer process, alternative market insurance carriers will not offer products directly to the retail agent or insured unless they have effective reinsurance programs in place. The economics and quality of these reinsurance arrangements affect the insurance carrier's ability to compete with other insurance products. Insurance carriers use the services of reinsurance brokers or other intermediaries to arrange these reinsurance programs. The Company believes that its reinsurance brokering operations give it a competitive advantage over other industry participants and allow it to structure more cost-effective alternative products.

  The Company earns risk management fees and may retain a portion of the premium paid by the insured on the underlying policy for providing its services and products. In 1996, 72.2% of the Company's total revenues were derived from risk management fees including agency and brokerage fees and commissions, underwriting management and administration fees and fees from other non-risk bearing activities.

  The Company provides most of its services and products to, and derives a significant portion of its risk management and brokerage fees from, the workers' compensation insurance market. Workers' compensation is an attractive market for the structuring of alternative market insurance coverage given the relatively frequent yet predictable nature of claims, as well as the need to control costs arising from medical expenses, litigation and other economic factors. Alternative insurance products typically involve financial participation by the insured in some or all of the risk, as compared to traditional insurance products which shift all, or a substantial portion, of the insured's risk to the insurer. Alternative solutions to traditional workers' compensation are designed to reduce insurance costs by allowing the insured to retain a level of risk consistent with the predictable portion of the loss experience. The Company believes that alternative market workers' compensation products comprised at least $16.4 billion in 1996, or approximately 39% of the estimated $42.4 billion total market for workers' compensation insurance in the U.S. that year. In recent years, the Company has applied its integrated risk transfer approach to the development of insurance programs for other specialty casualty lines.

  The Company, through its original operating subsidiary, Stirling Cooke Brown Insurance Brokers Limited, began operations in 1989 as an insurance broker in London specializing in the placement of alternatives to traditional workers' compensation insurance and the arrangement of associated reinsurance programs. The Company soon began to develop and market its own innovative services and products designed for employers seeking effective methods of alleviating onerous insurance costs.

  Beginning in 1992, the Company identified a number of opportunities and undertook certain strategic initiatives to enhance its growth prospects, diversify its revenues and increase its overall control of the risk transfer process. As a result, the Company has expanded its business and services to include managing general agency services, insurance underwriting, underwriting management, claims administration, loss and safety control and premium auditing.

  In January 1996, the GS Funds made an equity investment in the Company. In furtherance of the Company's strategy of providing services and products at multiple stages in the risk transfer process, the Company used the proceeds from this investment to acquire and provide additional capital for Realm in September 1996. The Company is in the process of integrating Realm's insurance underwriting capabilities with the Company's risk management services and will seek to earn additional income through a combination of policy issuance fees and net premiums earned associated with the underwriting function while retaining a minimum amount of risk. The net proceeds received by the Company from the Offering will be used primarily to provide additional capital to Realm, allowing the Company to expand its underwriting activities. See "Use of Proceeds".

  The Company has historically experienced strong growth in revenues and earnings despite the current prolonged soft insurance market. The success of the Company's risk management services and products has led to an increase in the Company's net income from $2.6 million in 1993 to $10.3 million in 1996, representing a compound annual growth rate of approximately 57.5%. At June 30, 1997, the Company had approximately $343.0 million in assets and 296 employees.

  The Company was incorporated in 1995, its principal offices are located at Victoria Hall, Third Floor, 11 Victoria Street, Hamilton, HM 11, Bermuda, and its telephone number at that address is (441) 295-7556. The Company, through its subsidiaries, also maintains offices in London, England; New York, New York; and at various locations in Florida and Texas.

                                USE OF PROCEEDS

  The proceeds to the Company from the sale of Ordinary Shares by the Company are expected to be approximately $24.7 million (net of underwriting discounts and estimated expenses payable by the Company). The Company currently intends to use approximately $20.0 million of the net proceeds from the sale of shares by the Company to periodically provide additional capital to the Company's wholly-owned insurance subsidiary, Realm. As Realm's business expands, it will require the additional funds to meet regulatory capital requirements. Any remaining funds will be used for general corporate purposes, which could include acquisitions of general insurance agencies and books of insurance business. Pending investment of the net proceeds in Realm, the Company will invest such net proceeds in short-term investments. The Company will not receive any proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders".

                          MARKET FOR ORDINARY SHARES

  Prior to the Offering, there has been no public market for the Ordinary Shares. Application has been made to have the Ordinary Shares quoted on the Nasdaq National Market under the symbol "SCBHF". The Company has been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, Goldman, Sachs & Co. currently intend to make a market in the Ordinary Shares following completion of the Offering. However, they are not obligated to do so and any market-making may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active market for the Ordinary Shares will develop or, if developed, will continue. See "Risk Factors--No Prior Market for Ordinary Shares; Possible Volatility of Ordinary Shares Price and the Securities Markets" and "Underwriting".

                                DIVIDEND POLICY

  After the Offering, the Company currently intends to declare quarterly dividends on the Ordinary Shares and expects that the first quarterly dividend payment will be $0.03 per Ordinary Share (a rate of $0.12 annually) and will be declared and paid in the first quarter of 1998. The declaration and payment of future dividends is at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, capital requirements, the general financial condition of the Company, general business conditions and other factors. The Company, as a holding company, is dependent on the payment of dividends from its operating subsidiaries. Certain of the Company's subsidiaries are subject to regulations and may be subject to certain taxes that could limit the amount of or restrict the payment of dividends to the Company. By agreement with the New York Department of Insurance, Realm is restricted from declaring dividends until September 5, 1998. See "Risk Factors--Potential Impact of Holding Company Structure on Dividends", "Business--Regulation", "Certain Tax Considerations", "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Note 17 to the Company's Consolidated Financial Statements.

                                   DILUTION

  At June 30, 1997, the Company had a pro forma net tangible book value of $39.6 million or $4.66 per Ordinary Share. Net tangible book value per share is determined by dividing the Company's tangible net book value (total tangible assets less total liabilities) by the total number of Ordinary Shares outstanding after giving effect to the termination of the put option relating to the Ordinary Shares subject to redemption. After giving effect as of that date to the sale of the 1,375,000 Ordinary Shares offered by the Company hereby, at an assumed initial offering price of $20.00 per share (the mid-point of the range set forth on the cover page of this Prospectus), and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company, the Company's adjusted net tangible book value would have been approximately $64.3 million, or $6.51 per Ordinary Share. This represents an immediate increase in net tangible book value of $1.85 per share to the existing shareholders and an immediate dilution in net tangible book value of $13.49 per share to new investors purchasing Ordinary Shares in the Offering. The following table illustrates this dilution on a per share basis:

      Assumed initial public offering price per share............   $20.00
        Pro forma net tangible book value per share before
         the Offering......................................  $4.66
        Increase per share attributable to new investors...   1.85
                                                             -----
      Net tangible book value per share after the Offering.......     6.51
                                                                    ------
      Dilution per share to new investors........................   $13.49
                                                                    ======

  The following table sets forth the number of Ordinary Shares purchased from the Company, the total consideration paid and the average price per share paid by the Company's existing shareholders and to be paid by new investors in the Offering (assuming an initial public offering price of $20.00 per share, the mid-point of the range set forth on the cover page of this Prospectus) and before deduction of estimated underwriting discounts and commissions:

                               ORDINARY SHARES                        AVERAGE
                                PURCHASED (1)   TOTAL CONSIDERATION    PRICE
                              ----------------- ------------------- PER ORDINARY
                               NUMBER   PERCENT   AMOUNT    PERCENT    SHARE
                              --------- ------- ----------- ------- ------------
Existing shareholders........ 8,488,372  86.1%  $21,762,416  44.2%     $ 2.56
New investors................ 1,375,000  13.9    27,500,000  55.8       20.00
                              ---------  ----   -----------  ----
  Total...................... 9,863,372   100%  $49,262,416   100%
                              =========  ====   ===========  ====

--------

(1) Does not reflect the sale of 1,125,000 Ordinary Shares by the Selling Shareholders in the Offering.

  Sales by the Selling Shareholders in the Offering will reduce the number of Ordinary Shares held by existing shareholders to 7,363,372 or approximately 74.7% and will increase the number of Ordinary Shares held by new investors to 2,500,000 or approximately 25.3% of the total number of Ordinary Shares outstanding after the Offering.

                                CAPITALIZATION

  The following table sets forth as of June 30, 1997 (i) the actual consolidated capitalization of the Company, (ii) the consolidated capitalization of the Company on a pro forma basis to reflect the termination, upon the consummation of the Offering, of the put option relating to the Ordinary Shares subject to redemption and (iii) such capitalization as adjusted to reflect the sale of the 1,375,000 Ordinary Shares offered by the Company hereby (at an assumed initial public offering price of $20.00 per share, the mid-point of the range set forth on the cover page of this Prospectus) and the application of the net proceeds therefrom, net of estimated underwriting discounts and expenses of the Offering. See "Use of Proceeds". This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Unaudited Consolidated Financial Statements and the Notes thereto, included elsewhere in this Prospectus.

                                                          JUNE 30, 1997
                                                    ---------------------------
                                                                         PRO
                                                                       FORMA AS
                                                    ACTUAL   PRO FORMA ADJUSTED
                                                    -------  --------- --------
                                                          (IN THOUSANDS)
Long-term debt..................................... $     0   $     0  $     0
Ordinary Shares subject to redemption..............  14,529         0        0
Shareholders' equity:
  Ordinary Shares, $0.25 par value, 20,000,000
   shares authorized, 6,199,484 shares issued and
   fully paid, 8,488,372 shares issued and fully
   paid pro forma, and 9,863,372 shares issued and
   outstanding as adjusted.........................   1,550     2,122    2,466
  Additional paid in capital.......................   1,491    15,448   39,829
  Notes receivable on exercise of options..........  (1,625)   (1,625)  (1,625)
  Unrealized gain on marketable securities.........      42        42       42
  Retained earnings................................  25,696    25,696   25,696
                                                    -------   -------  -------
    Total capitalization........................... $41,683   $41,683  $66,408
                                                    =======   =======  =======

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

  The historical consolidated balance sheet data presented below as of December 31, 1995 and 1996 and the consolidated income statement data for each of the years in the three-year period ended December 31, 1996, were derived from the Company's audited consolidated financial statements included elsewhere in this Prospectus. The historical consolidated balance sheet data as of December 31, 1992, 1993 and 1994 and the consolidated income statement data for the years ended December 31, 1992 and 1993 were derived from the Company's unaudited consolidated financial statements. The consolidated income statement data set forth below for the six-month periods ended June 30, 1996 and 1997 and the consolidated balance sheet data at June 30, 1997 have been derived from the Company's unaudited consolidated financial statements appearing elsewhere in this Prospectus. In the opinion of the Company, such information reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations during, and the financial condition of the Company at the end of, such periods. Results for interim periods should not be considered as indicative of results for any other periods or for the full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                                                       AS OF OR FOR THE
                                            AS OF OR FOR THE                              SIX MONTHS
                                        YEAR ENDED DECEMBER 31,                         ENDED JUNE 30,
                         ----------------------------------------------------------  ----------------------
                            1992        1993        1994        1995      1996(1)       1996      1997(1)
                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues
 Brokerage fees and
  commissions........... $    4,510  $   10,283  $   11,670  $   17,478  $   20,117  $    9,144  $   11,852
 Managing general agency
  fees..................          0           0         578       2,724       6,016       2,717       5,155
 Underwriting management
  fees..................          0         718       2,280       3,467       4,045       1,825       1,930
 Captive management and
  program fees..........          0           0           0         424       1,625         709       1,314
 Loss control and audit
  fees..................          0           0           0           0       2,039         598       1,326
                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
   Total risk management
    fees................      4,510      11,001      14,528      24,093      33,842      14,993      21,577
 Net premiums earned....          0           0           0       3,154       8,754       3,603       6,147
 Net investment income..        278         515         770       2,388       3,405       1,349       2,910
 Other income...........          0           0           0           0         841         607         389
                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
   Total revenues.......      4,788      11,516      15,298      29,635      46,842      20,552      31,023
Expenses
 Net losses and loss
  expenses incurred.....          0           0           0       1,385       6,765       2,421       5,480
 Acquisition costs......          0           0           0       1,345       1,618       1,103         295
 Salaries and benefits..      2,246       3,658       4,872       8,026      13,106       5,064       8,869
 General and
  administration
  expenses..............      1,386       3,806       4,846       8,398      12,781       5,499       8,807
                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
   Total expenses.......      3,632       7,464       9,718      19,154      34,270      14,087      23,451
Income Before Taxation..      1,156       4,052       5,580      10,481      12,572       6,465       7,572
 Taxation...............        398       1,419       1,298       2,603       2,281       1,319       1,394
                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
   Net income........... $      758  $    2,633  $    4,282  $    7,878  $   10,291  $    5,146  $    6,178
                         ==========  ==========  ==========  ==========  ==========  ==========  ==========
Net Income Per
 Share(2)(3)............ $     0.12  $     0.42  $     0.68  $     1.25  $     1.24  $     0.63  $     0.75
Weighted Average
 Ordinary Shares
 Outstanding(3).........  6,288,888   6,288,888   6,288,888   6,304,078   8,306,610   8,224,365   8,267,835
BALANCE SHEET DATA:
Cash and marketable
 securities............. $      620  $      383  $    4,293  $    7,581  $   38,221  $   27,049  $   32,775
Total assets(4).........     13,057      17,156      73,275     120,640     227,986     148,381     343,019
Long-term debt..........          0           0           0           0           0           0           0
Ordinary Shares subject
 to redemption(5).......          0           0           0           0      14,457      14,457      14,529
Total shareholders'
 equity.................      1,520       3,059       6,660      12,403      21,903      17,549      27,154
OTHER SELECTED DATA:
Fee income as a percent
 of total revenues......       94.2%       95.5%       95.0%       81.3%       72.2%       72.9%       69.6%
Number of employees.....         62          75          96         142         235         183         296

                                                  (Continued on following page)

(1) Includes the operations of Realm from its September 1996 acquisition by the Company and the operations of North American Risk from its July 1996 acquisition by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".
(2) Net income per share is calculated by dividing net income by the weighted average number of Ordinary Shares and Ordinary Share equivalents outstanding during the period. Stock options are considered share equivalents and are included in the computation of the weighted average number of Ordinary Shares outstanding using the treasury stock method. Shares and options issued within one year prior to the registration statement are deemed outstanding for all periods presented.
(3) All share and per share data have been retroactively restated to reflect the four for one stock split effected by the Company on June 30, 1997. See
    Note 18 to the Company's Consolidated Financial Statements.
(4) Total assets comprise corporate assets together with cash held and insurance balances receivable in a fiduciary capacity. See Note 5 to the Company's Consolidated Financial Statements.
(5) The Ordinary Shares owned by the GS Funds are subject to a conditional put option exercisable after January 2004. Such shares are excluded from shareholders' equity. The put option will expire upon the consummation of the Offering. See Note 11 to the Company's Consolidated Financial Statements and Note 3 to the Unaudited Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The Company derives its revenues principally from (i) risk management fees earned from non-risk bearing services, (ii) net premiums earned from providing insurance and reinsurance coverage and (iii) net investment income. In 1996, the Company's risk management fees accounted for 72.2% of total revenues. The Company's fees were generated from brokerage activities, managing general agencies, captive management and various other services. Net premiums earned accounted for 18.7% of total revenues in 1996. To date, a substantial majority of the Company's net premiums earned were generated from Comp Indemnity Reinsurance Company Limited, the Company's reinsurance subsidiary ("CIRCL"). In September 1996, the Company acquired Realm, a primary insurance carrier. As a result of this acquisition, the Company expects that a greater proportion of its net premiums earned will be derived from insurance business written through Realm. However, the Company seeks to structure comprehensive reinsurance programs in order to reduce the Company's participation to a minimal level of risk, subject to applicable insurance regulations. Finally, net investment income accounted for 7.3% of total revenues in 1996. The Company earns investment income on both its investment portfolio and on cash held in fiduciary accounts. Cash held in fiduciary accounts relates to premiums collected on behalf of the insured pending the remittance of such funds to the insurance company or underwriter.

  Beginning in 1992, the Company identified a number of opportunities and undertook certain strategic initiatives to enhance its growth prospects, diversify its revenues and increase its overall control of the risk transfer process. As a result, the Company has expanded its businesses and services to include managing general agency services, insurance underwriting, underwriting management, claims administration, loss and safety control and premium auditing. This expansion led to a significant increase in net income from $2.6 million in 1993 to $10.3 million in 1996, representing a compound annual growth rate of 57.5%.

  The Company's ability to achieve profitable growth depends upon, among other things, (i) its overall volume and mix of business; (ii) its ability to attract and retain customers; (iii) the size of its investment portfolio; (iv) the average cash balance held in a fiduciary capacity; (v) the pricing of its insurance and reinsurance products (which is primarily a function of competitive conditions and management's ability to assess and manage losses); and (vi) its effective tax rate, since its subsidiaries are located in Bermuda, the U.K. and the U.S. Additionally, general economic and market conditions, including the Company's regulatory environment, will affect profitability.

  In January 1996, the GS Funds made an equity investment in the Company, the proceeds of which were used to purchase Realm in September 1996. The Company's 1996 consolidated financial statements therefore reflect only three months of Realm's operations. Following the acquisition, the Company has expanded Realm's licenses and business to include workers' compensation and other specialty casualty lines.

  The Company earned net income of $10.3 million in 1996, up from $7.9 million in 1995, marking the seventh consecutive year of growth in net income since the Company began operations in 1989. The following selected financial data illustrates the strong growth of the Company's businesses:

                              SELECTED STATISTICS

                                                                 AS OF OR FOR
                                                                      THE
                                                                  SIX MONTHS
                                      AS OF OR FOR THE YEAR          ENDED
                                       ENDED DECEMBER 31,          JUNE 30,
                                     -------------------------  ---------------
                                      1994     1995     1996     1996    1997
                                     -------  -------  -------  ------- -------
                                             (DOLLARS IN THOUSANDS)
Risk management fees................ $14,528  $24,093  $33,842  $14,993 $21,577
 Year to year change................      32%      66%      40%     --       44%
Net premiums earned.................       0    3,154    8,754    3,603   6,147
 Year to year change................       *        *      178      --       71
Total revenues......................  15,298   29,635   46,842   20,552  31,023
 Year to year change................      33       94       58      --       51
Income before taxation..............   5,580   10,481   12,572    6,465   7,572
 Year to year change................      38       88       20      --       17
Net income..........................   4,282    7,878   10,291    5,146   6,178
 Year to year change................      63       84       31      --       20
Total assets........................  73,275  120,640  227,986  148,381 343,019
 Year to year change................     327       65       89      --      131

--------

* Not meaningful.

RESULTS OF OPERATIONS

 SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

  Net income increased $1.0 million, or 20.1%, to $6.2 million in the first six months of 1997 from $5.2 million in the same period of 1996. Excluding foreign exchange gains, net income increased $1.4 million, or 30.7%, to $6.1 million in the first six months of 1997 from $4.7 million in the same period of 1996.

  REVENUES. The components of the Company's revenues are illustrated below:

                                             FOR THE SIX MONTHS ENDED JUNE 30,
                                           -------------------------------------
                                                  1996               1997
                                           ------------------ ------------------
                                            TOTAL  % OF TOTAL  TOTAL  % OF TOTAL
                                           ------- ---------- ------- ----------
                                                  (DOLLARS IN THOUSANDS)
Risk management fees...................... $14,993    72.9%   $21,577    69.5%
Net premiums earned.......................   3,603    17.5      6,147    19.8
Net investment income.....................   1,349     6.6      2,910     9.4
Other income..............................     607     3.0        389     1.3
                                           -------   -----    -------   -----
  Total revenues.......................... $20,552   100.0%   $31,023   100.0%
                                           =======   =====    =======   =====

  Total revenues increased $10.5 million, or 50.9%, to $31.0 million in the first six months of 1997, from $20.5 million in the first six months of 1996. The increase consisted primarily of a $6.6 million increase in risk management fees due to increased brokerage fees associated with the Company's U.K. brokering subsidiaries, increased managing general agency fees as a result of a greater penetration of existing markets by the Company's managing general agency network, and additional risk management fees generated by services provided by North American Risk. Net investment income increased $1.6 million, reflecting an increase in the average balances of cash, including cash held in fiduciary accounts, and marketable securities during the first six months of 1997, primarily as a result of increased cash flow from the Company's operations and greater retained earnings. Net premiums earned increased $2.5 million primarily due to the acquisition of Realm in September 1996.

  Risk management fees as a percent of total revenues decreased to 69.5% from 72.9% while net premiums earned as a percent of total revenues increased to 19.8% from 17.5% in the first six months of 1997 and 1996, respectively. The Company expects risk management fees as a percent of total revenues to continue to decrease in future periods and net premiums earned to continue to increase as a percent of total revenues as Realm becomes licensed to write insurance in additional states and increases its policy issuance. This anticipated trend will be partially offset by an increase in risk management fees associated with the new business expected to be produced through Realm.

  RISK MANAGEMENT FEES. The components of the Company's risk management fees are illustrated below:

                                             FOR THE SIX MONTHS ENDED JUNE 30,
                                           -------------------------------------
                                                  1996               1997
                                           ------------------ ------------------
                                            TOTAL  % OF TOTAL  TOTAL  % OF TOTAL
                                           ------- ---------- ------- ----------
                                                  (DOLLARS IN THOUSANDS)
Brokerage fees and commissions............ $ 9,144    61.0%   $11,852    54.9%
Managing general agency fees..............   2,717    18.1      5,155    23.9
Underwriting management fees..............   1,825    12.2      1,930     8.9
Captive management and program fees.......     709     4.7      1,314     6.1
Loss control and audit fees...............     598     4.0      1,326     6.2
                                           -------   -----    -------   -----
  Total risk management fees.............. $14,993   100.0%   $21,577   100.0%
                                           =======   =====    =======   =====

  Risk management fees increased $6.6 million, or 43.9%, to $21.6 million in the first six months of 1997 from $15.0 million in the first six months of 1996. Brokerage fees and commissions had the most significant impact on the growth of total risk management fees in the first six months of 1997, increasing $2.7 million, primarily as a result of increased insurance and reinsurance brokerage activities from the Company's U.K.-based brokerage operations. Managing general agency fees increased $2.4 million in the first six months of 1997, primarily as a result of the Company's expansion of its managing general agency operations in Florida and, to a lesser extent, Texas. Captive management and program fees increased $0.6 million due to an increase in the market penetration of the Company's managing general agency network. In July 1996, the Company established North American Risk which earns fees by providing claims administration, safety and loss control services, and premium audit services. Loss control and audit fees for these services increased $0.7 million in the first six months of 1997. Loss control and audit fees in 1996 include fees for a three month period only, as the Company commenced providing these services in April 1996.

  Brokerage fees and commissions comprised 54.9% of risk management fees in the first six months of 1997 compared to 61.0% in the first six months of 1996. This decrease was primarily a result of the Company's strategy to further expand and diversify its risk management business through its managing general agency operations and other service-providing subsidiaries. As a result, managing general agency fees comprised 23.9% of risk management fees in the first six months of 1997 compared to 18.1% in the first six months of 1996 and loss control and audit fees (a service provided by North American
Risk) comprised 6.2% of risk management fees in the first six months of 1997 compared to 4.0% in the same period of 1996.

  EXPENSES. The components of the Company's expenses are illustrated below:

                                                                  FOR THE SIX
                                                                 MONTHS ENDED
                                                                   JUNE 30,
                                                                ---------------
                                                                 1996    1997
                                                                ------- -------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
Net losses and loss expenses incurred.......................... $ 2,421 $ 5,480
Insurance premium acquisition costs............................   1,103     295
                                                                ------- -------
  Total insurance costs........................................   3,524   5,775
                                                                ------- -------
Salaries and benefits..........................................   5,064   8,869
General and administration expenses............................   5,499   8,807
                                                                ------- -------
  Total operating expenses.....................................  10,563  17,676
                                                                ------- -------
    Total expenses............................................. $14,087 $23,451
                                                                ======= =======

  Total expenses increased $9.3 million, or 66.5%, to $23.4 million in the first six months of 1997 from $14.1 million in the first six months of 1996. Total insurance costs, which includes net losses and LOSS EXPENSES incurred and insurance premium acquisition costs, increased $2.3 million. The increase in total insurance costs from the first six months of 1996 to the first six months of 1997 was a direct result of the increase in net premiums earned during those periods. Total operating expenses increased $7.1 million, or 67.3%, to $17.7 million in the first six months of 1997 from $10.6 million in the first six months of 1996. Salaries and benefits, the largest component of operating expenses, increased $3.8 million while other general and administration expenses increased $3.3 million. These increases are primarily the result of expansion into additional related business lines. The Company has expanded, and continues to actively seek opportunities to expand, its operations in order to strengthen its control over the production sources of its business and to broaden the services it provides to clients.

  INCOME. Income before taxation increased $1.1 million, or 17.1%, to $7.6 million in the first six months of 1997 from $6.5 million in the first six months of 1996. Excluding foreign exchange gains, income before taxation increased $1.5 million, or 25.2%, to $7.5 million in the first six months of 1997 from $6.0 million in the first six months of 1996. Provision for income taxes increased $0.1 million to $1.4 million in the first six months of 1997 compared to $1.3 million in the first six months of 1996, representing effective tax rates of 18.4% and 20.4%, respectively. This decrease in the effective tax rate was due to the relative increase in profits from the Company's Bermuda subsidiaries, together with a decrease in corporate income tax rates in the U.K. from 33% to 31%. The Company expects its effective tax rate to increase marginally as the percentage of its revenues earned in the United States increases.

 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

  Net income increased $2.4 million, or 30.6%, to $10.3 million in 1996 from $7.9 million in 1995. Excluding foreign exchange gains, net income increased $1.8 million, or 23.5%, to $9.7 million in 1996 from $7.9 million in 1995.

  Net income increased $3.6 million, or 84.0%, to $7.9 million in 1995 from $4.3 million in 1994.

  REVENUES. The components of the Company's revenues are illustrated below:

                                         FOR THE YEAR ENDED DECEMBER 31,
                                    -------------------------------------------
                                        1994           1995           1996
                                    -------------  -------------  -------------
                                            % OF           % OF           % OF
                                     TOTAL  TOTAL   TOTAL  TOTAL   TOTAL  TOTAL
                                    ------- -----  ------- -----  ------- -----
                                             (DOLLARS IN THOUSANDS)
Risk management fees............... $14,528  95.0% $24,093  81.3% $33,842  72.2%
Net premiums earned................       0   0.0    3,154  10.6    8,754  18.7
Net investment income..............     770   5.0    2,388   8.1    3,405   7.3
Other income.......................       0   0.0        0   0.0      841   1.8
                                    ------- -----  ------- -----  ------- -----
  Total revenues................... $15,298 100.0% $29,635 100.0% $46,842 100.0%
                                    ======= =====  ======= =====  ======= =====

  1996 vs. 1995. Revenues increased $17.2 million, or 58.1%, to $46.8 million in 1996 from $29.6 million in 1995. The increase was primarily due to a $9.7 million increase in risk management fees, and to a lesser extent, a $5.6 million increase in net premiums earned and a $1.0 million increase in net investment income. The increase in net premiums earned was primarily a result of increased premiums earned by the Company's reinsurance subsidiary, CIRCL, and to a lesser extent, the impact of net premiums earned through Realm. The increase in net investment income reflects an increase in the Company's cash balances, including cash held in fiduciary accounts, and marketable securities to $38.2 million in 1996 from $7.6 million in 1995, primarily as a result of increased cash flow from the Company's operations, greater retained earnings and, to a lesser extent, the proceeds from the GS Funds' equity investment.

  Total risk management fees as a percent of total revenues declined to 72.2% from 81.3% while net premiums earned as a percent of total revenues increased to 18.7% from 10.6% in 1996 and 1995, respectively, as the Company expanded its insurance and reinsurance operations.

  1995 vs. 1994. Revenues increased $14.3 million, or 93.7%, to $29.6 million in 1995 from $15.3 million in 1994. The increase was the result of a $9.6 million increase in risk management fees, a $1.6 million increase in net investment income and $3.1 million of net premiums earned by CIRCL, the Company's reinsurance subsidiary, which was established in 1995.

  RISK MANAGEMENT FEES. The components of the Company's risk management fees are illustrated below:

                                        FOR THE YEAR ENDED DECEMBER 31,
                                   -------------------------------------------
                                       1994           1995           1996
                                   -------------  -------------  -------------
                                           % OF           % OF           % OF
                                    TOTAL  TOTAL   TOTAL  TOTAL   TOTAL  TOTAL
                                   ------- -----  ------- -----  ------- -----
                                            (DOLLARS IN THOUSANDS)
Brokerage fees and commissions.... $11,670  80.3% $17,478  72.5% $20,117  59.4%
Managing general agency fees......     578   4.0    2,724  11.3    6,016  17.8
Underwriting management fees......   2,280  15.7    3,467  14.4    4,045  12.0
Captive management and program
 fees.............................       0   0.0      424   1.8    1,625   4.8
Loss control and audit fees.......       0   0.0        0   0.0    2,039   6.0
                                   ------- -----  ------- -----  ------- -----
  Total risk management fees...... $14,528 100.0% $24,093 100.0% $33,842 100.0%
                                   ======= =====  ======= =====  ======= =====

  1996 vs. 1995. Risk management fees increased $9.7 million, or 40.5%, to $33.8 million in 1996 from $24.1 million in 1995. Managing general agency fees had the most significant impact on growth in risk management fees in 1996, increasing $3.3 million primarily as a result of the Company's expansion of its managing general agency operations in Florida and, to a lesser extent, Texas. Brokerage fees and commissions also increased $2.6 million in 1996, primarily as a result of an increase in the Company's overall insurance and reinsurance brokering operations. Captive management and captive program fees earned by Realm Captive Management Company Limited ("Realm Captive Management") increased $1.2 million in its first full year of operations. Underwriting management fees increased $0.6 million as the Company continued to benefit from the expansion in 1995 of its underwriting management operations. In July 1996, the Company established North American Risk, which earns fees by providing claims administration, safety and loss control services, and premium audit services to its clients. Fees earned by North American Risk contributed $2.0 million to the Company's total revenues in 1996.

  Brokerage fees and commissions comprised 59.4% of risk management fees in 1996 compared to 72.5% in 1995. This decrease was primarily a result of the Company's strategy to further expand and diversify its risk management business through its managing general agency operations and other service-providing subsidiaries. As a result, managing general agency fees comprised 17.8% of risk management fees in 1996 compared to 11.3% in 1995 and loss control and audit fees (a service provided by North American Risk) comprised 6.0% of risk management fees in 1996.

  1995 vs. 1994. Risk management fees increased $9.6 million, or 65.8%, to $24.1 million in 1995 from $14.5 million in 1994. Brokerage fees and commissions had the most significant impact on growth in risk management fees, increasing by $5.8 million. The increase in brokerage fees and commissions was primarily due to an increase in the Company's reinsurance brokering operations and, to a lesser extent, an expansion in the Company's insurance brokering operations through the formation of a Florida-based insurance brokering subsidiary. Managing general agency fees increased $2.1 million, reflecting the first full year of operations for the Company's Texas managing general agency. Underwriting management fees increased $1.2 million as the Company's reinsurance underwriting business continued to expand. Captive management and captive program fees contributed $0.4 million in fees in 1995, as these operations began in January 1995.

  EXPENSES. The components of the Company's expenses are illustrated below:

                                                           FOR THE YEAR ENDED
                                                              DECEMBER 31,
                                                         ----------------------
                                                          1994   1995    1996
                                                         ------ ------- -------
                                                         (DOLLARS IN THOUSANDS)
Net losses and loss expenses incurred................... $    0 $ 1,385 $ 6,765
Insurance premium acquisition costs.....................      0   1,345   1,618
                                                         ------ ------- -------
  Total insurance costs.................................      0   2,730   8,383
Salaries and benefits...................................  4,872   8,026  13,106
General and administration expenses.....................  4,846   8,398  12,781
                                                         ------ ------- -------
  Total operating expenses..............................  9,718  16,424  25,887
                                                         ------ ------- -------
    Total expenses...................................... $9,718 $19,154 $34,270
                                                         ====== ======= =======

  1996 vs. 1995. Total expenses increased $15.1 million, or 78.9%, to $34.3 million in 1996 from $19.2 million in 1995. Total insurance costs, which includes net losses and loss expenses incurred and insurance premium acquisition costs, increased $5.7 million. The increase in total insurance costs in 1996 was primarily a result of the increase in net premiums earned during that period. Total operating expenses increased $9.5 million, or 57.6%, to $25.9 million in 1996 from $16.4 million in 1995. Salaries and benefits, the largest component of operating expenses, increased $5.1 million while other general and administration expenses increased $4.4 million. These increases were primarily the result of additional operating expenses arising from Realm and North American Risk, both of which were acquired during the year, and the expansion of the Company's managing general agency and managing general underwriter operations. The Company has expanded, and continues to seek opportunities to expand, its operations in order to strengthen its control over the production sources of its business and broaden the services it provides to clients. While this planned expansion led to expected lower operating profit margins in 1996, the Company believes it has developed the infrastructure necessary to accommodate expected growth opportunities.

  1995 vs. 1994. Total expenses increased $9.5 million, or 97.1%, to $19.2 million in 1995 from $9.7 million in 1994. During 1995, CIRCL, the Company's newly established reinsurance subsidiary, incurred $2.7 million of net losses and loss expenses incurred and insurance premium acquisition costs. Total operating expenses increased $6.7 million, or 69.0%, to $16.4 million in 1995 from $9.7 million in 1994. Salaries and benefits increased $3.2 million while other general and administration expenses increased $3.5 million. These increases were primarily the result of additional operating expenses arising from the expansion of the Company's managing general agency operations in Texas and Florida, together with increased operating expenses associated with the expansion of the Company's managing general underwriting operations and captive management and program administration operations in Bermuda.

  INCOME. The components of the Company's income are illustrated below:

                                                            FOR THE YEAR
                                                         ENDED DECEMBER 31,
                                                        -----------------------
                                                         1994    1995    1996
                                                        ------  ------  -------
                                                             (DOLLARS IN
                                                             THOUSANDS)
Risk management income................................. $4,810  $7,740  $ 8,715
Insurance income (loss)................................      0     353     (389)
Investment income......................................    770   2,388    3,405
Other income...........................................      0       0      841
                                                        ------  ------  -------
  Income before taxation...............................  5,580  10,481   12,572
Taxation...............................................  1,298   2,603    2,281
                                                        ------  ------  -------
    Net income......................................... $4,282  $7,878  $10,291
                                                        ======  ======  =======
Effective tax rate.....................................   23.3%   24.8%    18.1%

  1996 vs. 1995. Income before taxation increased $2.1 million, or 20.0%, to $12.6 million in 1996 from $10.5 million in 1995. Income before taxation generated from the Company's risk management operations increased $1.0 million, or 12.6%, to $8.7 million in 1996 from $7.7 million in 1995. The insurance loss of $0.4 million in 1996 was primarily due to a small number of underwriting losses incurred by Realm on its existing property insurance portfolio during the period after its acquisition in September 1996. Investment income increased $1.0 million reflecting an increase in the Company's cash balances, including cash held in fiduciary accounts, and marketable securities, primarily as a result of increased cash flow from the Company's operations and greater retained earnings and, to a lesser extent, the proceeds from the GS Funds' equity investment. Other income in 1996 included foreign exchange gains of $0.5 million.

  Provision for income taxes decreased $0.3 million, or 12.4%, to $2.3 million in 1996 from $2.6 million in 1995 representing effective tax rates of 18.1% and 24.8%, respectively. The decrease in the Company's effective tax rate was primarily due to the relative increase in the income before taxation earned by the Company's Bermuda subsidiaries, which are not subject to income tax.

  1995 vs. 1994. Income before taxation increased $4.9 million, or 87.8%, to $10.5 million in 1995 from $5.6 million in 1994. Income before taxation generated from the Company's risk management operations increased $2.9 million, or 60.9%, to $7.7 million in 1995 from $4.8 million in 1994. Insurance income before taxation for 1995 did not represent a significant portion of the Company's income. Investment income increased $1.6 million in 1995 reflecting an increase in cash held in fiduciary accounts.

  Provision for income taxes increased $1.3 million, or 100.5%, to $2.6 million in 1995 from $1.3 million in 1994 representing effective tax rates of 24.8% and 23.3%, respectively. The increase in the Company's effective tax rate was primarily due to the relative increase in the income before taxation earned by the Company's brokerage operations, which are primarily located in the United Kingdom and subject to income tax.

LIQUIDITY AND CAPITAL RESOURCES

  As a holding company that conducts all its business operations through subsidiaries based in the United States, England and Bermuda, the Company relies primarily on dividend payments from its subsidiaries to meet its cash requirements and to pay dividends to shareholders. The payment of dividends by certain of the Company's subsidiaries is subject to regulations and may be subject to certain taxes that could limit the amount or restrict the payment of such dividends to the Company. See "Risk Factors--Potential Impact of Holding Company Structure on Dividends", "Business--Regulation" and "Certain Tax Considerations". The principal uses of funds at the holding company level are the payment of operating expenses and, following the Offering, the payment of dividends to shareholders.

  During 1996, the Company continued to produce a positive cash flow, with $14.9 million of net cash provided by operating activities in 1996 compared to $6.8 million in 1995. The principal sources of funds for the Company are risk management fees, net premiums earned and net investment income. Operating funds are used primarily for the payment of operating expenses, claims payments and reinsurance costs. The Company has raised additional capital in recent years primarily to support the growth of its insurance operations. During 1996, the Company raised $14.5 million of additional cash in connection with the equity investment of the GS Funds. The Company purchased Realm for $9.0 million, and provided an additional capital contribution to Realm of $12.1 million in September 1996.

  At June 30, 1997, the Company held cash and marketable securities of $32.8 million compared to $38.2 million at December 31, 1996. In addition, the Company held cash in fiduciary accounts relating to insurance client premiums amounting to $60.3 million at June 30, 1997 compared to $50.2 million at December 31, 1996. These increased cash balances reflect the growth in the Company's business activities for the first six months of 1997. Of the $32.8 million of cash and marketable securities held by the Company at June 30, 1997, $31.9 million were held by subsidiaries whose payment of dividends to the Company was subject to regulatory restrictions or possible tax liabilities. At June 30, 1997, Realm's investment portfolio (at fair market value) totaled $21.6 million. The portfolio consisted primarily of U.S. Treasury and A rated corporate debt securities.

  During the six months ended June 30, 1997, the Company's operating activities used $2.9 million of net cash, compared to generating $5.7 million of net cash during the same period of 1996. This reduction is primarily the result of timing differences in the Company's payment of insurance and reinsurance balances payable compared to its receipt of insurance and reinsurance balances receivable. Additionally, the Company used $1.2 million of cash to acquire a book of insurance business in January 1997 and $0.8 million to repurchase certain of its Ordinary Shares during the first six months of 1997. The Company expects its operations will generate positive cash flow for the remainder of fiscal 1997.

  The Company does not have any long-term or short-term debt and therefore has no debt servicing requirements.

  The Company believes that the Company's future operating cash flows and the proceeds of the Offering will be sufficient to meet the Company's presently expected liquidity needs both on a short-term basis and long-term basis. No assurance can be given that the Company will not require additional sources of funding in the future in light of unexpected business developments or acquisitions not currently contemplated.

                                   BUSINESS

THE COMPANY

  The Company is a Bermuda holding company which, through its subsidiaries, provides risk management services and products predominantly to U.S. based small and mid-sized businesses seeking cost-effective alternatives to traditional workers' compensation insurance. In addition, the Company arranges reinsurance for its products as well as for those offered by independent U.S. based insurance carriers active in the workers' compensation, occupational accident and health insurance markets.

  The Company believes that its integrated approach, experienced personnel and market position provide the Company with the ability to offer innovative cost-effective alternatives to traditional workers' compensation coverage in a variety of market conditions. The Company structures and markets comprehensive programs to transfer risk from an insured to insurers and ultimately to reinsurers in the workers' compensation market as well as other specialty casualty lines. The Company is able to offer these programs primarily as a result of the strong relationships and expertise it has developed through its reinsurance brokering activities. Furthermore, although certain of the Company's programs utilize an independent primary insurance carrier, the Company is capable of providing or obtaining the services and products required at each stage of the risk transfer process. The Company believes these programs are cost-effective to the insured and provide additional business to reinsurers with excess underwriting capacity. Thus, the Company is able to provide retail agents and insureds with the advantages of being a single source provider of risk management services and products, while also maximizing its own revenues at each stage of the risk transfer process.

  Generally, in the risk transfer process, alternative market insurance carriers will not offer products directly to the retail agent or insured unless they have effective reinsurance programs in place. The economics and quality of these reinsurance arrangements affect the insurance carrier's ability to compete with other insurance products. Insurance carriers use the services of reinsurance brokers or other intermediaries to arrange these reinsurance programs. The Company believes that its reinsurance brokering operations give it a competitive advantage over other industry participants and allow it to structure more cost-effective alternative products.

  The Company earns risk management fees and may retain a portion of the premium paid by the insured on the underlying policy for providing its services and products. In 1996, 72.2% of the Company's total revenues were derived from risk management fees including agency and brokerage fees and commissions, underwriting management and administration fees and fees from other non-risk bearing activities.

  The Company provides most of its services and products to, and derives a significant portion of its risk management and brokerage fees from, the workers' compensation insurance market. Workers' compensation is an attractive market for the structuring of alternative market insurance coverage given the relatively frequent yet predictable nature of claims, as well as the need to control costs arising from medical expenses, litigation and other economic factors. Alternative insurance products typically involve financial participation by the insured in some or all of the risk, as compared to traditional insurance products which shift all, or a substantial portion, of the insured's risk to the insurer. Alternative solutions to traditional workers' compensation are designed to reduce insurance costs by allowing the insured to retain a level of risk consistent with the predictable portion of the loss experience. The Company believes that alternative market workers' compensation products comprised at least $16.4 billion in 1996, or approximately 39% of the estimated $42.4 billion total market for workers' compensation insurance in the U.S. that year. In recent years, the Company has applied its integrated risk transfer approach to the development of insurance programs for other specialty casualty lines.

  The Company, through its original operating subsidiary, Stirling Cooke Brown Insurance Brokers Limited, began operations in 1989 as an insurance broker in London specializing in the placement of alternatives to traditional workers' compensation insurance and the arrangement of associated reinsurance programs. The Company soon began to develop and market its own innovative services and products designed for employers seeking effective methods of alleviating onerous insurance costs.

  Beginning in 1992, the Company identified a number of opportunities and undertook certain strategic initiatives to enhance its growth prospects, diversify its revenues and increase its overall control of the risk transfer process. As a result, the Company has expanded its business and services to include managing general agency services, insurance underwriting, underwriting management, claims administration, loss and safety control and premium auditing.

  In January 1996, the GS Funds made an equity investment in the Company. In furtherance of the Company's strategy of providing services and products at multiple stages in the risk transfer process, the Company used $9 million of the proceeds from this investment to acquire Realm in September 1996. For a description of the assets and liabilities of Realm at the time of the purchase, see Note 3 to the Company's Consolidated Financial Statements. The Company is in the process of integrating Realm's insurance underwriting capabilities with the Company's risk management services and will seek to earn additional income through a combination of policy issuance fees and net premiums earned while retaining a minimum amount of risk. The net proceeds received by the Company from the Offering will be used primarily to provide additional capital to Realm, allowing the Company to expand its underwriting activities. See "Use of Proceeds".

  The Company has historically experienced strong growth in revenues and earnings despite the current prolonged soft insurance market. The success of the Company's risk management services and products has led to an increase in the Company's net income from $2.6 million in 1993 to $10.3 million in 1996, representing a compound annual growth rate of approximately 57.5%. At June 30, 1997, the Company had approximately $343.0 million in assets and 296 employees.

  For certain financial information concerning the Company's business segments and a geographic breakdown of the Company's revenues, income and assets, see
Note 15 to the Company's Consolidated Financial Statements.

INDUSTRY OVERVIEW

  The Company's operations focus primarily on the workers' compensation market within the commercial insurance industry in the United States. The Company's risk management services and products are designed to offer an alternative to traditional workers' compensation insurance. Consequently, the Company competes with traditional providers of workers' compensation insurance as well as alternative market providers. The Company believes that the annual amount U.S. employers pay to provide workers' compensation benefits is at least $57 billion. This total is comprised of estimated premium (for both private insurance carriers and state funds) and estimated self insurance costs.

  Many commercial insurance buyers seek alternative means of coverage due to the cyclical nature of the commercial insurance market in the United States which has, in recent years, resulted in unpredictable and severe swings in the pricing and availability of coverage. Increasing numbers of buyers recognize that an effective way to stabilize insurance costs is to retain a portion of the risk, which traditionally has been fully transferred to insurers. This trend has led to the development of the alternative market. The alternative market provides insureds with risk management and financing vehicles, including captive insurance companies, risk retention groups, rent-a-captive programs, self-insurance plans, policyholder owned insurance groups, large-deductible and retrospectively-rated programs, and other non-traditional insurance products. These risk management and financing vehicles enable the insured to transfer risk to the various participants in the risk transfer process in order to obtain the most attractive pricing and coverage terms under various market conditions. The ability of alternative market providers to offer coverage terms and attractive pricing depends, in part, upon their obtaining reinsurance coverage for these vehicles. In the current soft insurance market, reinsurers with excess underwriting capacity have increasingly expanded their participation in the risk transfer process through these vehicles.

  Generally, a goal of alternative insurance products is for the insured to retain, in some manner, those loss events that occur frequently, are low in severity and are relatively predictable. By retaining such risks, the insured can (i) obtain a desired level of coverage at an attractive premium; (ii) eliminate or reduce the transaction costs associated with transferring these loss events to an insurer, which costs can exceed 30% of the insured's gross insurance premium; (iii) retain the investment income produced by the funds set aside to cover these loss events; and (iv) avoid the cyclical nature of the price demanded by the commercial insurance market to insure these events. Employers' liability under workers' compensation statutes closely fits this loss profile, and as a result alternative insurance products have been widely accepted in the workers' compensation risk management market. Insurance products in which the insured retains some of the risk also highlight the benefits of aggressive loss prevention and effective claims management by aligning the interests of the insurer and the insured to reduce costs. The Company believes that alternative market workers' compensation products comprised at least $16.4 billion in 1996, or approximately 39% of the estimated $42.4 billion total market for workers' compensation insurance in the U.S. that year. In recent years, the Company has applied its integrated risk transfer approach to the development of alternative market insurance programs for other specialty casualty lines.

BUSINESS STRATEGY

  The Company believes that growth potential exists in its markets which will provide opportunities to increase fee-based revenues, net premiums earned and net investment income. To capitalize on these opportunities, the Company has established the following strategic priorities which the Company believes will allow it to maintain and enhance its position as a provider of alternatives to traditional workers' compensation insurance.

 INCREASE MARKET PENETRATION AND EXTEND AGENCY NETWORK

  The Company, through its managing general agency network, typically receives net fee income from the insurance carrier of between 13% and 17% of the insured's gross premium on the underlying policy for providing underwriting services, policy administration and premium accounting, and claims adjusting and administrative services. Business originated in the managing general agency network is central to the Company's business strategy since the managing general agencies are able to direct the services and products provided to the insured. The Company intends to increase the market penetration of its existing agency network by concentrating its marketing efforts on the most productive agents and by continuing to use agency incentive and promotional programs to encourage increased levels of new business development. In addition, the Company intends to continue to increase the number of independent producing agents distributing the Company's services and products.

 EXPAND CURRENT INSURANCE OPERATIONS

  The Company currently uses independent primary insurance carriers in connection with most of its existing workers' compensation business, and expects these arrangements to continue for much of this existing business. However, through Realm, the Company intends to act as an issuing carrier for a portion of its new business opportunities and receive a combination of policy issuance fees (typically

7% of the insured's gross premiums) and/or net premiums earned. The Company is in the process of increasing Realm's capital base and expanding the number of states in which Realm is licensed.

 EXPAND PRODUCT OFFERINGS THROUGH EXISTING DISTRIBUTION NETWORK

  The Company seeks to expand its product offerings by developing services and products that meet the financial and risk management objectives of its clients. For example, in response to rising workers' compensation costs, the Company was one of the pioneers in the development of alternative non-subscriber programs, which the Company began to market and sell in Texas in the early 1990s. To better serve client needs, the Company has expanded its service and product offerings to include loss control and audit services, premium auditing and claims administration capabilities. The Company intends to continue to develop new services and products to be marketed through its agency distribution network.

 EXPAND AND DEVELOP PROGRAM BUSINESS

  The Company structures and markets comprehensive programs to transfer risk from an insured to insurers and ultimately to reinsurers in the workers' compensation market as well as for other specialty casualty lines. These programs enable the Company to provide a range of risk management services and products for retail agents, while also maximizing the Company's revenues at each stage of the risk transfer process. The Company intends to utilize its existing reinsurance business relationships to expand the number of programs it offers and also intends to increase the sale of insurance policies issued under existing programs through its agency network. The Company expects the growth of its program business to increase its revenues generated from specialty casualty lines relative to its revenues generated from the workers' compensation market.

 INCREASE REINSURANCE BROKERING REVENUE

  The Company's reinsurance brokering subsidiaries arrange for the reinsurance programs associated with the Company's products and also arrange reinsurance programs for numerous other U.S. and European insurance companies. The Company earns commissions for providing these services. The Company's reinsurance brokering subsidiaries are located in the key markets of the U.S., Bermuda and London. The Company expects that Realm's expansion will generate additional business for the Company's reinsurance brokering operations.

 SELECTIVELY PURSUE ACQUISITIONS

  The Company is continuously looking to expand its business by selectively acquiring general agencies and books of insurance business. Given the Company's ability to earn fees throughout the risk transfer process, the Company believes the selective acquisition of general agencies and books of insurance business can generate significant additional profits relative to the costs of such acquisitions. In January 1997, the Company acquired a book of insurance business of approximately $20 million of annual written premiums from a managing general agency for approximately $1.2 million. The Company expects to earn multiple fees from this book of insurance business, including managing general agency fees, reinsurance brokerage commissions and other service fees.

RISK TRANSFER AND MANAGEMENT

  As a provider of alternative market services and products, the Company seeks to develop cost-effective risk transfer solutions for clients with specific insurance or reinsurance needs. Through customized programs, the Company's clients are able to participate in certain types of risks and retain certain levels of risk while insuring or reinsuring the remaining risk. The Company receives fees and commissions for its services and products and may receive a portion of the UNDERWRITING PROFIT OR LOSS generated from its programs.

  The following diagram and discussion illustrate, in summary form, a typical risk transfer process wherein the Company participates and generates revenues from services and products provided at various stages in the risk transfer process. The amount and type of the revenues generated by the Company depends on the nature of the risk management services and products provided by the Company, as well as the point at which the business originates in the risk transfer process. For example, the Company's participation in the risk transfer process may begin with a retail agent seeking primary insurance coverage through one of the Company's managing general agency subsidiaries, or may begin with an insurance company or reinsurance company seeking reinsurance coverage through the Company's reinsurance brokering operations.


   THE RISK
   TRANSFER                    FUNCTIONS                  TYPE OF REVENUE           COMPANY PROVIDER
    PROCESS
-----------------------------------------------------------------------------------------------------

Insured (Employer)


 Retail Agent


                               Underwriting, Policy
                                 Administration,          Fees and Commissions           MGAs in Texas,
Managing General            Premium Collection and                                    Florida and New York
  Agent ("MGA")                 Claims Management

                                Captive Management        Fees and Commissions              MGAs and
                                                                                       Realm Captive Mgmt.

                               Direct Insurance            Underwriting Profit               Realm
                                    Coverage              and Investment Income

  Primary Insurance             Policy Issuance                   Fees                       Realm
      Carrier

                             Premium Auditing, and
                               Accident and Loss                  Fees                 North American Risk
                                   Control

Reinsurance Broker             Placement of Risk              Commissions              Stirling Cooke Brown
                                                                                           Brokers

Managing General
  Underwriter                  Underwriting and            Fees and Commissions           MGUs in Bermuda
  ("MGU")                     Premium Collection

Reinsurance                  Reinsurance Coverage         Underwriting Profit and             CIRCL
  Company                                                    Investment Income


 MANAGING GENERAL AGENT

  Typically, when an employer seeks to purchase commercial insurance coverage, such as workers' compensation insurance or other alternative market products, it will instruct a local retail insurance agent to survey the market and obtain the desired coverage at acceptable terms. The retail agent has established relationships with representatives of insurance carriers known as managing general agents that have expertise in the relevant property and casualty program and the ability to offer the requested coverage. Managing general agents ("MGAs") are authorized to underwrite risks, issue policies, administer claims and accept associated premiums on behalf of various primary insurance carriers. The Company's MGA network is an important entry point for much of the Company's business and typically provides an initial net fee-based revenue opportunity of between 13% and 17% of the insured's gross premium on the underlying policy. The Company's MGAs earn fees and commissions for providing underwriting services, policy administration and premium accounting, and claims adjusting and administration services. In addition, once an MGA has secured an account, numerous opportunities exist for the Company to generate additional revenues at other stages in the risk transfer process, as illustrated in the preceding diagram.

  Through its MGA network, the Company also markets its captive and rent-a-captive arrangements to larger employers or associations (generating $1 million or more in standard premium) wishing to use this alternative market strategy. In these circumstances, the Company earns an MGA fee and, through its subsidiary Realm Captive Management, a captive program administration fee.

 PRIMARY INSURANCE CARRIER AND RELATED SERVICES

  PRIMARY INSURANCE CARRIER. Once an MGA has accepted risk on behalf of an insurance carrier, it issues a policy to the insured, collects the required premium, retains its agreed fees and/or commissions and remits the balance of the premium to the insurance carrier. The insurance carrier may receive an issuance fee and/or may retain a portion of the premium to cover its RETAINED RISK. The balance of the premium typically passes to the insurance carrier's participating reinsurers through a prearranged reinsurance contract.

  The Company currently uses independent primary insurance carriers in connection with most of its existing workers' compensation business, and expects these arrangements to continue for much of this existing business. However, through Realm, the Company intends to act as an issuing carrier for a portion of its new business opportunities and receive a combination of policy issuance fees (typically 7% of the insured's gross premiums) and/or net premiums earned. Furthermore, Realm provides the Company with the opportunity to generate business and receive premiums and fees from sources outside the Company's MGA network as non-affiliated MGAs may place business with Realm. The Company expects the revenues to be generated through the integration of Realm into the Company's existing businesses to be an important component of future earnings growth.

  Realm had shareholders' equity of approximately $21.5 million at June 30, 1997, net premiums earned of approximately $1.3 million in the six month period ended June 30, 1997 and a B+ (Very Good) rating from A.M. Best Company. Prior to its acquisition by the Company, Realm primarily issued property and casualty insurance in a limited number of states. Subsequent to its acquisition by the Company, Realm's gross premiums written were $4.0 million (NET PREMIUMS WRITTEN of $0.8 million) in 1996, substantially all of which were related to property insurance, and its underwriting loss ratio (i.e. the ratio of net losses and net loss expenses to net earned premium) for such period was 75.3%. For the six months ended June 30, 1997, Realm's gross premiums written were $6.3 million (net premiums written were $1.2 million), of which $5.1 million were related to property insurance and $1.2 million were related to workers' compensation insurance. The Company is in the process of expanding Realm's business to include workers' compensation and other specialty casualty insurance lines in each of the 19 states in which Realm is currently licensed to offer property and casualty insurance.

The Company intends to license Realm in substantially all of the remaining states and the District of Columbia. In order to obtain a license in a given state, Realm must complete an application and demonstrate compliance with state licensing requirements. The applicable insurance regulatory authority reviews the application, which review may take from three months to two or more years. If all requirements are met, a license is issued.

  In determining whether to issue a license to do business in a state, the state's insurance regulatory agency is required by statute or regulation to consider a number of factors, largely for the purpose of protecting policyholders within the state. Typically, the application process will involve a review of the applicant's recent audited and statutory financial statements, and in many states one or more years of operating projections, to assess the financial strength of the applicant; biographical information concerning the experience and fitness of directors, officers and major shareholders; reports of recent examinations as to the applicant's compliance record, finances and market practices in its state of domicile; proposed policy forms and rate schedules; and the applicant's experience in underwriting the line or lines of business to be offered.

  RELATED SERVICES. The Company also provides premium auditing, claims administration and loss control services to Realm and other issuing carriers through its subsidiary North American Risk. The Company charges a fee for providing these services. The Company believes these services are an important component of its business and allow the Company to provide its customers with a full range of products.

 REINSURANCE BROKERING

  Generally, in the risk transfer process, alternative market insurance carriers will not offer products directly to the retail agent or insured unless they have effective reinsurance programs in place. The economics and quality of these reinsurance arrangements affect the insurance carrier's ability to compete with other insurance products. Insurance carriers use the services of reinsurance brokers or other intermediaries to arrange these reinsurance programs. The Company's reinsurance brokering subsidiary, Stirling Cooke Brown Reinsurance Brokers Limited ("SCBRIB"), is a reinsurance broker for alternative and traditional workers' compensation, accident, health, and specialty casualty lines. SCBRIB operates in the reinsurance markets of London, the U.S. and Bermuda. Through SCBRIB, the Company generates fee and commission-based revenues without assuming risk. The Company believes that SCBRIB gives it a competitive advantage over other industry participants and allows it to structure more cost-effective alternative programs which are then marketed by its MGAs. SCBRIB also arranges RETROCESSIONAL REINSURANCE coverage for reinsurers.

 MANAGING GENERAL UNDERWRITER

  The Company owns a number of reinsurance carrier representatives known as MANAGING GENERAL UNDERWRITERS ("MGUs"). These MGUs are authorized to underwrite reinsurance contracts on behalf of a number of reinsurance carriers and to accept the associated premium. MGUs earn fees and commissions for providing underwriting and other services related to the reinsurance contract, including reinsurance claims administration and other services.

 REINSURANCE COMPANY

  The Company has a Bermuda based reinsurance company, CIRCL, which reinsures a portion of the underwriting risk on business provided to or by the Company and receives a reinsurance premium to cover that risk. CIRCL accepts a portion of the reinsurance risk from an independent insurance carrier on programs managed by the Company, and then purchases reinsurance protection to minimize its risk. CIRCL primarily reinsures workers' compensation, and associated property and general liability risks. CIRCL's gross premiums assumed were $12.5 million (net premiums assumed were $9.3 million) in 1996, of which $9.5 million were related to workers' compensation insurance and $3.0 million were related to property and general liability insurance. CIRCL's underwriting loss ratio (i.e. the ratio of net losses and net loss expenses to net assumed premium) for such period was 77.5%. For the six months ended June 30, 1997, CIRCL's gross premiums assumed were $7.1 million (net premiums assumed were $4.5 million), of which $6.5 million were related to workers' compensation insurance and $0.6 million were related to property and general liability insurance.

MARKETING

  The Company markets and originates business at various stages in the risk transfer process, through its MGAs, Realm and its insurance and reinsurance brokering activities.

 MGAS

  The Company markets its workers' compensation products and other specialty lines to retail agents in the U.S. through its three Company-owned MGAs and through other affiliates. Individual MGA offices market their services and products through sales representatives, targeted direct mail, local and regional advertising, seminars, and trade and industry conventions. The Company advertises in U.S. and international trade journals, and has also contributed articles to a quarterly trade magazine circulated to agents and policyholders. Additionally, the Company participates as an exhibitor in the annual Risk and Insurance Management Society conventions.

  Given its general reliance on retail agents as an important source of business production, the Company places emphasis on building and maintaining relationships with individual retail agents, and on expanding its network of retail producers. To encourage loyalty from the retail agents to the Company's MGAs, the Company seeks to provide a high level of service, offer insurance products that satisfy the needs of clients and reward increased levels of production through incentive compensation schedules. The Company believes that it has successfully developed a reputation for providing quality service, cost-effective products and strong marketing support which has enabled it to develop strong relationships with its retail agents and commercial customers.

 PRIMARY INSURANCE CARRIERS

  The Company's MGAs market insurance products on behalf of both Realm and independent primary insurance carriers, primarily Clarendon and Legion. In addition, Realm's insurance products are marketed to independent agents and other procurers of insurance through other unaffiliated MGA networks. The Company expects Realm's marketing efforts to increase as it becomes licensed in additional states.

 INSURANCE AND REINSURANCE BROKERING

  The Company markets its insurance and reinsurance brokering capabilities in a number of specialty insurance markets, both alternative and traditional. The Company focuses its insurance brokering marketing efforts on wholesale and retail agents, and its reinsurance brokering marketing efforts on a number of primary insurance and reinsurance companies.

COMPETITION

  The business of providing risk management services and products to the workers' compensation and property and casualty insurance markets is highly competitive. The Company competes with providers of traditional insurance coverage and with other providers of alternative market services (including domestic and foreign insurance companies, reinsurers, insurance brokers, captive insurance companies, rent-a-captives, self-insurance plans, risk retention groups, state funds, assigned risk pools and other risk-financing mechanisms). Many of the Company's competitors have significantly greater financial resources, longer operating histories, better financial ratings and offer a broader line of insurance products than the Company. The Company believes the key factors to effectively compete in the risk management market are price, the ability to tailor programs to the needs of the insured and the ability to rapidly develop new solutions to address changing market needs. The Company believes that its services and products are competitively priced, and that its combination of MGA, insurance and reinsurance services and products enables it to rapidly develop tailored programs and act as a single source provider of risk management services and products. See "Risk Factors--Competition; Cyclicality of Insurance and Reinsurance Businesses."

  Realm is rated B+ (Very Good) by A.M. Best Company and in certain circumstances may be at a competitive disadvantage to insurance carriers with higher ratings. The Company's MGAs also represent carriers with higher ratings from A.M. Best Company, ensuring that the Company's MGAs are not negatively impacted in circumstances where Realm is not selected as insurance carrier due to its rating.

REGULATION

  The Company's subsidiaries that are engaged in the underwriting of insurance (primarily Realm and CIRCL) are subject to regulation by government agencies in the states and foreign jurisdictions in which they do business. The nature and extent of such regulation vary from jurisdiction to jurisdiction, but typically involve prior approval of the acquisition of control of an insurance company or of any company controlling an insurance company; regulation of certain transactions entered into by an insurance company with any of its affiliates; approval of premium rates, forms and policies used for many lines of insurance; standards of solvency and minimum amounts of capital and surplus which must be maintained; establishment of reserves required to be maintained for unearned premium, losses and loss expense or for other purposes; limitations on types and amounts of investments; restrictions on the size of risks which may be insured by a single company; licensing of insurers and agents; deposits of securities for the benefit of policyholders; and the filing of periodic reports with respect to financial condition and other matters.

  In addition, state regulatory examiners perform periodic examinations of insurance companies. Such regulation is generally intended for the protection of policyholders rather than security holders. In April, 1997, the New York Insurance Department issued a report on the examination of Realm's predecessor, Lloyds New York Insurance Company, covering the period 1991 through 1995. The examination was limited to financial statements and general business practices. No material deficiencies were found in the financial statements. However, Realm was penalized for the failure of predecessor management to provide the Insurance Department prior notice of reinsurance agreements with affiliates. The Company believes its subsidiaries are in compliance, in all material respects, with all applicable government regulations.

  In addition to the oversight of the Company's insurance subsidiaries, the Company, as the ultimate parent of a New York domiciled insurer (Realm), is also subject to regulation under the New York Insurance Holding Company System Regulatory Act (the "Holding Company Act"). The Holding Company Act contains certain reporting requirements including those requiring the Company, as the ultimate parent company, to file information relating to its capital structure, ownership, and financial condition and general business operations of its insurance subsidiaries. The Holding Company Act contains special reporting and prior approval requirements with respect to transactions among affiliates.

  Insurance companies are also affected by a variety of state and federal legislative and regulatory measures and judicial decisions that define and extend the risks and benefits for which insurance is sought and provided. These include redefinitions of risk exposure in areas such as products liability, environmental damage, and employee benefits, including workers' compensation and disability benefits. In addition, individual state insurance departments may prevent premium rates for some classes of insurers from reflecting the level of risk assumed by the insurer for those classes. Such developments may result in adverse effects on the profitability of various lines of insurance. In some cases, these adverse effects on profitability can be reduced through repricing of coverages, if permitted by applicable regulations, or limitation or cessation of the affected business.

  Certain of the Company's subsidiaries are also subject to regulation as insurance intermediaries. Under the applicable regulations, the intermediary is responsible as a fiduciary for funds received for the account of the parties to the insurance or reinsurance transaction and is required to hold such funds in appropriate bank accounts subject to restrictions on withdrawals and prohibitions on commingling. The Company's insurance intermediaries include several MGAs. MGAs produce, underwrite, and manage claims or negotiate reinsurance for a specific portion of an insurance company's business in certain states, and they are subject to regulation under state law regarding licensure, fiduciary obligations with respect to premium and concerning the general management of the insurer's business.

  The activities of Stirling Cooke Brown Insurance Brokers Limited as an insurance broker in the U.K. require it to be authorized under the Insurance Brokers (Registration) Act of 1977 by the Insurance Brokers Registration Council (the "Council"). Authorization by this body involves continuing compliance with rules made by the Council, which require, among other things, that the Company maintain a minimum level of working capital, that it allocate not more than a specified level of its business to any particular insurance company or group of insurance companies, that it supply reports to the Council, and that it conduct its business in accordance with the conduct of business rules published by the Council. It is a condition to the authorization from the Council that a majority of the directors of Stirling Cooke Brown Insurance Brokers Limited are and remain registered as insurance brokers in the U.K.

 INSURANCE REGULATION CONCERNING CHANGE OR ACQUISITION OF CONTROL

  Realm is organized under the insurance laws of the State of New York (the "Insurance Code of New York"). The Insurance Code of New York provides that the acquisition or change of "control" of a domestic insurer or any person that controls a domestic insurer cannot be consummated without the prior approval of the relevant insurance regulatory authority. A person seeking to acquire control, directly or indirectly, of a domestic insurance company or any person controlling a domestic insurance company must generally file with the relevant insurance regulatory authority an application for change of control (commonly known as a "Form A") containing certain information required by statute and published regulations and provide a copy of such Form A to the domestic insurer. Under the Insurance Code of New York, control is presumed to exist if any person, directly or indirectly, owns, controls, holds with power to vote or holds proxies representing ten percent or more of the voting securities of any other person.

  In addition, many state insurance regulatory laws contain provisions that require pre-notification to state agencies of a change in control of a non-domestic admitted insurance company in that state. While such pre-notification statutes do not authorize the state agency to disapprove the change of control, such statutes do authorize issuance of a cease and desist order with respect to the non-domestic admitted insurer if certain conditions exist such as undue market concentration.

  The foregoing requirements may deter, delay or prevent certain transactions affecting the control of the Company or the ownership of Ordinary Shares, including transactions that could be advantageous to the shareholders of the Company.

 MEMBERSHIP IN INSOLVENCY FUNDS AND ASSOCIATIONS

  Most states require property and casualty insurers licensed to transact insurance in the state to become members of insolvency funds or associations which generally protect policyholders against the insolvency of such insurers. Members of the fund or association must contribute to the payment of certain claims made against insolvent insurers. Maximum contributions required by law in any one year vary between 1% and 2% of annual premiums written by a member in that state. Assessments from insolvency funds paid by Realm were immaterial in 1994, 1995, and 1996. The cost of most of these assessments is recoverable through future policy surcharges and premium tax deductions.

  Realm is also required to participate in various mandatory insurance facilities or in funding mandatory pools, which are generally designed to provide insurance coverage for consumers who are unable to obtain insurance in the voluntary insurance market. One such pool is the multi-state workers' compensation pool operated by the National Council on Compensation Insurance. These pools typically require all companies writing applicable lines of insurance in the state for which the pool has been established to fund deficiencies experienced by the pool based upon each company's relative premium writings in that state, with any excess funding typically distributed to the participating companies on the same basis. To the extent that these assessments are not covered by Realm's reinsurance treaties, they may have an adverse effect on Realm. Total assessments incurred by Realm from all such facilities for 1994, 1995, and 1996 were immaterial.

 RESTRICTIONS ON DIVIDENDS

  Realm is subject to various state statutory and regulatory restrictions, generally applicable to each insurance company in its state of incorporation, which limit the amount of dividends or distributions payable by an insurance company to its shareholders. By agreement with the New York Department of Insurance, Realm is restricted from declaring dividends for a two year period from September 5, 1996, the date upon which its acquisition by the Company was completed. The restrictions are generally based on certain levels of surplus, investment income, and operating income, as determined under statutory accounting practices.

  The Insurance Code of New York regulates the distribution of dividends and other payments to the Company by Realm. Under the applicable New York statute, unless prior regulatory approval is obtained, an insurer may not declare or distribute any dividend to shareholders which, together with all dividends declared or distributed by it during the preceding twelve months, exceeds the lesser of (i) 10% of its surplus to policyholders as shown by its last statement on file with the New York Department of Insurance, or (ii) 100% of adjusted net investment income during such period. Such restrictions or any additional subsequently imposed restrictions may in the future affect the Company's ability to pay principal and interest on its debt, expenses, and any cash dividends to its shareholders. Future dividends from the Company's subsidiaries may also be limited by business considerations.

  Additionally, CIRCL is subject to certain regulations that may restrict its ability to pay dividends. See "--Bermuda Regulation".

 NAIC FORMULAS

  The National Association of Insurance Commissioners has adopted a methodology for assessing the adequacy of statutory surplus of property and casualty insurers which includes a risk-based capital requirement. Insurance companies are required to calculate and report information under a risk-based formula which attempts to measure statutory capital and surplus needs based on the risks in a company's mix of products and investment portfolio. The formula is designed to allow state insurance regulators to identify potential weakly capitalized companies. Under the formula, a company determines its "risk-based capital" ("RBC") by taking into account certain risks related to the insurer's assets (including risks related to its investment portfolio and ceded reinsurance) and the insurer's liabilities (including underwriting risks related to the nature and experience of its insurance business). The RBC rules provide for different levels of regulatory attention depending on the ratio of a company's total adjusted capital to its "authorized control level" of RBC. Under the formula, a higher ratio reflects a greater adequacy of capital. Based on calculations made by the Company, the RBC level for the Company's insurance subsidiaries exceeds levels that would trigger regulatory attention. At December 31, 1996, Realm's RBC ratio was approximately 1,908%, and the threshold requiring minimum regulatory involvement was 200%. Therefore, the Company's capital exceeds all requirements of the Risk-Based Capital Model Act. The NAIC has also developed an Insurance Regulatory Information System ("IRIS") to assist state insurance departments in their oversight of the financial condition of insurance companies operating in their respective states. IRIS identifies 11 industry ratios and specifies "usual values" for each ratio. Departure from the usual values in four or more ratios generally leads to inquiries from individual state insurance commissioners. Management believes Realm's IRIS ratios are such as to not attract such regulatory attention.

 EFFECT OF FEDERAL LEGISLATION

  Although the U.S. federal government does not directly regulate the business of insurance, federal initiatives often affect the insurance industry in a variety of ways. Current and proposed federal measures which may significantly affect the insurance industry include federal government participation in asbestos and other product liability claims, pension regulation (ERISA), examination of the taxation of insurers and reinsurers, minimum levels of liability insurance, and automobile safety regulations.

 BERMUDA REGULATION

  THE INSURANCE ACT 1978, AS AMENDED, AND RELATED REGULATIONS. As a holding company, the Company is not subject to Bermuda insurance regulations. However, the Insurance Act 1978, as amended (the "Insurance Act"), which regulates the insurance business of CIRCL, an insurance subsidiary of the Company, provides that no person shall carry on insurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the Minister of Finance (the "Minister"). The registration of an applicant as an insurer is subject to its complying with the terms of its registration and such other conditions as the Minister may impose from time to time.

  The Insurance Act provides a minimum liquidity ratio for general business. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable, reinsurance balances receivable and funds held by ceding reinsurers. There are certain categories of assets which, unless specifically permitted by the Minister, do not automatically qualify as relevant assets such as unquoted equity securities, investments in and advances to affiliates, real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined), letters of credit and guarantees.

  An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda to oversee the business of the insurer and to report to the Minister and the Registrar of Companies in respect of certain events. Unless the approval of the Minister is obtained, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to the Minister is given of the intention to do so. Within 30 days of the principal representative's knowing or having reason to believe that the insurer the representative represents is likely to become insolvent or that an "event" has occurred, the principal representative must provide a written report to the Minister setting out all the particulars of the case that are available to the representative. Examples of such an "event" include failure by the insurer to comply substantially with a condition imposed upon the insurer by the Minister relating to a solvency margin or a liquidity or other ratio.

  The Minister may appoint an inspector with extensive powers to investigate the affairs of an insurer if the Minister believes that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to him, the Minister may direct an insurer to produce documents or information relating to matters connected with the insurer's business.

  If it appears to the Minister that there is a risk of the insurer becoming insolvent, the Minister may direct the insurer not to take on any new insurance business; not to vary any insurance contract if the effect would be to increase the insurer's liabilities; not to make certain investments; to realize certain investments; to maintain in Bermuda, or transfer to the custody of a Bermuda bank, certain assets; and to limit its premium income.

  In general, the regulation of insurers in Bermuda relies heavily upon auditors, loss reserve specialists, directors, and managers, who must certify that an insurer meets minimum capital and solvency requirements. Every registered insurer must appoint a government approved auditor who will annually audit and report on the Statutory Financial Statements and the Statutory Financial Return of the insurer.

  CIRCL is registered as a Class 3 insurer and, as such: (i) is required to maintain a minimum statutory capital and surplus equal to the greatest of: (a) $1 million; (b) 20% of the first $6 million of its net premiums written plus 15% of its net premiums written over $6 million; and (c) 15% of its net outstanding losses and loss expenses; (ii) is limited in declaring or paying any dividends during any financial year with respect to a specified minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio; (iii) is prohibited, without the approval of the Minister, from reducing by 15% or more its total statutory capital, as set out in its previous year's financial statements; and (iv) is required to report its failure to meet its minimum solvency margin to the Minister within 30 days after becoming aware of such failure or having reason to believe that such failure has occurred. CIRCL is also required to obtain an annual loss reserve opinion issued by a government approved loss reserve specialist.

  The Bermuda government actively encourages foreign investment in "exempted" entities like CIRCL that are based in Bermuda but do not operate in competition with local businesses. As well as having no restrictions on the degree of foreign ownership, CIRCL is exempted from taxes on its income until March 28, 2016 and is not subject to tax on its dividends or to any foreign exchange controls in Bermuda. In addition, there currently is no capital gains tax in Bermuda, and profits can be accumulated by CIRCL, as required, without limitation.

 EXTRATERRITORIAL REGULATION OF CIRCL

  As indicated above, CIRCL is registered as an insurer and is subject to regulation and supervision in Bermuda. CIRCL is not admitted or authorized to do business in any jurisdiction except Bermuda. The insurance laws of the various states of the United States do not directly regulate the sale of reinsurance within their jurisdictions by alien insurers, such as CIRCL. Nevertheless, the provision of reinsurance by alien reinsurers, such as CIRCL, to insurance companies domiciled or licensed in United States jurisdictions is indirectly regulated by state "credit for reinsurance" laws that operate to deny financial statement credit to ceding insurers unless the non-admitted alien reinsurer posts acceptable security for ceded liabilities and agrees to certain contract provisions (e.g., insolvency and intermediary clauses). Although the insurance laws of United States jurisdictions generally exempt the business of reinsurance from "doing business" laws, CIRCL conducts its business at its principal offices in Bermuda and does not maintain an office in the United States, and its personnel do not solicit, advertise, settle claims or conduct other insurance activities in the United States. All policies are issued and delivered and premiums are received outside the United States. CIRCL does not believe that it is subject to the insurance laws of any state in the United States.

  From time to time, there have been congressional and other initiatives in the United States regarding the supervision and regulation of the insurance industry, including proposals to supervise and regulate alien reinsurers. While none of these proposals has been adopted to date on either the federal or state level, there can be no assurance that federal or state legislation will not be enacted subjecting CIRCL to supervision and regulation in the United States, which could have a material adverse effect on the Company. In addition, no assurance can be given that if CIRCL were to become subject to any laws of the United States or any state thereof or of any other country at any time in the future, it would be in compliance with such laws.

  CIRCL does not intend to maintain an office or to solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction other than Bermuda where the conduct of such activities would require that CIRCL be so admitted. CIRCL is not registered as an insurer in England or in any other jurisdiction. The Company believes that CIRCL is not required to be registered as an insurance company in the United Kingdom.

OUTSTANDING LOSSES AND LOSS EXPENSES

  The Company owns Realm, a primary insurance carrier, and CIRCL, a Bermuda based reinsurance company. CIRCL began operations in 1995 and Realm was acquired in September 1996. Both of these companies maintain loss reserves to reflect anticipated future claims payments. The Company establishes reserves for losses and loss adjustment expenses related to claims which have been reported on the basis of the evaluations of independent claims adjusters and the Company's own claims staff. In addition, reserves are established for losses which have occurred but have not yet been reported and for adverse development of reserves on reported losses by the Company. The estimate of claims arising for accidents which have not yet been reported is based upon the Company's and the insurance industry's experience together with statistical information with respect to the probable number and nature of such claims. The Company engages independent actuaries to assist in this process.

  The following table sets forth a reconciliation of beginning and ending reserves for losses and loss adjustment expenses:

          RECONCILIATION OF OUTSTANDING LOSSES AND LOSS EXPENSES

                                                           FOR THE YEAR
                                                        ENDED DECEMBER 31,
                                                      ----------------------
                                                         1995       1996
                                                      ----------------------
                                                      (DOLLARS IN THOUSANDS)

Balance for CIRCL at start of year................... $      --  $     2,076
Less reinsurance recoverable.........................        --          806
                                                      ---------- -----------
Net balance for CIRCL, at start of year..............        --        1,270
Net balance for Realm, at acquisition................        --        1,687
                                                      ---------- -----------
                                                             --        2,957
                                                      ---------- -----------
Incurred related to:
  Current year.......................................      1,385       6,515
  Prior years........................................        --          250
                                                      ---------- -----------
    Total incurred...................................      1,385       6,765
                                                      ---------- -----------
Paid related to:
  Current year.......................................        115       1,334
  Prior years........................................        --          675
                                                      ---------- -----------
    Total paid.......................................        115       2,009
                                                      ---------- -----------
Net balance..........................................      1,270       7,713
Plus reinsurance recoverable.........................        806      16,588
                                                      ---------- -----------
Balance at end of year............................... $    2,076 $    24,301
                                                      ========== ===========

  The previous table presents a reconciliation of reserves in accordance with generally accepted accounting principles ("GAAP"). The following table reconciles the difference between the Company's portion of these reserves and those contained in regulatory filings made by the Company's subsidiaries in accordance with statutory accounting practices ("SAP").

                 RECONCILIATION OF SAP AND GAAP RESERVES

                                                             FOR THE YEAR
                                                          ENDED DECEMBER 31,
                                                        ----------------------
                                                           1995       1996
                                                        ----------------------
                                                        (DOLLARS IN THOUSANDS)
Reserves for losses and loss adjustment expenses, end
 of year SAP........................................... $    1,270 $     7,843
Gross-up for ceded reinsurance reserves................        806      16,588
Provision for salvage receivable not included on a SAP
 basis.................................................        --          (29)
Provision for loss portfolio transfer not included in
 SAP reserves..........................................        --         (101)
                                                        ---------- -----------
Reserves for losses and loss adjustment expenses, end
 of year GAAP.......................................... $    2,076 $    24,301
                                                        ========== ===========

  The following table presents the development of the Company's ongoing net reserves for 1995 through 1996. The top line of the table shows the estimated reserve for unpaid losses and loss adjustment expenses recorded at the balance sheet date for each of the indicated years. This amount represents the estimated amount of losses and loss adjustment expenses for claims that are unpaid at the balance sheet date, including losses that have been incurred but not yet reported to the Company. The table also shows the re-estimated amount of the previously recorded reserve based on experience as of the end of each succeeding year. The estimate changes as more information becomes known about the frequency and severity of claims for individual years. The "Cumulative Deficiency" represents the aggregate change in the estimates over all prior years. It should be noted that the following table presents a "run-off" of balance sheet reserves, rather than accident or policy year loss development. Therefore, each amount in the table includes the effects of changes in reserves for all prior years.

                         LOSS RESERVE DEVELOPMENT

                                                              FOR THE YEAR
                                                           ENDED DECEMBER 31,
                                                         -----------------------
                                                            1995        1996
                                                         ----------- -----------
                                                         (DOLLARS IN THOUSANDS)
Gross reserve for losses and loss adjustment expenses... $    2,076  $    24,301
Reinsurance reserves....................................        806       16,588
                                                         ----------  -----------
Net reserve for losses and loss adjustment expenses.....      1,270        7,713
                                                         ----------  -----------
Reserve re-estimated as of:
  One year later........................................      1,520          --
                                                         ----------  -----------
Cumulative Deficiency...................................        250          --
                                                         ----------  -----------
  Percentage............................................         20%         --
                                                         ----------  -----------
Cumulative amount of reserve paid:
  One year later........................................ $      675  $       --
                                                         ----------  -----------

RELATIONSHIPS WITH INDEPENDENT PRIMARY INSURANCE CARRIERS

  The Company's MGAs market insurance products and programs developed by the Company on behalf of independent insurance carriers, primarily Clarendon and Legion. In addition, the Company's brokering and reinsurance brokering operations, managing general underwriters, and claims and loss control servicing operations provide additional business and services to Clarendon and Legion in respect of these products and other insurance and reinsurance policies. In 1996, fees received from Clarendon accounted for approximately 55% of the Company's total revenues, while fees received from Legion accounted for less than 10% of the Company's total revenues. Although the loss of either Clarendon or Legion could have a material adverse effect on the Company, the Company believes that

Realm and other independent primary insurance carriers have sufficient underwriting capacity to reduce the impact of such a loss. See "Risk Factors-- Dependence on Relationships with Independent Primary Insurance Carriers".

EMPLOYEES

  As of June 30, 1997, the Company had 296 employees. The service nature of the Company's business makes its employees an important corporate asset. While the market for qualified personnel is extremely competitive, the Company believes that its relationship with its employees is good. None of the Company's employees are represented by a union.

FACILITIES

  The Company's principal executive offices are located in Hamilton, Bermuda. This facility currently serves as the headquarters for senior management, the financial and administrative departments and the Company's Bermuda subsidiaries. The following table sets forth additional information concerning the Company's facilities:

                                                 APPROXIMATE       LEASE
            PROPERTY                             SQUARE FEET     EXPIRATION
            --------                             -----------     ----------
      Hamilton, Bermuda.........................    5,900        March 31, 2000
      London, England...........................   12,500       August 10, 2009
      Dallas, Texas.............................   14,700    September 30, 2003
      New York, New York........................    7,900       October 3, 2003
      Sarasota, Florida.........................    8,300         June 14, 1998
      Orlando, Florida..........................    3,400         June 30, 1999
      Fort Lauderdale, Florida..................   11,100       January 1, 2000

  All of the Company's facilities are leased. Aggregate lease payments for 1996 were $1.3 million. The Company anticipates that it will be able to extend these leases as they expire or, if necessary or desirable, locate substitute facilities on acceptable terms. See Note 16 to the Consolidated Financial Statements for additional information regarding these leases.

LEGAL PROCEEDINGS

  The Company is not a party to any litigation, and is not aware of any pending or threatened litigation, that could be expected to have a material adverse effect on the Company or its business.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are listed below.

 NAME                 AGE POSITION
 ----                 --- --------
 Nicholas Mark Cooke.  40 Chairman, President, Chief Executive Officer and
                           Director(1)
 Nicholas Brown......  38 Director(2); Managing Director of Stirling Cooke
                           Brown Insurance Brokers Limited and Stirling Cooke
                           Brown Reinsurance Brokers Limited
 George W. Jones.....  43 Chief Financial Officer and Director(3)
 Warren W. Cabral....  36 Director(3)
 Reuben Jeffery III..  44 Director(2)
 Sanjay H. Patel.....  36 Director(1)

--------
(1) Term expires at annual shareholders meeting in 2001.
(2) Term expires at annual shareholders meeting in 2000.
(3)Term expires at annual shareholders meeting in 1999.

  NICHOLAS MARK COOKE has been Chief Executive Officer of the Company or its predecessors since 1990 and Chairman and President, and a Director of the Company since it began operations in January 1996. Prior to 1990, Mr. Cooke was a director of two Lloyds brokers and has had continuous employment in the insurance and reinsurance industry in the London market since 1976.

  NICHOLAS BROWN has been a Director of the Company since it began operations in January 1996. Mr. Brown has been Managing Director of Stirling Cooke Brown Insurance Brokers Limited and of Stirling Cooke Brown Reinsurance Brokers Limited, U.K. subsidiaries of the Company, and has been a Director of these companies since 1992. Prior to 1992, Mr. Brown was a director of a Lloyds broker and has had continuous employment in the insurance and reinsurance industry in the London market since 1977.

  GEORGE W. JONES has been Chief Financial Officer and a Director of the Company since it began operations in January 1996, and Chief Financial Officer and a Director of Stirling Cooke Brown (U.K.) Holdings Limited since 1992 and its subsidiaries since 1988.

  WARREN W. CABRAL has been a Director of the Company since it was founded in December 1995. Mr. Cabral has been a partner in Appleby, Spurling & Kempe, a Bermuda law firm that has provided legal services to the Company since 1992.

  REUBEN JEFFERY III has been a Director of the Company since it began operations in January 1996. Mr. Jeffery has been a member of Goldman, Sachs & Co.'s Financial Institutions Group since its inception and was named a Managing Director of such group in 1992. Since 1997, Mr. Jeffery has been a Managing Director of Goldman Sachs Paris Inc. et Cie. Mr. Jeffery was nominated to the Board by one of the GS Funds pursuant to the terms of a shareholders agreement among the Company and all of its shareholders (the "Shareholders Agreement"). See "Certain Relationships and Related Party Transactions".

  SANJAY H. PATEL has been a Director of the Company since it began operations in January 1996. Mr. Patel has been a Managing Director in the Principal Investment Area of Goldman, Sachs & Co. since 1996. From 1987 to 1996, Mr. Patel worked in the Leveraged Buyout Group of Goldman, Sachs & Co. Mr. Patel also serves on the Advisory Committee and Board of Directors of Marcus Cable Company, L.P. and Recovery Engineering, Inc., respectively. Mr. Patel was nominated to the Board by one of the GS Funds pursuant to the terms of the Shareholders Agreement. See "Certain Relationships and Related Party Transactions".

PROVISIONS GOVERNING THE BOARD OF DIRECTORS

  NUMBER AND TERMS OF DIRECTORS

  The Board of Directors of the Company (the "Board") currently consists of six members. Following completion of the Offering, the Company intends to add an additional independent Director to the Board. Under the Bye-Laws, Directors are segregated into three classes, with staggered terms whereby one class' term expires at each annual shareholders meeting, beginning with Class I in 1999. Candidates for election to the Board will be nominated by the Board and, subject to certain notice and other requirements, may be nominated by shareholders.

  The Bye-Laws provide for a minimum of three and a maximum of eight Directors and empower the Board to fix the exact number of Directors within these limits and to appoint persons to fill any vacancies on the Board. Vacancies on the Board are filled by action of a majority of the Board remaining in office, with each such appointed Director holding office until the next following annual shareholders' meeting at which the Class to which such Director is appointed stands for election, and at which he or his successor will be elected. Shareholders are not entitled to fill vacancies except upon annual election. Directors may take action by a majority of their number present at a duly called and held meeting at which a quorum is present. The quorum necessary for the transaction of business by the Board may be fixed by the Board and, unless so fixed at any other number, is two Directors. A Director who expects to be unable to attend any meeting of the Board or any committee thereof for any reason may appoint any person as an alternate Director to attend and act in his place. A Director also may be represented at any meeting of the Board or any committee by a proxy appointed by him.

  The foregoing summarizes certain provisions of the Bye-Laws, which are subject to Bermuda law. See "Description of Capital Shares".

 BOARD COMMITTEES

  The Audit Committee is responsible for recommending to the Board the appointment of independent auditors, reviewing and approving the scope of the annual audit activities of the auditors, approving the audit fee payable to the auditors, reviewing audit results and approving related party transactions. Messrs. Jones, Patel and Cabral have been appointed as members of the Audit Committee.

  The Compensation Committee is responsible for reviewing and recommending to the Board the compensation structure for the Company's directors, officers and other managerial personnel, including salaries, bonuses, participation in incentive compensation and benefit plans, fringe benefits, non-cash perquisites and other forms of compensation, and will administer the Company's 1997 Equity Incentive Plan. Messrs. Jeffery, Patel and Cabral have been appointed as members of the Compensation Committee.

EXECUTIVE COMPENSATION

 SUMMARY COMPENSATION INFORMATION

  The following table sets forth certain information for 1996 concerning compensation paid to or earned by the Company's Chief Executive Officer and the Company's other executive officers. The persons named in the table are sometimes referred to herein as the "named executive officers".

                          SUMMARY COMPENSATION TABLE

                                                1996 ANNUAL
                                               COMPENSATION
                                             -----------------    ALL OTHER
      NAME AND PRINCIPAL POSITION             SALARY   BONUS   COMPENSATION(1)
      ---------------------------            -------- -------- ---------------
      Nicholas Mark Cooke..................  $300,000 $300,000     $24,000
       Chairman, President and Chief
       Executive Officer
      Nicholas Brown.......................   314,160  405,243      68,067
       Managing Director of Stirling Cooke
       Brown Reinsurance Brokers Limited
       and Stirling Cooke Brown Insurance
       Brokers Limited
      George W. Jones......................   152,109      --       11,936
       Chief Financial Officer

--------
(1) Reflects only amounts paid by the Company pursuant to defined contribution pension plans.

 STOCK OPTIONS

  OPTION VALUES. The following table sets forth the aggregate value of unexercised options at December 31, 1996 held by each of the named executive officers. There were no option exercises during 1996 by any named executive officer. All of the options listed in the table were exercisable at December 31, 1996 and were exercised on June 30, 1997 at an exercise price of $2.71 per Ordinary Share. See "Certain Relationships and Related Party Transactions".

                          1996 YEAR-END OPTION VALUES

                                                        NUMBER OF   DOLLAR VALUE
                                                          SHARES         OF
                                                        UNDERLYING  UNEXERCISED
                                                       UNEXERCISED  IN-THE-MONEY
                                                        OPTIONS AT   OPTIONS AT
                                                       DECEMBER 31, DECEMBER 31,
         NAME                                              1996       1996(1)
         ----                                          ------------ ------------
      Nicholas Mark Cooke.............................   120,000     $2,074,800
      Nicholas Brown..................................   319,800      5,529,342
      George W. Jones.................................    40,200        695,058

--------

(1) Determined by subtracting the option exercise price per Ordinary Share from an assumed initial public offering price per share of $20.00 (the mid-point of the range set forth on the cover page of this Prospectus) and multiplying by the number of shares subject to purchase upon option exercise.

DIRECTOR COMPENSATION

  The directors of the Company receive no compensation for service as members of either the Board or committees thereof, other than reimbursement for out-of-pocket expenses. Warren W. Cabral, a Director of the Company, is a partner in a law firm that has provided legal services to the Company in each year since 1992.

EMPLOYMENT CONTRACTS

  Each of the named executive officers has an employment contract with a subsidiary of the Company. Each employment contract runs through September 1, 2000, and thereafter for one-year terms unless terminated by either party on twelve months prior written notice. The contracts provide for 1997 annual salaries of $375,000, $375,000 and $275,000 for Messrs. Cooke, Brown and Jones, respectively. Each contract also requires the applicable subsidiary to pay for a car and for certain medical and pension benefits. Each executive officer agrees to maintain the confidentiality of the Company's business affairs both during and after his employment, to not solicit any employees of the Company for one year after his termination, and to not compete with the Company during his employment and for one year after his termination. Each executive officer's employment automatically terminates if he ceases to be a Director of the Company, and may be terminated by the Company if, among other things, he becomes incapacitated, becomes of unsound mind, is prohibited by law from being a Director of the Company, is guilty of misconduct or commits a serious or persistent breach of his obligations to the Company or fails to perform his duties competently as reasonably determined by the Board.

1997 EQUITY INCENTIVE PLAN

 GENERAL

  The purpose of the Stirling Cooke Brown Holdings Limited 1997 Equity Incentive Plan (the "Plan") is to promote the best interests of the Company and its shareholders by providing key employees of the Company and its subsidiaries with an opportunity to acquire a proprietary interest in the Company. The Plan is intended to promote continuity of management and to provide increased incentive and personal interest in the welfare of the Company by those key employees who are primarily responsible for shaping and carrying out the long-range plans of the Company and securing the Company's continued growth and financial success.

 ADMINISTRATION AND ELIGIBILITY

  The Plan is required to be administered by a committee of the Company's Board (the "Committee") consisting of no less than two "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). In the event that the Committee is not appointed, the functions of the Committee will be exercised by those members of the Board who qualify as "outside directors" within the meaning of Section 162(m), or if no such members are so qualified, by the Board. The Compensation Committee has been designated as the current administrator of the Plan. Among other functions, the Committee has the authority to establish rules for the administration of the Plan; to select the key employees of the Company and its subsidiaries to whom awards will be granted; to determine the types of awards to be granted to key employees and the number of shares covered by such awards; and to set the terms and conditions of such awards. The Committee may also determine whether the payment of any proceeds of any award shall or may be deferred by a key employee participating in the Plan. Subject to the express terms of the Plan, determinations and interpretations with respect thereto will be in the sole discretion of the Committee, whose determinations and interpretations will be binding on all parties.

  Any key employee of the Company and its subsidiaries, including any executive officer or employee-director of the Company who is not a member of the Committee, is eligible to be granted awards by the Committee under the Plan.

 AWARDS UNDER THE PLAN; AVAILABLE SHARES

  The Plan authorizes the granting to key employees of: (a) stock options, which may be either incentive stock options meeting the requirements of
Section 422 of the Code ("ISOs") or non-qualified stock options; (b) stock appreciation rights ("SARs"); (c) restricted stock; and (d) performance shares. The Plan provides that up to a total of 500,000 Ordinary Shares (subject to adjustment as described below) will be available for the granting of awards thereunder. No awards have been granted to date under the Plan; however, the Company intends to grant non-qualified stock options to purchase up to 250,000 Ordinary Shares to employees prior to the closing of the Offering. The exercise price of such options will be equal to the initial public offering price in the Offering, and the named executive officers will not receive any of such options.

  If any Ordinary Shares subject to awards granted under the Plan, or to which any award relates, are forfeited or if an award otherwise terminates, expires or is canceled prior to the delivery of all of the Ordinary Shares or other consideration issuable or payable pursuant to the award, such Ordinary Shares will be available for the granting of new awards under the Plan. Any Ordinary Shares delivered pursuant to an award may be either authorized and unissued Ordinary Shares or treasury shares held by the Company.

 TERMS OF AWARDS

  OPTIONS. Options granted under the Plan to key employees may be either ISOs or non-qualified stock options. No individual key employee may be granted options to purchase in excess of 100,000 Ordinary Shares under the Plan (subject to adjustment as described below).

  The exercise price per Ordinary Share subject to options granted to key employees under the Plan will be determined by the Committee, provided that the exercise price may not be less than 100% of the fair market value of an Ordinary Share on the date of grant. The term of any option granted to a key employee under the Plan will be as determined by the Committee, provided that the term of an ISO may not exceed ten years from the date of its grant. Options granted to key employees under the Plan will become exercisable in such manner and within such period or periods and in such installments or otherwise as determined by the Committee. Options may be exercised by payment in full of the exercise price, either (at the discretion of the Committee) in cash or in whole or in part by tendering Ordinary Shares or other consideration having a fair market value on the date of exercise equal to the option exercise price. All ISOs granted under the Plan will also be required to comply with all other terms of Section 422 of the Code.

  SARS. An SAR granted under the Plan will confer on the key employee holder a right to receive, upon exercise thereof, the excess of (a) the fair market value of one Ordinary Share on the date of exercise over (b) the grant price of the SAR as specified by the Committee. The grant price of an SAR under the Plan will not be less than 100% of the fair market value of an Ordinary Share on the date of grant. The grant price, term, methods of exercise, methods of settlement (including whether the holder of an SAR will be paid in cash, Ordinary Shares or other consideration), and any other terms and conditions of any SAR granted under the Plan will be determined by the Committee at the time of grant. Pursuant to the terms of the Plan, no individual key employee may be granted SARs thereunder with respect to in excess of 100,000 Ordinary Shares (subject to adjustment as described below).

  RESTRICTED STOCK. Restricted Ordinary Shares granted to key employees under the Plan will be subject to such restrictions as the Committee may impose, including any limitation on the right to vote such Ordinary Shares or receive dividends thereon. The restrictions imposed on the Ordinary Shares may lapse separately or in combination at such time or times, or in such installments or otherwise, as the Committee may deem appropriate. Except as otherwise determined by the Committee, upon termination of a key employee's employment for any reason during the applicable restriction period, all Ordinary Shares of restricted stock still subject to restriction will be subject to forfeiture by the key employee.

  The Plan limits the total number of Ordinary Shares of restricted stock that may be awarded thereunder to 150,000 Ordinary Shares. In addition, no individual key employee may be granted in excess of 100,000 shares of restricted stock under the Plan. The foregoing numerical limitations on the issuance of shares of restricted stock are subject to adjustment as described below.

  PERFORMANCE SHARES. The Plan also provides for the granting of performance shares to key employees. The Committee will determine the applicable performance period, the performance goal or goals (and the performance level or levels related thereto) to be achieved during any performance period, the proportion of payments, if any, to be made for performance between the minimum and full performance levels for any performance goal and, if applicable, the relative percentage weighting given to each of the selected performance goals, the restrictions applicable to shares of restricted stock received upon payment of performance shares if payment is made in such manner, and any other terms, conditions and rights relating to the grant of performance shares. Under the terms of the Plan, the Committee may select from various performance goals, including return on equity, return on investment, return on net assets, economic value added, earnings from operations, pre-tax profits, net earnings, net earnings per Ordinary Share, net cash provided by operating activities, market price for the Ordinary Shares and total shareholder return. In conjunction with selecting the applicable performance goal or goals, the Committee will also fix the relevant performance level or levels which must be achieved with respect to the goal or goals in order for the performance shares to be earned by the key employee. The performance goals selected by the Committee under the Plan may, to the extent applicable, relate to a specific division or subsidiary of the Company or apply on a Company-wide basis.

  Following completion of the applicable performance period, payment on performance shares granted to and earned by key employees will be made in Ordinary Shares (which, at the discretion of the Committee, may be shares of restricted stock) equal to the number of performance shares payable. The Committee may provide that, during a performance period, key employees will be paid cash amounts with respect to each performance share granted to such key employees equal to the cash dividend paid on an Ordinary Share. Pursuant to the terms of the Plan, no key employee may receive more than 100,000 performance shares thereunder (subject to adjustment as described below).

  ADJUSTMENTS. If any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Ordinary Shares or other securities of the Company, issuance of warrants or other rights to purchase Ordinary Shares or other securities of the Company, or other similar corporate transaction or event affects the Ordinary Shares so that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee will generally have the authority to, in such manner as it deems equitable, adjust (a) the number and type of shares subject to the Plan and which thereafter may be made the subject of awards, (b) the number and type of shares subject to outstanding awards, and (c) the grant, purchase or exercise price with respect to any award, or may make provision for a cash payment to the holder of an outstanding award.

  LIMITS ON TRANSFERABILITY. Except as specifically provided for by the Committee at the time an award is made, no award granted under the Plan (other than an award of restricted stock on which the restrictions have lapsed) may be assigned, sold, transferred or encumbered by any participant, otherwise than by will, by designation of a beneficiary, or by the laws of descent and distribution. Each award will be exercisable during the participant's lifetime only by such participant or, if permissible under applicable law, by the participant's guardian or legal representative.

  AMENDMENT AND TERMINATION. The Board may amend, suspend or terminate the Plan at any time, except that no such action may adversely affect any award granted and then outstanding thereunder without the approval of the respective participant. The Plan further provides that shareholder approval of any amendment thereto must also be obtained if required by (a) the rules and/or regulations promulgated under Section 16 of the Exchange Act (in order for the Plan to remain qualified under Rule 16b-3),
(b) the Code or any rules promulgated thereunder (in order to allow for ISOs to be granted thereunder) or (c) the quotation or listing requirements of any exchange or market on which the Ordinary Shares is then traded (in order to maintain the trading of the Ordinary Shares on such exchange or market).

  WITHHOLDING. Not later than the date as of which an amount first becomes includable in the gross income of a key employee for United States federal income tax purposes with respect to any award under the Plan, the key employee will be required to pay to the Company or one of its subsidiaries, or make arrangements satisfactory to the Company or one of its subsidiaries regarding the payment of, any United States federal, state, local or other taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations arising with respect to awards under the Plan may be settled with Ordinary Shares (other than shares of restricted stock), including Ordinary Shares that are part of, or are received upon exercise of, the award that gives rise to the withholding requirement. The obligations of the Company under the Plan are conditional on such payment or arrangements, and the Company and its subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the key employee. The Committee may establish such procedures as it deems appropriate for the settling of withholding obligations with Ordinary Shares.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  STOCK OPTIONS. The grant of a stock option under the Plan will create no United States income tax consequences to the key employee. A key employee who is granted a non-qualified stock option will generally recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the Ordinary Shares at such time over the exercise price. The Company will be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the key employee. A subsequent disposition of the Ordinary Shares will give rise to capital gain or loss to the extent the amount realized from the sale differs from the key employee's tax basis for the Ordinary Shares, i.e., the fair market value of the Ordinary Shares on the date of exercise. This capital gain or loss will be a long-term capital gain or loss if the Ordinary Shares have been held for more than one year from the date of exercise.

  In general, a key employee will recognize no United States income or gain as a result of exercise of an ISO (except that the United States alternative minimum tax may apply). Except as described below, any gain or loss realized by the key employee on the disposition of the Ordinary Shares acquired pursuant to the exercise of an ISO will be treated as a long-term capital gain or loss and no deduction will be allowed to the Company. If the key employee fails to hold the Ordinary Shares acquired pursuant to the exercise of an ISO for at least two years from the date of grant of the ISO and one year from the date of exercise, the key employee will recognize ordinary income at the time of the disposition equal to the lesser of (a) the gain realized on the disposition, or (b) the excess of the fair market value of the Ordinary Shares on the date of exercise over the exercise price. The Company will be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the key employee. Any additional gain realized by the key employee over the fair market value at the time of exercise will be treated as a capital gain. This capital gain will be a long-term capital gain if the Ordinary Shares have been held for more than one year from the date of exercise.

  STOCK APPRECIATION RIGHTS. The grant of an SAR will create no United States income tax consequences for the key employee or the Company. Upon exercise of an SAR, the key employee will recognize ordinary income equal to the amount of any cash and the fair market value of any Ordinary Shares or other property received, except that if the key employee receives an option or shares of restricted stock upon exercise of an SAR, recognition of income may be deferred in accordance with the rules applicable to such other awards. The Company will be entitled to a deduction in the same amount and at the same time as income is recognized by the key employee.

  RESTRICTED STOCK. A key employee will not recognize income for United States income tax purposes at the time an award of restricted stock is made under the Plan, unless the election described below is made. However, a key employee who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. The Company will be entitled to a corresponding deduction in the same amount and at the same time as the key employee recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in capital gain or loss (long-term or short-term depending on the length of time the restricted stock is held after the time the restrictions lapse). Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid. The Company will be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

  A key employee may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award. The Company will be entitled to a corresponding deduction in the same amount and at the same time as the key employee recognizes income. If the election is made, any cash dividends received with respect to the restricted stock will be treated as dividend income to the key employee in the year of payment and will not be deductible by the Company. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in capital gain or loss (long-term or short-term depending on the holding period). If the key employee who has made an election subsequently forfeits the restricted stock, the key employee will not be entitled to deduct any loss. In addition, the Company would then be required to include as ordinary income the amount of the deduction it originally claimed with respect to such shares.

  PERFORMANCE SHARES. The grant of performance shares will create no United States income tax consequences for the key employee or the Company. Upon the receipt of Ordinary Shares at the end of the applicable performance period, the key employee will recognize ordinary income equal to the fair market value of the Ordinary Shares received, except that if the key employee receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to such restricted stock. In addition, the key employee will recognize ordinary income equal to the dividend equivalents paid on performance shares prior to or at the end of the performance period. The Company will be entitled to a deduction in the same amount and at the same time as income is recognized by the key employee.

  PLAN BENEFITS. No awards have been made to date under the Plan and the Company cannot currently determine the awards that may be granted in the future to key employees thereunder. Such determinations will be made from time to time by the Committee.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Ordinary Shares as of September 1, 1997, and after giving effect to the Offering, by (i) each of the Company's directors and executive officers, (ii) all directors and executive officers as a group,
(iii) all selling shareholders, and (iv) each person known by the Company to own beneficially more than 5% of the Ordinary Shares outstanding. Except as otherwise noted, each of the holders listed below has sole voting and investment power over the shares beneficially owned.

                                 PRIOR TO THE      NUMBER
                                   OFFERING          OF     AFTER THE OFFERING
                             -------------------- ORDINARY --------------------
                                SHARES             SHARES     SHARES
                             BENEFICIALLY          BEING   BENEFICIALLY
            NAME               OWNED(1)   PERCENT OFFERED    OWNED(1)   PERCENT
            ----             ------------ ------- -------- ------------ -------
The Goldman Sachs Group,
 L.P.(2)....................  2,888,888    34.0   521,388   2,367,500    24.0
Nicholas Brown(3)...........  1,148,808    13.5   150,423     998,385    10.1
Penelope Atteline Cooke(4)..  1,036,204    12.2   109,947     926,257     9.4
Nicholas Mark Cooke(5)......    730,956     8.6    77,558     653,398     6.6
George William Jones(6).....    566,700     6.7    60,130     506,570     5.1
Jacques Georges Sacy(7).....    562,516     6.6    52,000     510,516     5.2
Mark Kerr-Smiley(8).........    272,268     3.2    28,889     243,379     2.5
David Terrell Colley(8).....    265,032     3.1    21,000     244,032     2.5
Richard John Wells(8).......    153,468     1.8    16,284     137,184     1.4
Jeffrey Ronald Butler(8)....    149,832     1.8    15,898     133,934     1.4
Paul Ian Pearson(8).........    149,832     1.8    15,898     133,934     1.4
Orion Nominees Limited a/c
 703(9).....................    135,000     1.6    14,324     120,676     1.2
Christopher James Blois
 Needham(8).................    125,984     1.5    13,368     112,616     1.1
David Maxwell Tarsh(8)......    129,500     1.5    13,741     115,759     1.2
Dominic Hagger(8)...........     40,200       *     4,265      35,935       *
Duncan Vere Hopegood(8).....     40,200       *     4,265      35,935       *
Allan Cooper(8).............     27,000       *     2,865      24,135       *
Paul Murray(8)..............     25,984       *     2,757      23,227       *
Sanjay H. Patel(10).........        --        *       --          --        *
Reuben Jeffery III(11)......        --        *       --          --        *
Warren W. Cabral............        --        *       --          --        *
All executive officers and
 directors as a group
 (6 persons)................  2,446,464    28.8   288,111   2,158,353    21.9

--------
*Less than 1%.
(1) In accordance with Securities and Exchange Commission rules, each beneficial owner's holdings have been calculated assuming full exercise of outstanding options exercisable by such owner within 60 days after the date of this Prospectus, but no exercise of outstanding options held by any other person. The table set forth above assumes that the over-allotment option is not exercised by the Underwriters. For further information about the calculation of beneficial ownership, see the footnotes below.
 (2) Represents shares owned by the GS Funds, which are affiliated with The Goldman Sachs Group, L.P. (the "GS Group"). Includes 1,852,852 shares beneficially owned by GS Capital Partners II, L.P.; 122,372 shares beneficially owned by Bridge Street Fund 1995, L.P.; 108,740 shares beneficially owned by Stone Street Fund 1995, L.P.; 736,588 shares beneficially owned by GS Capital Partners II Offshore, L.P.; and 68,336 shares beneficially owned by GS Capital Partners II Germany Civil Law Partnership. The GS Group disclaims beneficial ownership of the shares owned by the GS Funds to the extent attributable to equity interests therein held by persons other than the GS Group and its affiliates. Each of the GS Funds shares voting and investment power with certain of its respective affiliates. The address of the GS Group is 85 Broad Street, New York, New York 10004.

 (3) Mr. Brown is the Director of Reinsurance of the Company and is a Director of the Company. Mr. Brown's address is c/o the Company at Victoria Hall, Third Floor, 11 Victoria Street, Hamilton, HM-11, Bermuda.
                                                  (Continued on following page)

 (4) Ms. Cooke is Secretary of the Company and her address is c/o the Company at Victoria Hall, Third Floor, 11 Victoria Street, Hamilton, HM-11, Bermuda. Ms. Cooke is married to Nicholas Mark Cooke. Ms. Cooke disclaims beneficial ownership of 730,956 Ordinary Shares beneficially owned by Nicholas Mark Cooke.

 (5) Mr. Cooke is the Chairman, President and Chief Executive Officer and a Director of the Company and his address is c/o the Company at Victoria Hall, Third Floor, 11 Victoria Street, Hamilton, HM-11, Bermuda. Mr. Cooke is married to Penelope Atteline Cooke. Mr. Cooke disclaims beneficial ownership of 1,036,204 Ordinary Shares beneficially owned by Penelope Atteline Cooke.
 (6) Mr. Jones is Chief Financial Officer and a Director of the Company and his address is c/o the Company at Victoria Hall, Third Floor, 11 Victoria Street, Hamilton, HM-11, Bermuda.
 (7) Mr. Sacy is an employee of the Company and his address is c/o Stirling Cook Brown Insurance Brokers Limited, 65 Leadenhall Street, London EC3A 2AD, England.
 (8) The indicated individual is an employee of the Company.
 (9) Orion Nominees Limited a/c 703 holds such shares as nominee of Orion Trust Limited as Trustee of the Nightingale Trust.
(10) Mr. Patel, who is a Managing Director of Goldman, Sachs & Co., disclaims beneficial ownership of the 2,888,888 Ordinary Shares owned by the GS Funds, except to the extent of his pecuniary interest therein.
(11) Mr. Jeffery, who is a Managing Director of Goldman, Sachs & Co., disclaims beneficial ownership of the 2,888,888 Ordinary Shares owned by the GS Funds, except to the extent of his pecuniary interest therein.

                           CERTAIN RELATIONSHIPS AND
                          RELATED PARTY TRANSACTIONS

  In January, 1996, the GS Funds purchased 2,000,000 newly issued Ordinary Shares from the Company for a purchase price of $14.7 million and 600,000 outstanding Ordinary Shares from certain shareholders for an aggregate purchase price of $4.6 million. As a result of those purchases, at December 31, 1996 the GS Funds held an aggregate of 2,600,000 Ordinary Shares, representing 32.5% of the issued and outstanding Ordinary Shares. Pursuant to that purchase the GS Funds obtained certain anti-dilution rights in the event specified options (discussed below) were exercised. Such options have been exercised with the result that the GS Funds received an additional 288,888 Ordinary Shares. As of the date hereof, the GS Funds hold an aggregate of 2,888,888 Ordinary Shares, representing 34.0% of the issued and outstanding Ordinary Shares. After completion of the Offering, the GS Funds are expected to own approximately 24.0% of the Outstanding Shares.

  In connection with the subscription and purchase described above, the Company and its shareholders entered into a Shareholders Agreement dated January 24, 1996 (the "Shareholders Agreement") and the GS Funds, the Company and all its other shareholders on such date entered into a Registration Rights Agreement, also dated January 24, 1996 (the "Registration Rights Agreement"). Any person who acquires Ordinary Shares originally held by a signatory to the Registration Rights Agreement, as well as any person who acquires Ordinary Shares upon the exercise of options or other securities exchangeable for Ordinary Shares, is deemed to be a party to the Registration Rights Agreement. Pursuant to the Shareholders Agreement, the Board is to consist of a maximum of six directors of which the GS Funds have the sole right to appoint, remove and replace two directors. The other shareholders have the sole right to appoint, remove and replace the other four directors. The GS Funds also have the right, with certain limitations, to appoint one director to the Board of each of the Company's subsidiaries. The Shareholders Agreement terminates on the effective date of the Offering. Pursuant to the Registration Rights Agreement, the GS Funds are entitled to certain rights with respect to the registration of Ordinary Shares under the Securities Act. The Offering is not being made pursuant to any demand under the Registration Rights Agreement. See "Description of Capital Shares--Registration Rights".

  Goldman, Sachs & Co. or certain of their affiliates maintain certain contractual relationships with the Company and have provided, and currently provide, investment banking services to the Company. Goldman, Sachs & Co. also provide investment management services to Realm pursuant to a Corporate Account Agreement dated December 24, 1996 and have received customary fees and expenses of approximately $52,000 from January 1 through June 30, 1997 for such services. See "Underwriting".

  On June 29, 1995, the Company entered into Option Agreements with certain officers and employees of the Company for the purchase of an aggregate of 600,000 Ordinary Shares at a subscription price of $2.71 per Ordinary Share. The Option Agreements provided a six-year exercise period beginning on the first anniversary of the date of the Option Agreements. Such options were exercised in full in June 1997. Simultaneously with the exercise of the options, a subsidiary of the Company loaned each officer an amount equal to the aggregate exercise price of such officer's options. Such loans bear interest at 7% per annum and are repayable in full on the earliest of: (i) 10 days following the first day of the trading of the Company's Ordinary Shares on the Nasdaq National Market or (ii) June 30, 1998. Pursuant to such loans, the named executive officers, Mr. Cooke, Mr. Brown and Mr. Jones, borrowed $324,900, $865,858 and $108,841, respectively.

                         DESCRIPTION OF CAPITAL SHARES

  The following description of the capital shares of the Company summarizes certain provisions of the Memorandum of Association and the Bye-Laws of the Company. Such summary does not purport to be complete or to give full effect to Bermuda statutory or common law and in all respects is qualified by reference to the applicable provisions of the Bermuda Companies Act 1981 (the "Act") and is subject to and qualified in its entirety by reference to all of the provisions of the Memorandum of Association and the Bye-Laws. Copies of the Memorandum of Association and the Bye-Laws are filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

  The authorized capital stock of the Company consists of 20,000,000 Ordinary Shares, par value $0.25 per share, and 5,000,000 preference shares, par value $0.01 per share, the rights, preferences and powers of which may be designated by the Board. Upon completion of the Offering, there will be 9,863,372 Ordinary Shares outstanding. On June 30, 1997 there were 22 holders of record of Ordinary Shares.

ORDINARY SHARES

  Holders of the Ordinary Shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of Ordinary Shares are generally entitled to one vote per share on all matters submitted to a vote of holders of Ordinary Shares and do not have any cumulative voting rights. The Bye-Laws restrict the voting rights of Ordinary Shares held by certain holders of 10% or more of the outstanding Ordinary Shares. See "--The Bye-Laws". In the event of a liquidation, dissolution or winding-up of the Company, the holders of Ordinary Shares are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company. The outstanding Ordinary Shares are, and the Ordinary Shares offered by the Company hereby when issued will be, fully paid and nonassessable. Additional authorized but unissued Ordinary Shares may be issued by the Board of the Company without the approval of the shareholders.

  Holders of the Ordinary Shares will receive such dividends, if any, as may be declared by the Board out of funds legally available for such purposes. Under the Act, dividends can only be paid out of the profits of the Company available for that purpose. The Act defines the profits of a company available for the payment of dividends as its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated realized losses, so far as not previously written off in a reduction or reorganization of capital duly made by the Company. Bermuda law currently imposes no restrictions on the payment of dividends to residents of other countries. Tax and insurance regulatory limitations on the payment of dividends by the Company's subsidiaries might impair the ability of the Company to pay dividends in the future. See "Business--Regulation-- Restrictions on Dividends".

PREFERRED SHARES

  The Board is authorized to provide for the issuance of preferred shares in one or more series and to fix the designations, preferences, powers, and relative, participating, optional or other rights and restrictions thereof (including without limitation the dividend rate, conversion rights, voting rights, redemption price and liquidation preference), to fix the number of shares constituting any such series and to increase and decrease the number of shares of any such series. The Company has no present plans to issue any preferred shares.

THE BYE-LAWS

  The provisions of the Company's Bye-Laws summarized in the succeeding paragraphs may be deemed to have an anti-takeover effect and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider in such shareholder's best interest, including those attempts that might result in shareholders receiving a premium over the market price for the shares.

  The Board of the Company is divided into three classes that are elected for staggered three-year terms. Shareholders may only remove a director at a general meeting of shareholders and only if (i) such director has received fourteen days prior written notice of such intended removal prior to such general meeting and (ii) such removal is approved by shareholders holding not less than 75% of the shares entitled to vote at such meeting.

  Pursuant to the Company's Bye-Laws, the Company's Board may divide its preferred shares into several classes and attach thereto preferences, designations, relative voting rights, dividend rights, liquidation and other rights, preferences and limitations as may be fixed by the Board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of the Company.

  The Act provides that the Bye-Laws may only be amended by a Board resolution that is subsequently approved by the Company's shareholders. The Company's Bye-Laws provide that (i) the Board has the authority to issue share purchase rights to specific classes of shareholders, which may exclude certain persons or groups holding large blocks of Ordinary Shares without the prior approval of the Board; (ii) no person or group (other than the existing shareholders) may exercise the right to vote more than 10% of the outstanding voting shares of the Company without receiving the approval of the Board prior to the acquiring the shares in excess of 10%; and (iii) certain "business combinations" (as defined below) with certain "interested persons" (as defined below) require the favorable vote at a shareholders' meeting of the holders of 75% or more of the shares entitled to vote at such meeting, unless, among other things, such interested person enters into certain agreements with the Company and a proxy statement meeting certain requirements is mailed to holders of all shares carrying voting rights. A "business combination" is (a) any scheme, arrangement, reconstruction, amalgamation or similar business combination involving the Company or any of its subsidiaries that is proposed or initiated by an interested person or an affiliate of an interested person,
(b) any sale, purchase, lease, exchange, mortgage, pledge, transfer or other disposition or other encumbrance of assets between the Company and an interested person involving in excess of 5% of the consolidated book value of the Company prior to such transaction and (c) certain other transactions or events, including certain issuances or transfers of Company securities to an interested person, the liquidation or dissolution of the Company, and certain reclassifications of the Company's securities involving an interested person. An "interested person" is generally any shareholder of the Company deemed to hold 10% or more of the outstanding Ordinary Shares, except for the shareholders of the Company holding in excess of such amount on July 30, 1997.

DIFFERENCES IN CORPORATE LAW

  The Act differs in certain material respects from laws generally applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Act (including modifications adopted pursuant to the Bye-Laws) applicable to the Company, which differ in certain respects from provisions of Delaware corporate law. The following statements are summaries, and do not purport to deal with all aspects of Bermuda law that may be relevant to the Company and its shareholders.

 INTERESTED DIRECTORS

  The Bye-Laws provide that any transaction entered into by the Company in which a director has an interest is not voidable by the Company nor can such director be liable to the Company for any profit realized pursuant to such transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. Under Delaware law, such transaction would not be voidable if (i) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the stockholders or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for any transaction for which such director derived an improper personal benefit.

 MERGERS AND SIMILAR ARRANGEMENTS

  The Company may acquire the business of another Bermuda company similarly exempt from Bermuda taxes or a company incorporated outside Bermuda and carry on such business when it is within the objects of its Memorandum of Association. The Company may also amalgamate with another Bermuda company or with a body incorporated outside Bermuda upon the approval of the board of directors and the holders of 75% of the outstanding shares of the Company, including any shares that would otherwise be non-voting shares. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair value has been paid for such shares. The court ordinarily would not set aside the transaction on that ground absent evidence of fraud or bad faith. Under Delaware law, with certain exceptions, any merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and the holders of a majority of the outstanding shares entitled to vote. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such stockholder (as determined by a court or by agreement of the corporation and the stockholder) in lieu of the consideration such stockholder would otherwise receive in the transaction. Delaware law does not provide stockholders of a corporation with voting or appraisal rights when the corporation acquires another business through the issuance of its stock or other consideration (i) in exchange for the assets of the business to be acquired, (ii) in exchange for the outstanding stock of the corporation to be acquired or (iii) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation.

 TAKEOVERS

  Bermuda law provides that where an offer is made for shares of another company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the nontendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any 90% or more owned subsidiary. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

 SHAREHOLDER'S SUIT

  A shareholder who considers that the affairs of the Company are being conducted in a manner which is unfairly prejudicial or oppressive to the interests of some of the shareholders may apply to the Bermuda court for relief under the Act. The court may grant such relief as it considers fit. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of the Company to remedy a wrong done to the Company where the act complained of is alleged to be beyond the corporate power of the Company or is illegal or would result in the violation of the Memorandum of Association or Bye-Laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of the Company's shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

 INDEMNIFICATION OF DIRECTORS

  The Company may indemnify its directors or officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to the Company other than in respect of his own fraud or dishonesty. Under Delaware law, a corporation may adopt a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for breaches of the director's duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, for improper payment of dividends or for any transaction from which the director derived an improper personal benefit. Delaware law has provisions and limitations similar to Bermuda regarding indemnification by a corporation of its directors or officers, except that under Delaware law the statutory rights to indemnification may not be as limited.

 INSPECTION OF CORPORATE RECORDS

  Members of the general public have the right to inspect the public documents of the Company available at the office of the Registrar of Companies in Bermuda, which will include the Memorandum of Association (including its objects and powers) and any alteration to the Memorandum of Association and documents relating to any increase or reduction of authorized capital. The shareholders have the additional right to inspect or obtain copies of the Bye-Laws, minutes of general meetings and audited financial statements of the Company, which must be presented to the annual general meeting of shareholders. The register of shareholders of the Company is also open to inspection by shareholders without charge, and to members of the public for a fee. The Company is required to keep at its registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any stockholder to inspect or obtain copies of a corporation's stockholder list and its other books and records for any purpose reasonably related to such person's interest as a stockholder. Delaware law does not permit inspection by the public of the register of stockholders.


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

REGISTRATION RIGHTS

  After the Offering, the GS Funds, which will hold in the aggregate 2,367,500 Ordinary Shares, and certain executives and employees of the Company, who will hold 4,995,872 Ordinary Shares, are entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Certain Relationships and Related Party Transactions". Under the terms of the Registration Rights Agreement, the GS Funds may demand registration, on five separate occasions, of all or any of their Ordinary Shares and all other parties to the Registration Rights Agreement have piggy-back rights to such demand registration. All registration rights are subject to certain conditions and limitations. With certain exceptions, the Company is required to bear the expenses of the first three of such registrations. The registration rights of each of the holders expire at such time that all registrable Ordinary Shares held by such holder have been effectively registered and disposed of pursuant to such registration or sold pursuant to Rule 144 under the Securities Act ("Rule 144"). Goldman, Sachs & Co. have the right to act as the lead managing underwriter in any registration pursuant to the Registration Rights Agreement. The Offering is not being made pursuant to any demand under the Registration Rights Agreement.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Company's Ordinary Shares is Firstar Trust Company.

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

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offering there has been no public market for the Ordinary Shares of the Company and no prediction can be made as to the effect, if any, that market sales of shares or the availability of such shares for sale will have on the market price of the Ordinary Shares prevailing from time to time. Future sales of substantial numbers of Ordinary Shares in the public market, however, could adversely affect prevailing market prices and impair the Company's future ability to raise capital through the sale of its equity securities.

  Upon completion of the Offering, the Company will have outstanding 9,863,372 Ordinary Shares. Of these shares, the 2,500,000 sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, except for any Ordinary Shares purchased by "affiliates" of the Company (as defined under the Securities Act). Ordinary Shares purchased by affiliates may not be sold unless the sale is registered under the Securities Act or unless they are sold pursuant to Rule 144 or another exemption from registration.

  Of the 8,488,372 Ordinary Shares outstanding at the date of this Prospectus, 2,116,816 are held by persons not deemed by the Company to be affiliates. Of these Ordinary Shares, 2,076,816 are subject to 180 day lock-up agreements. The remaining 40,000 Ordinary Shares not subject to a 180 day lock-up agreement are held by a shareholder who is not a Selling Shareholder. See "Underwriting". These shares are "restricted securities" within the meaning of Rule 144 and will be tradeable without restriction under Rule 144(k) after the end of the 180 day lock-up. The remaining 6,371,556 outstanding Ordinary Shares are held by persons deemed to be affiliates, all of whom have also entered into 180 day lock-up agreements with the Underwriters. These shares will be available for sale in the public market beginning 180 days after the date of this Prospectus (or earlier with the consent of the Underwriters), subject to the restrictions imposed by Rule 144.

  In general, under Rule 144 as in effect on the date of this Prospectus, an affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding Ordinary Shares of the Company (approximately 98,000 shares immediately after the Offering) or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least two years is entitled to sell shares pursuant to Rule 144(k) without regard to the limitations above.

  The GS Funds, which hold an aggregate of 2,888,888 Ordinary Shares, have certain demand registration rights with respect to such shares and all other current shareholders of the Company have piggy-back rights to such demand registration. See "Description of Capital Shares--Registration Rights". Such rights are not exercisable during the 180-day lock-up period beginning on the date of this Prospectus.

  The Company has been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, Goldman, Sachs & Co. currently intend to make a market in the Ordinary Shares. However, they are not obligated to do so and any market-making may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. The Company will maintain a registration statement under the Securities Act as required in order to permit market-making activities by Goldman, Sachs & Co. See "Underwriting".

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

                          CERTAIN TAX CONSIDERATIONS

  The following discussion of taxation of the Company and the taxation of certain shareholders of the Company is based upon current law, and summarizes the principal Bermuda, United Kingdom and United States federal income tax consequences of the Company's operations and of the ownership and disposition of the Company's Ordinary Shares by certain persons under United States tax laws. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

  This summary does not purport to be a complete analysis of all of the tax considerations that may be applicable to a decision to acquire Ordinary Shares of the Company and, unless explicitly noted to the contrary, deals only with investors who are U.S. Persons (as defined below) who will hold the Ordinary Shares as "capital assets" within the meaning of Section 1221 of the Code. In addition, except as explicitly provided below, the summary does not apply to a 10% U.S. shareholder (as defined below) of the Company. The tax treatment of any particular shareholder may vary depending on such shareholder's particular tax situation or status. Consequently, each prospective shareholder is urged to consult his or its own tax advisors as to the particular tax consequences of the ownership and disposition of the Ordinary Shares to such shareholder, including the effect and applicability of federal, state, local and foreign income and other tax laws.

BERMUDA

  The following statements as to Bermuda tax law are the opinion of Appleby, Spurling & Kempe, Bermuda counsel to the Company, and are subject to the qualifications and assumptions set forth in such statements. Under current Bermuda law, there is no Bermuda income tax, withholding tax, capital gains tax or capital transfer tax levied on the Company or its shareholders.

  The Company and its Bermuda subsidiaries have obtained a written undertaking from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 (as amended) that, in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to the Company or any of its operations, or to the shares, debentures or other obligations of the Company, except insofar as such tax applies to persons ordinarily resident in Bermuda and holding such shares, debentures or other obligations of the Company or to any land leased or let to the Company.

UNITED KINGDOM

  The following statements as to the United Kingdom tax law are the opinion of Richards Butler, United Kingdom counsel to the Company, and are subject to the qualifications and assumptions set forth in such statements. In accordance with common practice in the United Kingdom, the opinion of such counsel is given "for the sole benefit of [the Company] . . . and may not be relied upon by anyone else." The purpose of such limitation is to restrict the reliance of unauthorized persons under the common law principles of the United Kingdom; however, such limitation does not affect the rights of any person under
Section 11 of the Securities Act, or other provisions of state or federal securities laws. Additionally, this discussion is intended only as a general guide to the current tax position under the tax legislation of the United Kingdom at the date of this document of the consequences of the Company's operations carried on through, and the ownership of, U.K. resident subsidiaries, and to the extraction of profits therefrom. It does not purport to summarize the tax consequences of the ownership and disposition of the Ordinary Shares. A shareholder who is in any doubt as to his tax position should consult his professional advisers in the jurisdiction in which he is resident.

 U.K. SUBSIDIARIES

  Stirling Cooke Brown Holdings (U.K.) Limited and its U.K. resident subsidiaries (the "U.K. Subsidiaries") are subject to corporation tax on their worldwide income, profits and gains in the United Kingdom.

  Under current U.K. legislation no tax is withheld from any dividend paid by Stirling Cooke Brown Holdings (U.K.) Limited to the Company. However, when dividends are paid Stirling Cooke Brown Holdings (U.K.) Limited must make a prepayment of corporation tax to the Inland Revenue (advance corporation tax or "ACT") at the rate of 20% of the aggregate of the dividend paid and the ACT, equating to 25% of the cash dividend paid. Stirling Cooke Brown Holdings (U.K.) Limited can set off this ACT against its mainstream corporation tax liabilities subject to various limits and any excess may be carried back to be set against earlier years' tax bills, carried forward to be set off against future tax bills or surrendered to the U.K. Subsidiaries for utilization by them.

  Stirling Cooke Brown Holdings (U.K.) Limited may elect to pay a dividend as a foreign income dividend ("FID"). In that event, ACT will still be payable to the Inland Revenue, but Stirling Cooke Brown Holdings (U.K.) Limited may be able to recover all or a portion of that ACT if the FID can be matched with foreign source profits and it so elects and further elects to have the ACT repaid to it. On July 2, 1997, the Chancellor of the Exchequer announced the intention to abolish the FID regime referred to above with effect from 6th April 1999.

  The U.K. Subsidiaries must deduct tax at the specified rate (currently 20%) from any payments of interest made by the U.K. Subsidiaries to the Company and account to the Inland Revenue for such sums. If the amount of interest is considered by the Inland Revenue to be excessive, they may treat the excess over and above a reasonable commercial return or that which they consider represents an amount which would not have been paid if the companies had been companies between whom there was no relationship, arrangement or other connection (whether formal or informal) as a distribution, in which case ACT would be payable in respect of the amount of the distribution as set out above.

  The United Kingdom has not entered into a tax treaty with Bermuda.

 UNITED KINGDOM INSURANCE PREMIUM TAX

  The United Kingdom imposes an insurance premium tax ("IPT") on premiums paid in respect of taxable insurance contracts. Premiums are taxed at a standard rate of 4% but for some insurance contracts the rate is 17.5%. It is the duty of the insurer to collect this tax and remit the IPT to the Inland Revenue.

UNITED STATES

  The following discussion summarizes the principal United States federal tax considerations relating to the taxation of the Company and its subsidiaries, and to the ownership of Ordinary Shares. This discussion is based upon the existing method of operations of the Company and its subsidiaries as described in this Prospectus. It is also based on applicable provisions of the Code, the regulations promulgated by the United States Treasury Department thereunder, rulings of the United States Internal Revenue Service (the "Service") and decisions of United States courts, all as currently existing and in effect. Except for statements that begin with the words "The Company believes" or "The Company anticipates," the statements made below are the opinion of Foley & Lardner, U.S. counsel to the Company ("U.S. Counsel"), subject to the qualifications and assumptions set forth in such statements. The statements as to the Company's actions, beliefs and conclusions regarding the application of such tax laws to the Company represent the views of the Company's management and do not represent legal opinions of the Company or U.S. Counsel.

  For purposes of this discussion, the term "Domestic Subsidiaries" means those subsidiaries of the Company that are created or organized under the laws of the United States or any state thereof, within the meaning of Section 7701(a)(4) of the Code, and the term "Foreign Subsidiaries" means those subsidiaries of the Company that are not Domestic Subsidiaries. The term "U.S. Person" means (i) an individual who is a citizen or resident of the United States or any political subdivision thereof, (ii) a corporation or partnership created or organized in or under the laws of the United States or any state thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. The term "Foreign Person" means a person other than a U.S. Person. The term "United States corporation" means a corporation created or organized in or under the laws of the United States or any state thereof, and the term "foreign corporation" means a corporation other than a United States corporation.

  The Company has not applied for, and does not intend to apply for, a ruling from the Service with regard to any of the matters discussed below. The opinion of U.S. Counsel is not binding on the Service.

 FEDERAL TAXES IMPOSED ON THE COMPANY AND ITS SUBSIDIARIES

  UNITED STATES TAXATION OF DOMESTIC SUBSIDIARIES. The Domestic Subsidiaries are subject to United States federal income tax on their worldwide income. The highest marginal federal income tax rate currently is 35% for corporations.

  UNITED STATES TAXATION OF FOREIGN COMPANIES WITH INCOME EFFECTIVELY CONNECTED WITH THE CONDUCT OF A TRADE OR BUSINESS IN THE UNITED STATES. If a foreign corporation is engaged in a trade or business in the United States, then, unless otherwise provided under the terms of an applicable income tax treaty: (i) the income of the corporation that is effectively connected with this trade or business is subject to United States federal income tax (at a current maximum rate of 35%); and (ii) the corporation is subject to an additional 30% United States "branch profits tax" on its effectively connected earnings and profits (with certain adjustments) that are deemed repatriated. Although the federal income tax and branch profits tax imposed on effectively connected income are generally computed on a "net basis" (after allowance for deductions), no deductions are allowed to a foreign corporation for a taxable year unless a federal income tax return is filed on a timely basis for that taxable year.

  The Company believes that neither it nor any of the Foreign Subsidiaries is engaged in a trade or business in the United States. The Company and the Foreign Subsidiaries have not and do not intend to file United States income tax returns. Current law does not provide a comprehensive definition of the activities that constitute being engaged in a trade or business in the United States, and the determination is essentially factual in nature. There can be no assurance that the Service could not contend successfully that the Company and/or one or more Foreign Subsidiaries are engaged in a trade or business in the United States. If the Company and/or one or more Foreign Subsidiaries were found to be engaged in a trade or business in the United States, deficiencies for federal income taxes and branch profits taxes (together with penalties and interest) could be assessed against such company. In addition, a failure to file United States federal income tax returns on a timely basis would result in a disallowance of deductions, as described above.

  The United States has entered into a tax treaty with Bermuda (the "Bermuda Treaty") relating to certain "enterprises of insurance". An enterprise of insurance is defined to be an enterprise the predominant business activity of which consists of issuing insurance contracts or acting as a reinsurer. An entity that is a resident of Bermuda is not entitled to the benefits of the Bermuda Treaty unless (i) more than 50% of the beneficial interests in such entity are beneficially owned, directly or indirectly, by individuals who are Bermuda residents or United States citizens or residents, and (ii) the entity's income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or United States citizens or residents (the "Bermuda Treaty Benefits Test").

  A resident of Bermuda that is an "enterprise of insurance" and that is entitled to the benefits of the Bermuda Treaty is not subject to United States federal income tax or branch profits tax on its business profits, unless the business profits are attributable to a United States permanent establishment maintained by the resident. Because the Company is not itself engaged in an insurance business, the Company is not an "enterprise of insurance" within the meaning of the Bermuda Treaty. It is uncertain whether, upon completion of the Offering or at any time thereafter, any Foreign Subsidiary that is incorporated in Bermuda and that is an "enterprise of insurance" (such as CIRCL) can satisfy the Bermuda Treaty Benefits Test. Even if a Foreign Subsidiary (such as CIRCL) does satisfy the Bermuda Treaty Benefits Test and even if the Foreign Subsidiary does not maintain a permanent establishment in the United States, the Foreign Subsidiary may be subject to United States federal income tax and branch profits tax on any investment income (whether from United States sources or foreign sources) that is effectively connected with a trade or business conducted in the United States. Furthermore, even if a Foreign Subsidiary (such as CIRCL) does satisfy the Bermuda Treaty Benefits Test, and even if this Foreign Subsidiary is exempt from United States tax on its business profits (on the ground that the Foreign Subsidiary does not maintain a United States permanent establishment), the Bermuda Treaty does not prevent the United States from imposing a "second-tier" gross-basis tax on dividends paid by this Foreign Subsidiary in the event that the Foreign Subsidiary is engaged in a trade or business in the United States. In particular, a portion of any dividends paid by CIRCL to CIRCL Holdings Ltd. will be subject to the second-tier gross-basis United States tax (at a rate of 30%) if CIRCL is engaged in a trade or business in the United States but is protected by the Bermuda Treaty from United States taxation on its business profits.

  Under the income tax treaty between the United Kingdom and the United States (the "U.K. Treaty"), a Foreign Subsidiary that is resident in the United Kingdom for United Kingdom tax purposes and that is entitled to the benefits of the U.K. Treaty is not subject to United States federal income tax or branch profits tax on its business profits, unless the business profits are attributable to a permanent establishment maintained in the United States.

  PERSONAL HOLDING COMPANY RULES. In general, a corporation is a "personal holding company" (a "PHC") for a taxable year if (i) at any time during the last half of the taxable year, more than 50% of its shares (by value) are owned, directly or indirectly, by five or fewer individuals, and (ii) at least 60% of its "adjusted ordinary gross income" for the taxable year consists of "personal holding company income" (such as dividends, interest, royalties and certain other types of passive investment income). A corporation that is a PHC for a taxable year is subject to a 39.6% federal tax on its undistributed income for the taxable year, in addition to being subject to regular federal income tax.

  The Company believes that, for purposes of the PHC provisions, more than 50% of the stock (by value) of the Company and of each subsidiary is likely to be treated after the Offering as being owned, directly or indirectly, by five or fewer individuals.

  With respect to United States corporations (such as the Domestic Subsidiaries) that are members of a group filing a consolidated federal income tax return, the "60% income" test is generally applied to the group as a whole, and no member of the group of United States corporations is considered to meet the 60% income test unless the group meets the 60% income test. The Company believes that the group of Domestic Subsidiaries has not met, and is not expected to meet, the 60% income test. Accordingly, the Company believes that no Domestic Subsidiary has been or is expected to be a PHC.

  In determining the "adjusted ordinary gross income" of a foreign corporation, the only income that is taken into account is income that is effectively connected with the conduct of a trade or business in the United States, and income from United States sources. For example, if the Company receives a dividend from a Domestic Subsidiary, and if the Company does not receive any other income that is effectively connected with a United States trade or business or that is derived from United States sources, 100% of the Company's "adjusted ordinary gross income" for the taxable year will consist of "personal holding company income", and the Company will be subject to the PHC tax in the taxable year unless it redistributes to its shareholders the amount received as a dividend from the Domestic Subsidiary.

  The Company believes that, as a result of dividend distributions paid by it and by its subsidiaries, neither the Company nor any subsidiary has had, or will have, any "undistributed personal holding company income" for any taxable year during which the respective corporation is a PHC.

  UNITED STATES TAX ON U.S.-SOURCE INVESTMENT INCOME. If a foreign corporation receives "fixed or determinable annual or periodical gains, profits and income" (such as dividends and certain types of interest) from sources within the United States, and if this income is not effectively connected with the conduct of a United States trade or business (or is not attributable to a United States permanent establishment, in the event that the recipient is entitled to the benefits of a United States income tax treaty), such income is generally subject to a "gross basis" United States tax. The rate of this tax is 30%, unless the rate is reduced under an applicable tax treaty. The 30% tax does not apply to "portfolio interest" (within the meaning of Sections 871(h) and 881(c) of the Code). If a Domestic Subsidiary pays a dividend to the Company, such dividend will be subject to the 30% United States tax.

  UNITED STATES FEDERAL EXCISE TAX ON INSURANCE PREMIUMS. The United States imposes a federal excise tax on premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. This excise tax is imposed at the rate of 4% on premiums for direct coverage and 1% for reinsurance coverage.

 FEDERAL TAX CONSEQUENCES OF OWNERSHIP OF THE ORDINARY SHARES

  This discussion summarizes the federal income tax consequences of the ownership of Ordinary Shares that are held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, or persons who hold Ordinary Shares as part of a straddle or conversion transaction).

  Prospective purchasers of Ordinary Shares should consult their own tax advisors with regard to the application of the United States federal income tax laws to their particular situations and any other tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

  U.S. PERSONS.

  Dividends and Gains on Sale. Except as described below with respect to the "controlled foreign corporation", "related person insurance income", and "passive foreign investment company" rules, distributions by the Company to a U.S. Person with respect to the Ordinary Shares will be treated as ordinary dividend income to the extent of the Company's current and accumulated earnings and profits. Such dividends will not be eligible for the dividend-received deduction generally allowed under the Code to dividend recipients that are United States corporations. The amount of any distribution in excess of the Company's current and accumulated earnings and profits will first be applied to reduce the holder's tax basis in the Ordinary Shares, and any amount in excess of tax basis will be treated as gain from the sale or exchange of the Ordinary Shares. Except as described below with respect to the "controlled foreign corporation", "related person insurance income", and "passive foreign investment company" rules, any gain recognized by a U.S. Person on a sale or exchange of Ordinary Shares (or on a distribution treated as a sale or exchange) will be treated as capital gain. Capital gains of corporations are taxable at the same rate as ordinary income. With respect to non-corporate taxpayers, the excess of net long-term capital gain over net short term capital loss may be taxed at a substantially lower rate than ordinary income. A capital gain or loss is long-term if the asset has been held for more than one year and short-term if held for one year or less. As a result of the enactment of the Taxpayer Relief Act of 1997, the tax rate that applies to long-term capital gains on certain types of assets held for more than 18 months is lower than the tax rate that applies to long-term capital gains on assets held for more than one year but not more than 18 months. In addition, the distinction between capital gain or loss and ordinary income or loss is relevant for purposes of, among other things, limitations on the deductibility of capital losses.

  Indirect Taxation of 10% Shareholders of Controlled Foreign Corporations. With respect to any foreign corporation that is a "controlled foreign corporation" (a "CFC") for an uninterrupted period of 30 days or more during a taxable year, each U.S. Person that, on the last day of the corporation's taxable year, is a "10% U.S. Shareholder" (as defined below) and owns, directly or indirectly through foreign entities, any shares in the foreign corporation must include in its gross income for United States federal income tax purposes a pro rata share of the corporation's "Subpart F" income for such taxable year, whether or not such income is distributed. A "10% U.S. Shareholder" is a U.S. Person that owns, directly or indirectly, shares possessing 10% or more of the voting power in the foreign corporation. Subpart F income includes insurance income (underwriting income and investment income) relating to risks located outside the country in which the foreign corporation is incorporated ("Subpart F Insurance Income"), and also includes passive investment income (such as interest and dividends).

  If a U.S. Person recognizes gain from the sale or exchange of Ordinary Shares, and if at any time during the five years preceding the sale or exchange such person was a 10% U.S. Shareholder of the Company at a time when the Company was classified as a CFC, a portion of the gain will be recharacterized under Section 1248 of the Code as dividend income, rather than as capital gain. The amount of the gain that is so recharacterized will depend on the amount of accumulated earnings and profits of the Company and its Foreign Subsidiaries.

  In general, a foreign corporation is classified as a CFC if more than 50% of the corporation's shares (by vote or value) are owned directly or indirectly by 10% U.S. Shareholders. A foreign insurance corporation that is not a CFC under this general rule is treated as a CFC, however, for the sole purpose of taking into account the corporation's Subpart F Insurance Income if (i) more than 25% of such corporation's shares (by vote or value) are owned directly or indirectly by 10% U.S. Shareholders, and (ii) the foreign corporation realizes in excess of 75% of its gross premium income from the insuring or reinsuring of risks outside the country in which the foreign corporation is incorporated. The Company anticipates that over 75% of CIRCL's gross premium income will be written on risks outside of Bermuda.

  The Company anticipates that, because of the dispersion of ownership of its shares, the Company will not be a CFC after the Offering. In any event, the characterization of the Company as a CFC does not give rise to a tax on the Company, and is relevant only to a 10% U.S. Shareholder of the Company. No assurance can be given, however, that relationships among holders of shares, or future changes in ownership, will not cause the Company to be or become a CFC, with the result that any 10% U.S. Shareholder of the Company or of a Foreign Subsidiary would be required to include in its gross income its pro rata share of any Subpart F income of the Company or the Foreign Subsidiary. Even if the Company or a Foreign Subsidiary is determined to be a CFC, no purchaser of Ordinary Shares will be responsible for the payment of United States tax with respect to any Subpart F income earned by the Company and the Foreign Subsidiaries, unless such purchaser is a 10% U.S. Shareholder. Any 10% U.S. Shareholder of the Company should consult its own tax advisor.

  Indirect Taxation Attributable to RPII. If a foreign corporation earns "related person insurance income" ("RPII"), and if 25% or more (by vote or value) of the shares of the foreign corporation are owned directly or indirectly by U.S. Persons for an uninterrupted period of 30 days or more during the relevant taxable year, then unless one of the exceptions described below applies, each U.S. Person that owns, directly or indirectly through foreign entities, any stock in the foreign corporation on the last day of the taxable year must include in its gross income for United States federal income tax purposes its allocable share (calculated as if the only stock outstanding were the stock held by U.S. Persons) of the RPII, whether or not such income is distributed. RPII consists of insurance income (underwriting and investment income) relating to policies issued for the benefit of (i) any U.S. Person that owns, directly or indirectly through foreign entities, any shares in the foreign corporation, or (ii) any person related to such a U.S. Person.

  Under one exception to the RPII rules, no income inclusion is required if at all times during the taxable year less than 20% of the voting power and value of the shares in the foreign corporation are owned, directly or indirectly through foreign entities, by persons who are, or who are related to persons who are, directly or indirectly insured by the foreign corporation. Under another exception to the RPII rules, no income inclusion is required if the gross amount of RPII of the foreign corporation for the taxable year is less than 20% of the gross insurance income of the foreign corporation.

  The Company anticipates that in each taxable year ending after the Offering the gross amount of any RPII earned by the Company and each Foreign Subsidiary will be less than 20% of the gross insurance income earned by the respective company. Nevertheless, there can be no assurance that RPII income inclusions will be avoided with respect to holders of Ordinary Shares, particularly because any Foreign Subsidiary that conducts a reinsurance business may not be in a position to prove that the persons whose risks the Foreign Subsidiary indirectly reinsures do not own, directly or indirectly, Ordinary Shares.

  As described above with respect to the CFC rules, Section 1248 will apply on a sale or exchange of Ordinary Shares by a U.S. Person (and will recharacterize a portion of any gain on the sale or exchange as a dividend) if at any time during the five years preceding the sale or exchange the U.S. Person was a 10% U.S. Shareholder at a time when the Company was a CFC.
Section 953(c)(7) of the Code generally provides that Section 1248 also applies if a U.S. Person sells or exchanges shares in a foreign corporation that earns RPII and that, at any time in the five years preceding the sale or exchange, was 25%-or-more owned (directly or indirectly) by U.S. Persons and would have been taxed as an insurance company under Subchapter L of the Code if the corporation were a domestic corporation. Section 1248 would apply in such a case even if the RPII represents less than 20% of the corporation's insurance income. Furthermore, it is possible that the Service could contend successfully that Sections 953(c)(7) and 1248 also apply if the foreign corporation whose shares are sold or exchanged by the U.S. Person has never been engaged in the insurance business but is the parent of a foreign corporation that is or has been engaged in an insurance business.

  The Company anticipates that it will never be engaged in an insurance business. Assuming that the Company itself never engages in an insurance business in the future, the provisions of Section 953(c)(7) should not apply under current law to any holder of Ordinary Shares. This conclusion is not free from doubt, however. Because one or more of the Foreign Subsidiaries are and will be engaged in an insurance business, it is possible that the Service could contend successfully that Section 1248 should apply to a sale or exchange of Ordinary Shares by a U.S. Person (which would result in a portion of any gain on the sale or exchange being recharacterized as a dividend) if, at any time during the five years preceding the sale or exchange, this U.S. Person owned, directly or indirectly, shares in the Company at a time when 25% or more (by vote or value) of shares in the Company were owned, directly or indirectly, by U.S. Persons.

  Passive Foreign Investment Company Rules. In general, a foreign corporation is a "passive foreign investment company" ("PFIC") during a taxable year if 75% or more of its gross income for the taxable year constitutes "passive income" or if 50% or more of its assets held during the taxable year produce, or are held for the production of, passive income. In general, any U.S. Person who holds, directly or indirectly, any Ordinary Shares will be subject to penalty taxes (under Section 1291 of the Code) upon the disposition of, or receipt of "excess distributions" with respect to, such Ordinary Shares if the Company is a PFIC during the taxable year in which such income is realized by the U.S. Person, or if the Company was a PFIC during any prior taxable year that is included in whole or in part in the U.S. Person's "holding period" (within the meaning of Section 1223 of the Code) for the Ordinary Shares. In addition to the penalty taxes, there exist several other adverse tax consequences to any U.S. Person that holds shares in a PFIC.

  The penalty taxes and these other adverse tax consequences do not apply, however, if the U.S. Person makes a "qualified electing fund" ("QEF") election with respect to its Ordinary Shares for the first taxable year included in whole or in part in the U.S. Person's "holding period" in which the Company is a PFIC. If a QEF election is made by the U.S. Person, then with respect to each taxable year that the Company is a PFIC, the U.S. Person will have to include in its gross income for United States federal income tax purposes its allocable share of the Company's earnings for such taxable year, whether or not these earnings are distributed.

  For purposes of the PFIC rules, "passive income" generally includes interest, dividends, and other investment income. The PFIC statutory provisions contain an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business . . ." (the "Insurance Company Exception"). This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income. However, to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business, it may be treated as passive income for purposes of the PFIC rules. The PFIC statutory provisions also contain a look-through rule that states that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it "received directly its proportionate share of the income . . ." and as if it "held its proportionate share of the assets . . ." of any other corporation in which it owns at least 25% of the value of the stock.

  The Company believes that, as a result of the Insurance Company Exception, CIRCL is not a PFIC. The Company anticipates that CIRCL will not have financial reserves in excess of the reasonable needs of its insurance business, and will continue to meet the requirements of the Insurance Company Exception. The Company anticipates further that, as a result of the look-through rules, the Company will not be classified as a PFIC. Nevertheless, there can be no assurance that the Company will not be classified as a PFIC. The United States Treasury has not yet promulgated final regulations regarding the application of the Insurance Company Exception and the look-through rules, and there exists substantial uncertainty regarding the interpretation of these rules. In addition, it is unclear whether the coverages or services provided under a rent-a-captive program are to be characterized as "passive" activities (rather than as non-passive management and related services) for PFIC purposes.

  Foreign Personal Holding Company Rules. In general, a foreign corporation is a "foreign personal holding company" (a "FPHC") during a taxable year if (i) at any time during the taxable year, more than 50% of the shares (by vote or value) of the corporation are owned, directly or indirectly, by five or fewer individuals who are U.S. Persons, and (ii) at least 50% of the gross income of the corporation for the taxable year consists of "foreign personal holding company income" (such as dividends, interest, royalties, and certain other types of passive investment income). If a foreign corporation is a FPHC for a taxable year, each U.S. Person who owns, directly or indirectly through foreign entities, any stock of the corporation is required to recognize, as a dividend, the U.S. Person's share of the undistributed FPHC income of the foreign corporation.

  The Company believes that neither the Company nor any Foreign Subsidiary has met or is expected to meet the stock ownership threshold requirement for classification as a FPHC.

  Foreign Tax Credit Treatment of Income Earned With Respect to Ordinary Shares. If the Company is engaged in a trade or business in the United States at any time during the three taxable years preceding the taxable year in which it pays a dividend on its Ordinary Shares to a U.S. Person, and if 25% or more of the Company's gross income during this three year period was effectively connected with the United States trade or business, a portion of such dividend will be treated as United States source income for purposes of computing the foreign tax credit limitation of the U.S Person that receives the dividend. Any portion of a dividend received by a U.S. Person that is not treated as United States source income under the rule described above will nevertheless be recharacterized in part as

United States source income if U.S. Persons own, directly or indirectly, 50% or more of the voting power or value of the shares of the Company. In such an event, the amount that is so recharacterized will depend on the amount of United States source income earned by the Company and its subsidiaries. (This type of recharacterization will also apply to any income inclusion to a U.S. Person under the CFC, RPII, and QEF rules with respect to the Company or its Foreign Subsidiaries.) The Company anticipates that a substantial part of the income earned by the Company and its subsidiaries will be from United States sources.

  The Company anticipates that substantially all of the dividends received from the Company and any income inclusions applicable to a U.S. Person under the CFC, RPII, and QEF rules that constitute foreign source income will constitute either "passive" income or "financial services" income for foreign tax credit limitation purposes. Thus, it may not be possible for most U.S. Persons who hold Ordinary Shares to utilize excess foreign tax credits to reduce United States tax on such income.

  Form 5471 Reporting. Any U.S. Person who owns, directly or indirectly, any shares on the last day of a taxable year of a foreign corporation must generally file an information report on Form 5471 with respect to such person's interest in the foreign corporation if: (i) the U.S. Person is a 10% U.S. Shareholder of the foreign corporation, and the foreign corporation is a CFC for an uninterrupted period of 30 days or more during the taxable year; or
(ii) 25% or more (by vote or value) of the shares of the foreign corporation are owned directly or indirectly by U.S. Persons for an uninterrupted period of 30 days or more during the taxable year, and the gross amount of RPII earned by the foreign corporation during the taxable year represents 20% or more of the foreign corporation's gross insurance income. The filing of a Form 5471 is also required in other situations, including the acquisition by a U.S. Person of 5% or more of the value of the shares of a foreign corporation. The Company will provide information to assist in the completion of Form 5471 in situations where such form is required. However, the Company will not itself determine whether or when such filing is required.

  Backup Withholding. Information reporting to the Service by paying agents and custodians located in the United States will be required with respect to payments of dividends on the Ordinary Shares to U.S. Persons. A U.S. Person who holds Ordinary Shares may be subject to backup withholding at a 31% rate with respect to dividends paid by paying agents or custodians, or proceeds received on the sale or exchange of Ordinary Shares through a broker, unless the holder (i) demonstrates that it qualifies for an applicable exemption (such as the exemption for holders that are corporations), or (ii) provides a taxpayer identification number and complies with certain other requirements. Holders of Ordinary Shares should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. The amount of any backup withholding from a payment to a holder will generally be allowed as credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Service.

  FOREIGN PERSONS.

  U.S. Income Tax. A holder of Ordinary Shares who is a Foreign Person (other than a former United States citizen described in Section 877(a) of the Code or a former resident of the United States described in Sections 877(e) or 7701(b)(10) of the Code) will not be subject to United States federal income tax upon any dividend received on the Ordinary Shares, unless the dividend income is effectively connected with a United States trade or business conducted by the Foreign Person. In addition, such a Foreign Person will not be subject to United States federal income tax upon any gain realized on the sale or exchange of Ordinary Shares, unless (i) such gain is effectively connected with a trade or business in the United States conducted by the holder or (ii) in the case of an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale or exchange, and either the holder has a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States or the gain is attributable to an office or other fixed place of business maintained in the United States by such holder.

  Backup Withholding. If a Foreign Person sells Ordinary Shares through a United States office of a broker, the broker is required to file an information report and is required to withhold 31% of the sale proceeds unless the Foreign Person certifies its non-United States status or otherwise establishes an exemption. If a Foreign Person sells Ordinary Shares through a foreign office of a broker, backup withholding is not required; but information reporting is required if the broker does not have documentary evidence that the holder is a Foreign Person and if (i) the broker is a U.S. Person, (ii) the broker is a CFC, or (iii) the broker derives 50% or more of its gross income for a specified three year period from the conduct of a trade or business in the United States.

  Foreign Persons holding Ordinary Shares should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amount withheld from payment to a Foreign Person holding Ordinary Shares under the backup withholding rules will generally be allowed as credit against such holder's United States federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is furnished to the Service.

  U.S. Estate Tax. Any Ordinary Shares held by an individual who is neither a United States citizen, nor a former United States citizen, nor a resident (within the meaning of Section 2101 of the Code) of the United States will be exempt from the United States estate tax.

                                   * * * * *

  The foregoing discussion is based upon current law and is for general information only. The tax treatment of a holder of Ordinary Shares may vary depending on the holder's particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of Ordinary Shares.

  PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE ORDINARY SHARES.

                                    EXPERTS

  The financial statements and schedules of Stirling Cooke Brown Holdings Limited as of December 31, 1995 and 1996, and for each of the years in the three year period ended December 31, 1996, have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The statement of operations, statement of changes in stockholders' equity and the statement of cash flows of Realm National Insurance Company for the period from January 1, 1996 to September 4, 1996 have been included herein and in the registration statement in reliance upon the report by KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Ordinary Shares under Bermuda law will be passed upon for the Company by its Bermuda counsel, Appleby, Spurling & Kempe, Hamilton, Bermuda. Warren Cabral, a Partner of Appleby, Spurling & Kempe, is a director of the Company. See "Management". Certain legal matters in connection with the Offering will be passed upon for the Company with respect to matters of United States federal law by Foley & Lardner, Milwaukee, Wisconsin, and for the Company and the Selling Shareholders by Appleby, Spurling & Kempe with respect to matters of Bermuda law and Richards Butler, London, with respect to matters involving the laws of the United Kingdom. Certain legal matters will be passed upon for the Underwriters with respect to matters of United States federal law by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York, and with respect to matters of Bermuda law by Appleby, Spurling & Kempe.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (herein, together with all amendments thereto, called the "Registration Statement") under the Securities Act with respect to the Ordinary Shares offered hereby. Reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Ordinary Shares offered hereby, reference is made to the Registration Statement and to the financial statements, schedules, and exhibits filed as a part thereof. The Registration Statement, including all schedules and exhibits thereto, may be inspected without charge at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's regional offices at 7 World Trade Center, 13th floor, New York, New York and 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

  Statements contained in this Prospectus concerning the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise with the Commission, each such statement being qualified in all respects by such reference.

  The Company is, and after the completion of the Offering expects to continue to be, a "foreign private issuer" as defined in Rule 3b-4 promulgated under the Exchange Act. As such, the Company will be exempt from certain rules and reporting requirements under the Exchange Act, including the proxy rules under
Section 14 and the short-swing profit rules under Section 16.

  The Company has also filed this Prospectus with the Bermuda Registrar of Companies in compliance with Part III of the Bermuda Companies Act 1981.

                     GLOSSARY OF SELECTED INSURANCE TERMS

Alternative market...........  The segment of the insurance market that has developed in response to volatility in the cost and availability of traditional insurance coverages. The alternative market consists of retrospectively rated programs, deductible policies and various risk financing mechanisms including self insurance, captives, rent-a-captives, risk retention groups and government pools and trusts.

Assigned risk pool...........  A state mandated workers' compensation insurance program whereby all workers'
                               compensation insurers in such state are
                               required to share in the provision of workers' compensation insurance to those employers in the state who are unable to obtain such insurance in the open market.

Captive......................  An insurance or reinsurance company that is controlled by the insured or a group of
                               insureds, and is formed for the purpose of insuring or reinsuring risks associated with the activities of its shareholders or members.

Claims adjusting.............  The service, provided on behalf of insurers, of examining the circumstances giving rise to a claim under a policy of insurance, determining the validity or otherwise of the claim, deciding the amount of benefits payable and associated claim costs in accordance with policy conditions as a result of the claims events, paying valid claims, and calculating the level of reserving required of an insurer to pay future benefits and associated claim costs as a result of valid claims.

Independent producing agent..  See definition of "retail agent".

Loss expense.................  The expense of investigating, adjusting, defending and settling claims including legal and other fees and the portion of general expenses allocated to claim settlement costs.

Loss reserves................  Liabilities established by insurers and reinsurers to reflect the estimated cost of claims payments that the insurer or reinsurer ultimately will be required to pay in respect of insurance or reinsurance it has written. Reserves are estimated for losses and loss expenses, and consist of case reserves for specific known losses and incurred but not reported (IBNR) reserves based on claims history and statistical data.

Managing general agency        A person, firm or corporation that has
 ("MGA").....................  supervisory responsibility for the local agency and field operations of an insurance company or is authorized by an insurance company to accept and process on its behalf insurance policies sold by other agents. A managing general agency may typically perform any of the following acts for an insurance company: underwrite and accept risks to be bound by the insurance company;
                               receive and process reports and accounts;
                               receive and be responsible for balances; adjust claims; and appoint or direct other agents.

Managing General Underwriter
 ("MGU").....................
                               A person, firm or corporation that is
                               authorized by a reinsurer to accept and process on its behalf a reinsurance contract. A managing general underwriter may typically perform any of the following acts for a reinsurer: underwrite and accept risks to be bound by the reinsurer; receive and process reports and accounts; receive and be responsible for balances; perform claims management.

Net premiums earned..........  The pro rata portion of the written premium covering that part of the policy term that expired during a specified accounting period and therefore is recognized for accounting purposes as income in that period less premiums ceded to reinsurers with respect to such period.

Net premiums written.........  Gross premiums written during a given period less premiums ceded to reinsurers during such period.

Non-subscriber programs......  Programs designed for employers in the state of
                               Texas that have elected to opt out of or not subscribe to the insurance provisions of the Texas Workers' Compensation Act. It is not mandatory for employers to purchase workers' compensation insurance in Texas, and there are a number of occupational accident insurance coverages available in that state as alternatives to workers' compensation insurance.

Policy administration........  The performance of all the tasks surrounding the production of policy documents, delivery of policy documents to the insured at the inception of a policy period, production and delivery to the insured of any amendments to the documents during the course of the policy period, due performance of any undertakings in the policy documents in connection with renewal or cancellation of the policy, filing of policy documents with state departments of insurance or departments of labor as may be required, and the maintenance of accurate records of all policies for the insurer.

Premium accounting...........  The reporting and remitting to the insurance carrier of all premium monies and adjustments due an insurer in respect of all insurance policies for risks accepted on behalf of that insurer.

Program business or            Structured insurance products that are each
 programs....................  designed for a particular group of insureds.
                               Each program has its own rates, underwriting guidelines and reinsurance arrangements, specialized for that program in order to meet the particular needs of such group.

Reinsurance..................  A transaction in which one party ("reinsurer"), in consideration of payment of a premium, agrees to indemnify another party ("reinsured") for a specified part or all of the reinsured's risk under a policy or policies of insurance written or assumed by the reinsured. The reinsured may be referred to as the "ceding company". The purchase of reinsurance does not legally discharge the ceding company from its liability to its insurers. Reinsurance of all or a portion of a single insurance policy is known as "facultative reinsurance"; reinsurance of all or a portion of a specified group of policies is known as "treaty reinsurance".

Reinsurance brokering........  The design and/or arranging, for a fee or commission, of a program which transfers risk and associated premium from an insurance company or reinsurance company to another reinsurance company.

Rent-a-captive...............  An insurance or reinsurance company formed for the purpose of insuring risks associated with the activities of a group of unrelated shareholders and which is controlled not by its insurers but by an insured, a broker or an entity seeking to profit from operating the rent-a-captive.

Retail agent or independent
 producing agent.............
                               A person, firm or corporation appointed and authorized by a managing general agent or insurer to transact insurance business on behalf of such managing general agent or insurer. A retail agent typically deals directly with the insured (i.e. retails the insurance business) while a managing general agent typically only deals through retail agents (i.e., wholesales the insurance business). An independent producing agent is an unaffiliated retail agent producing insurance business to a managing general agent.

Retained risk................  The portion of risk which is not transferred by the insured or the reinsured to an insurer or reinsurer.

Retrocessional reinsurance...  A type of reinsurance whereby a reinsurer cedes to another reinsurer, the retrocessionaire, all or part of the reinsurance that the first reinsurer has assumed. Retrocessional reinsurance does not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured. Reinsurance companies cede risks to retrocessionaires for reasons similar to those that cause primary insurers to purchase reinsurance: to reduce net liability on individual risks, to protect against catastrophic losses, to stabilize financial ratios and to obtain additional underwriting capacity.

Soft insurance market........  The period of the insurance market cycle which is characterized by excessive capital and competition, resulting in an increased availability of coverage and decreased prices.

Specialty casualty lines.....  Insurance primarily intended to cover entities against certain types of damages and economic losses arising out of certain actions or omissions. Specialty casualty lines typically include certain types of property damage coverage, combined general liability coverage and various professional indemnity coverages.

Underwriting profit or loss..
                               The amount of earned premiums less all
                               associated losses and expenses (including additions to reserves) for a given period. Underwriting profit or loss does not include investment income associated with the investment of insurance premiums or realized gains and losses.

Workers' compensation........  Workers' compensation is a statutory system that provides funds for medical treatment and wage replacement for employees injured on the job. Under workers' compensation laws, employees do not have the right to sue employers under common law for damages suffered in workplace accidents, but in exchange receive a specified and statutorily guaranteed set of benefits, regardless of fault. It is mandatory in all but two states (New Jersey and Texas) for employers to provide workers' compensation, which they generally do by purchasing workers' compensation insurance from the commercial insurance market, from a state fund, or from an assigned risk pool, or by qualifying as self-insurers.

                       INDEX TO FINANCIAL STATEMENTS

             STIRLING COOKE BROWN HOLDINGS LIMITED AND SUBSIDIARIES

AUDITED FINANCIAL STATEMENTS
  Independent Auditors' Report............................................  F-2
  Consolidated Balance Sheets as of December 31, 1995 and 1996............  F-3
  Consolidated Statements of Income for the Years Ended December 31, 1994,
   1995 and 1996..........................................................  F-4
  Consolidated Statements of Changes in Shareholders' Equity for the Years
   Ended December 31, 1994, 1995 and 1996.................................  F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   1994, 1995 and 1996....................................................  F-6
  Notes to Consolidated Financial Statements for the Years Ended December
   31, 1994, 1995 and 1996................................................  F-7
UNAUDITED INTERIM FINANCIAL STATEMENTS
  Unaudited Consolidated Balance Sheet as of June 30, 1997................ F-25
  Unaudited Consolidated Statements of Income for the Six Months Ended
   June 30, 1996 and 1997................................................. F-26
  Unaudited Consolidated Statements of Changes in Shareholders' Equity for
   the Six Months Ended June 30, 1996 and 1997............................ F-27
  Unaudited Consolidated Statements of Cash Flows for the Six Months Ended
   June 30, 1996 and 1997................................................. F-28
  Notes to Unaudited Consolidated Financial Statements.................... F-29
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
  Pro Forma Unaudited Consolidated Statement of Income.................... F-32
  Notes to Pro Forma Unaudited Consolidated Statement of Income........... F-33

                        REALM NATIONAL INSURANCE COMPANY

AUDITED FINANCIAL STATEMENTS

  Independent Auditors' Report............................................ F-34
  Statement of Operations for the Period from January 1, 1996 through
   September 4, 1996...................................................... F-35
  Statement of Changes in Stockholder's Equity for the Period from
   January 1, 1996 to September 4, 1996................................... F-36
  Statement of Cash Flows for the Period from January 1, 1996 to September
   4, 1996................................................................ F-37
  Notes to Financial Statements for the Period from January 1, 1996 to
   September 4, 1996...................................................... F-38

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders of
Stirling Cooke Brown Holdings Limited

  We have audited the consolidated financial statements of Stirling Cooke Brown Holdings Limited and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stirling Cooke Brown Holdings Limited and subsidiaries as at December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with United States generally accepted accounting principles.

KPMG Peat Marwick
Chartered Accountants
Hamilton, Bermuda
April 23, 1997 except as to Note 18
which is as of June 30, 1997

                     STIRLING COOKE BROWN HOLDINGS LIMITED

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1996
  (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AND PER SHARE
                                     DATA)

                                                               1995     1996
                                                             -------- --------
ASSETS
Marketable securities, at fair value (Note 6)
  Debt securities (amortized cost--$18,982)................. $    --  $ 19,033
  Equity securities (cost--$3,295)..........................      --     3,466
  Short term investments (amortized cost--$120).............      --       120
                                                             -------- --------
Total marketable securities.................................      --    22,619
Cash and cash equivalents...................................    7,581   15,602
Fiduciary funds--restricted (Notes 4 and 5).................   31,891   50,240
Insurance and reinsurance balances receivable (Note 4)......   69,977  103,755
Outstanding losses recoverable from reinsurers (Notes 9 and
 10)........................................................      806   16,588
Deferred acquisition costs..................................    1,582      171
Deferred reinsurance premiums ceded (Note 9)................      600    7,223
Deferred tax asset (Note 13)................................       55      264
Other assets (Note 7).......................................    4,680    7,477
Assets related to deposit liabilities (Note 8)..............    3,468    4,047
                                                             -------- --------
    Total assets............................................ $120,640 $227,986
                                                             ======== ========
LIABILITIES
Outstanding losses and loss expenses (Note 10).............. $  2,076 $ 24,301
Unearned premiums...........................................    4,090   12,515
Deferred income.............................................    1,271    1,793
Insurance and reinsurance balances payable..................   92,046  141,483
Funds withheld..............................................      --     1,384
Accounts payable and accrued liabilities....................    2,551    3,927
Income taxes payable (Note 13)..............................    2,735    2,176
Deposit liabilities (Note 8)................................    3,468    4,047
                                                             -------- --------
    Total liabilities.......................................  108,237  191,626
                                                             -------- --------
Ordinary shares subject to redemption (Note 11).............      --    14,457
                                                             -------- --------
SHAREHOLDERS' EQUITY
Share capital
  Authorized 8,048,000 ordinary shares of par value $0.25
   each
  Issued and fully paid 6,000,000 ordinary shares (Note 11).    1,500    1,500
Additional paid in capital..................................       88       88
Unrealized gain on marketable securities (Note 6)...........      --       147
Retained earnings...........................................   10,815   21,106
                                                             -------- --------
                                                               12,403   22,841
Less: 202,784 ordinary shares in treasury, at cost (Note
 11)........................................................      --      (938)
                                                             -------- --------
    Total shareholders' equity..............................   12,403   21,903
                                                             -------- --------
    Total liabilities, ordinary shares subject to redemption
     and shareholders' equity............................... $120,640 $227,986
                                                             ======== ========


          See accompanying notes to consolidated financial statements

                     STIRLING COOKE BROWN HOLDINGS LIMITED

                       CONSOLIDATED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
  (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AND PER SHARE
                                     DATA)

                                                    1994      1995      1996
                                                  --------- --------- ---------
REVENUES
Risk management fees............................. $  14,528 $  24,093 $  33,842
Net premiums earned (Note 9).....................       --      3,154     8,754
Net investment income (Note 6)...................       770     2,388     3,405
Other income.....................................       --        --        841
                                                  --------- --------- ---------
    Total revenues...............................    15,298    29,635    46,842
                                                  --------- --------- ---------
EXPENSES
Net losses and loss expenses incurred (Note 10)..       --      1,385     6,765
Acquisition costs................................       --      1,345     1,618
Depreciation and amortization of capital assets..       542       766     1,018
Amortization of goodwill.........................       --         55        50
Salaries and benefits............................     4,872     8,026    13,106
Other operating expenses.........................     4,304     7,577    11,713
                                                  --------- --------- ---------
    Total expenses...............................     9,718    19,154    34,270
                                                  --------- --------- ---------
Income before taxation...........................     5,580    10,481    12,572
Taxation (Note 13)...............................     1,298     2,603     2,281
                                                  --------- --------- ---------
Net income....................................... $   4,282 $   7,878 $  10,291
                                                  ========= ========= =========
Net income per share............................. $    0.68 $    1.25 $    1.24
                                                  --------- --------- ---------
Weighted average number of shares and ordinary
 share equivalents outstanding................... 6,288,888 6,304,078 8,306,610
                                                  --------- --------- ---------

  All per share data has been restated to reflect the four for one stock split discussed in Note 18.



          See accompanying notes to consolidated financial statements

                     STIRLING COOKE BROWN HOLDINGS LIMITED

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
 (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AND PER SHARE
                                     DATA)

                                                       1994    1995     1996
                                                      ------  -------  -------
ORDINARY SHARES OF PAR VALUE $0.25 EACH
  Balance at beginning of year....................... $1,500  $ 1,500  $ 1,500
                                                      ------  -------  -------
  Balance at end of year............................. $1,500  $ 1,500  $ 1,500
                                                      ------  -------  -------
ADDITIONAL PAID IN CAPITAL
  Balance at beginning of year....................... $  --   $    88  $    88
  Share capital subscription prior to reorganization.     88      --       --
                                                      ------  -------  -------
  Balance at end of year............................. $   88  $    88  $    88
                                                      ------  -------  -------
UNREALIZED GAIN ON MARKETABLE SECURITIES
  Balance at beginning of year....................... $  --   $   --   $   --
  Unrealized gain in year............................    --       --       147
                                                      ------  -------  -------
  Balance at end of year............................. $  --   $   --   $   147
                                                      ------  -------  -------
RETAINED EARNINGS....................................
  Balance at beginning of year....................... $1,559  $ 5,072  $10,815
  Net income.........................................  4,282    7,878   10,291
  Dividends..........................................   (769)  (2,135)     --
                                                      ------  -------  -------
  Balance at end of year............................. $5,072  $10,815  $21,106
                                                      ------  -------  -------
TREASURY STOCK
  Balance at beginning of year....................... $  --   $   --   $   --
  Purchase of ordinary shares in treasury............    --       --      (938)
                                                      ------  -------  -------
  Balance at end of year............................. $  --   $   --   $  (938)
                                                      ------  -------  -------
TOTAL SHAREHOLDERS' EQUITY........................... $6,660  $12,403  $21,903
                                                      ======  =======  =======

  Dividends per share were $0.12, $0.34 and $0 for the years ended December 31, 1994, 1995 and 1996, respectively.

  All per share data has been restated to reflect the four for one stock split discussed in Note 18.

          See accompanying notes to consolidated financial statements

                     STIRLING COOKE BROWN HOLDINGS LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                      1994     1995     1996
                                                     -------  -------  -------
OPERATING ACTIVITIES
Net income.........................................  $ 4,282  $ 7,878  $10,291
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization....................      542      766    1,018
  Amortization of goodwill.........................      --        55       50
  Equity in income of affiliates...................      --       --      (282)
Changes in non cash operating assets and
 liabilities:
  Fiduciary funds..................................   (5,013) (13,741) (18,349)
  Insurance and reinsurance balances receivable....  (46,234) (23,338) (31,023)
  Outstanding losses recoverable from reinsurers...      --      (806)  (5,160)
  Deferred acquisition costs.......................      --    (1,582)   1,436
  Deferred reinsurance premiums ceded..............      --      (600)    (762)
  Other assets.....................................      713     (592)    (942)
  Deferred tax asset...............................      --       (55)     217
  Assets related to deposit liabilities............     (687)  (2,781)    (579)
  Outstanding losses and loss expenses.............      --     2,076    9,916
  Unearned premiums................................      --     4,090      938
  Insurance and reinsurance balances payable.......   51,485   30,017   47,065
  Funds withheld...................................      --       --      (355)
  Accounts payable and accrued liabilities.........     (282)     968      894
  Income taxes payable.............................       75      972     (559)
  Deferred income..................................      552      719      522
  Deposit liabilities..............................      687    2,781      579
                                                     -------  -------  -------
    Net cash provided by operating activities......    6,120    6,827   14,915
                                                     -------  -------  -------
INVESTING ACTIVITIES
Purchase of capital assets.........................   (1,460)  (1,384)  (1,446)
Sale of capital assets.............................      213      --        58
Purchase of debt securities........................      --       --   (13,837)
Purchase of equity securities......................      --       --       (39)
Purchase of short-term investments, net............      --       --      (120)
Proceeds on sale of debt securities................      --       --     2,273
Proceeds on sale of equity securities..............      --       --        15
Purchase of subsidiaries, net of cash acquired.....      --       --    (7,183)
Investments in affiliates..........................     (282)     (20)    (134)
                                                     -------  -------  -------
    Cash used by investing activities..............   (1,529)  (1,404) (20,413)
                                                     -------  -------  -------
FINANCING ACTIVITIES
Dividends..........................................     (769)  (2,135)     --
Net proceeds of subscription to share capital
 subject to redemption.............................      --       --    14,457
Share capital subscription prior to reorganization.       88      --       --
Purchase of common shares in treasury..............      --       --      (938)
                                                     -------  -------  -------
    Cash (used) provided by financing activities...     (681)  (2,135)  13,519
                                                     -------  -------  -------
Increase in cash and cash equivalents..............    3,910    3,288    8,021
Cash and cash equivalents at beginning of year.....      383    4,293    7,581
                                                     -------  -------  -------
Cash and cash equivalents at end of year...........  $ 4,293  $ 7,581  $15,602
                                                     =======  =======  =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Cash paid during the year for income taxes.....  $   580  $ 1,718  $ 1,928
                                                     =======  =======  =======

          See accompanying notes to consolidated financial statements

                     STIRLING COOKE BROWN HOLDINGS LIMITED

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1994, 1995 AND 1996
     (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE DATA)

1. GENERAL

  Stirling Cooke Brown Holdings Limited (the "Company") was incorporated in Bermuda on December 12, 1995. The Company is a holding company engaged, through its subsidiaries, in providing insurance services primarily in the United States, Bermuda and Europe. The Company's activities include insurance and reinsurance brokering, underwriting management, risk management, claims control, loss and safety prevention, third party administration and managed care services. The Company also acquired, in September 1996, its own United States domiciled insurance company which, together with the Company's Bermuda based reinsurance company, writes insurance and reinsurance business. The Company specializes in the North American occupational accident and workers' compensation alternative risk transfer markets.

  Stirling Cooke Brown Holdings (UK) Limited was incorporated in England on February 5, 1990 and formerly acted as the ultimate holding company for a number of United Kingdom subsidiaries involved in the insurance brokering industry. Realm Investments Limited was incorporated in Bermuda on September 1, 1993 and formerly acted as the ultimate holding company for a number of Bermuda and United States subsidiaries involved in the insurance industry. The Company did not conduct any business from the date of its incorporation until January 23, 1996. On January 23, 1996 under the terms of separate Share Purchase Agreements, the Company exchanged 4,000,020 and 1,999,980 of its newly issued common shares for 100% of the outstanding share capital of Stirling Cooke Brown Holdings (UK) Limited and Realm Investments Limited, respectively. Stirling Cooke Brown Holdings (UK) Limited and Realm Investments Limited were companies under common control through common ownership of both companies since the incorporation of Realm Investments Limited on September 1, 1993.

  As the exchange of shares represents a business combination of companies under common control, it has been recorded at historical cost as if it were a pooling of interests. The consolidated financial statements have been restated to include the accounts and operations of Stirling Cooke Brown Holdings (UK) Limited and Realm Investments Limited for all periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accompanying consolidated financial statements are prepared in accordance with United States generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following are the significant accounting policies adopted by the Company:

 a) Basis of presentation

  These consolidated financial statements include the financial statements of the Company and all of its majority owned subsidiaries (collectively referred to as the "Company"). All significant intercompany balances and transactions have been eliminated on consolidation. The results of a number of subsidiaries have been included from the dates of their acquisition.

 b) Marketable securities

  Marketable securities comprise investments in debt and equity securities and short term investments. All investments are classified as available for sale and are carried at fair value. The difference between fair value and cost is included as a separate component of shareholders' equity, net of applicable deferred income taxes. Bond discounts and premiums are amortized over the remaining term of the securities. Such amortization is included as a component of net investment income in the consolidated statements of income.

                     STIRLING COOKE BROWN HOLDINGS LIMITED

  Realized gains and losses are determined on the basis of specific identification. Investment income is recorded as earned and accrued to the balance sheet date.

 c) Premiums written, assumed and ceded

  Premiums written and assumed are recorded on the accruals basis and included in income on a pro-rata basis over the life of the policies or reinsurance agreements to which they relate, with the unearned portion deferred in the consolidated balance sheets. Reinsurance premiums ceded are similarly pro-rated over the terms of the reinsurance contract with the unearned portion being deferred in the consolidated balance sheets as deferred reinsurance premiums ceded.

 d) Acquisition costs

  Acquisition costs associated with the acquisition of new or renewal business, including commissions and brokerage, are deferred and amortized to income over the periods in which the premiums are earned. The method followed in determining the deferred acquisition expenses limits the amount of the deferral to its realizable value by giving consideration to losses and expenses expected to be incurred as premiums are earned. Future investment income is anticipated in determining whether a premium deficiency exists.

 e) Losses and loss expenses

  Losses and related loss adjustment expenses are charged to income as they are incurred and are net of losses recovered and recoverable of $Nil, $806 and $6,775 for the years ended December 31, 1994, 1995 and 1996 respectively. Amounts recoverable from reinsurers are estimated in a manner consistent with the underlying liability associated with the reinsured policy. Outstanding losses recoverable are shown separately on the consolidated balance sheets.

  Reserves are established for losses and loss expenses relating to claims which have been reported. In addition, reserves are established, in consultation with the Company's independent actuaries, for losses which have occurred but have not yet been reported to the Company and for adverse development of reserves on reported losses. Management believes that the resulting provision for outstanding losses and loss expenses is adequate to cover the ultimate net cost of losses and loss expenses incurred, however, such a provision is necessarily an estimate and may ultimately be settled for a significantly greater or lesser amount. The Company has limited historical loss experience available to serve as a reliable basis for the estimation of ultimate losses. It is at least reasonably possible that management will revise the estimate of outstanding losses and loss expenses significantly in the near term. Any subsequent differences arising are recorded in the period in which they are determined.

 f) Risk management fees

  The components of the Company's risk management fees are as follows:

                                                          FOR THE YEAR ENDED
                                                             DECEMBER 31,
                                                        -----------------------
                                                         1994    1995    1996
                                                        ------- ------- -------
      Brokerage fees and commissions................... $11,670 $17,478 $20,117
      Managing general agency fees.....................     578   2,724   6,016
      Underwriting management fees.....................   2,280   3,467   4,045
      Captive management and program fees..............       0     424   1,625
      Loss control and audit fees......................       0       0   2,039
                                                        ------- ------- -------
        Total risk management fees..................... $14,528 $24,093 $33,842
                                                        ======= ======= =======

                     STIRLING COOKE BROWN HOLDINGS LIMITED

    (i) Brokerage fees and commissions are recorded and earned as premiums are billed since substantially all placement services have been provided at that time. Any subsequent adjustments, including adjustments due to policy cancellations and premium rate adjustments, are recognized in risk management fees when advised by the client.

    (ii) Managing general agency fees are reported net of commission expense to agents and are initially recorded as of the effective date of the related insurance policy. Fee income on instalment premiums is recognized periodically when the instalment is billed. Such fees are recognized in income over the period that services are performed in accordance with the Company's contractual obligations, typically ranging up to five years, based on the Company's estimation of expected claims handling requirements in each accounting period. Such estimation is based upon the Company's claims handling experience over recent years. Any subsequent adjustments, including adjustments due to policy cancellation and premium adjustments, are recorded when advised by the client or agent. The portion that will be earned in the future is deferred and reported as deferred income in the consolidated balance sheets.

    (iii) Underwriting management fees are initially recorded when premium is billed in accordance with terms of trade. Fee income on instalment premiums is recognized periodically when the instalment is billed. Fees are recognized in income over the period that services are performed in accordance with the Company's contractual obligations. Such fees are recognized in income over the period that contractual services are performed, typically up to five years, based on the Company's estimation of expected claims handling requirements in each accounting period. Such estimation is based upon the Company's claims handling experience over recent years. Any subsequent adjustments, including adjustments due to policy cancellations, and premium adjustments are recorded when advised by the client or agent. The portion of recorded management fees that will be earned in the future is deferred and reported as deferred income in the consolidated balance sheets.

    (iv) Captive management and program fees are initially recorded as of the effective date of the insurance policy or, in the case of installment premiums, when the installment is billed and are recognized in income over the period of the underlying policy (which is typically one year) in proportion to the level of services provided in accordance with the Company's contractual obligations. Any subsequent adjustments are recognized in income when advised by the client or agent. The portion of recorded management fees that will be earned in the future is deferred and reported as deferred income in the consolidated balance sheet.

    (v) Loss control and audit fees comprise claims administration handling, loss and safety control fees and premium audit fees. Such fees are recorded as the fees are billed and are recognized in income over the period that services are performed in accordance with the Company's contractual obligations, typically ranging up to five years depending on the type of service provided, based on the Company's estimation of expected claims handling requirements in each accounting period. Such estimation is based upon the Company's claims handling experience over recent years. The proportion that will be earned in the future is deferred and reported as deferred income in the consolidated balance sheet.

 g) Cash and cash equivalents

  The Company considers time deposits with original maturity dates of three months or less to be equivalent to cash. Fiduciary funds are restricted from use and are not considered cash equivalents.

 h) Investments in affiliates

  The Company's investments in affiliated companies which are not majority owned or controlled are accounted for using the equity method if the Company is able to exert significant influence. Other investments in affiliates are carried at cost. Investments in affiliates of $111 and $526 for the years ended December 31, 1995 and 1996, respectively, are recorded in other assets. The Company's

                     STIRLING COOKE BROWN HOLDINGS LIMITED
equity share in the net income of affiliates, for the years ended December 31, 1994, 1995 and 1996 of $Nil, $Nil and $282 respectively is included in other income. No dividends have been received from affiliates in the three year period ended December 31, 1996.

 i) Goodwill

  Goodwill in the amount of $227 and $1,025 at December 31, 1995 and 1996 respectively is recorded in other assets and represents the excess of purchase price over fair value of net assets acquired. Goodwill is amortized on a straight-line basis over the expected periods to be benefitted, generally 5 to 15 years. Accumulated amortization at December 31, 1995 and 1996 is $55 and $105, respectively. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

 j) Capital assets and depreciation

  Capital assets are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over four to five years, which is the estimated useful lives of the related assets.

 k) Earnings per share

  Net income per ordinary share is calculated by dividing net income by the weighted average number of ordinary shares and ordinary share equivalents outstanding during the period. Stock options are considered ordinary share equivalents and are included in the computation of weighted average number of ordinary shares outstanding using the treasury stock method. Shares and options issued within one year prior to the registration statement are deemed outstanding for all periods presented. There is no material difference between primary and fully diluted net income per ordinary share.

 l) Income taxes

  Under the asset and liability method used by the Company, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is provided for a portion or all of the deferred tax assets when it is more likely than not that such portion or all such deferred assets will not be realized.

 m) Foreign exchange

  The United States Dollar is the Company's functional currency. Foreign currency monetary assets and liabilities are translated at exchange rates in effect at the balance sheet date. Fixed assets and deferred income are translated at their historical exchange rates. Foreign currency revenues and expenses are translated at the exchange rates in effect at the date of the transaction. There were no material exchange gains or losses for the years ended December 1994 and 1995. Net exchange gains of $559 are included in other income for the year ended December 1996. This is comprised of currency translation losses of $76 net of realized and unrealized exchange gains of $465 and $170, respectively, arising on the Company's forward exchange contracts. See note 14(c).

 n) Derivative financial instruments

  The Company is party to certain derivative financial instruments, being forward foreign exchange contracts which are used to manage foreign currency exposures on non-U.S. dollar denominated assets and liabilities. The Company does not engage in derivatives for any other purpose. Forward foreign exchange contracts are recorded at their fair value. The fair values of open contracts at the

                     STIRLING COOKE BROWN HOLDINGS LIMITED
balance sheet dates are based on the quoted market prices of forward contracts with similar maturities. Changes in fair values are recognized in other income as appropriate in the period in which the changes occur. Amounts receivable or payable on open positions are recorded in other assets or accounts payable and accrued liabilities as appropriate. See note 14(c).

 o) Stock compensation plans

  The Company adopted FASB Statement No. 123, "Accounting for Stock-Based Compensation", on January 1, 1996. As permitted by the statement, the Company has elected to continue to account for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes compensation expense for stock option grants to the extent that the fair value of the stock exceeds the exercise price of the option at the measurement date. Any resulting compensation expense is recorded over the shorter of the vesting or service period.

3. ACQUISITIONS

  On September 5, 1996, the Company completed the acquisition of 100% of the outstanding share capital of Lloyd's New York Insurance Company which subsequently changed its name to Realm National Insurance Company ("Realm"). The total purchase price of $8,986 comprised a cash payment to the former owners of $8,783 and legal and other costs associated with the acquisition of $203. In connection with the reacquisition, the former owners and the Company entered into a reserve indemnity agreement to guarantee the outstanding loss reserves as of June 30, 1996. The agreement provides for amounts to be paid to the purchaser or received by the seller in the event of any adverse or favorable development on the June 30, 1996 outstanding loss reserves in the period of two years from the date of purchase.

  The agreement also guarantees any change in unearned premium reserve, deferred policy acquisition costs, premium receivables, reinsurance recoverables and funds held assets. No material changes have occurred in these balances subsequent to June 30, 1996 and therefore no amounts have been booked through the September 5, 1996 to December 31, 1996 period.

  During the period September 5, 1996 through December 31, 1996 favorable development of $114,090 was experienced on the June 30, 1996 outstanding loss reserve balance. These financial statements reflect the effect of the favorable development as a reduction in net losses and loss expenses incurred and a corresponding charge to other operating expenses for the amount which would have to be paid to the seller upon the two year termination date. This amount is subject to change over the two year period.

  Management reviews and adjusts the amount payable or receivable under the guarantee at each reporting date.

  During 1996 the Company incorporated a new subsidiary, North American Risk, Inc., which effective July 1, 1996, acquired the assets and liabilities of North American Risk Limited (a limited partnership) ("NAR") for a total cash cost of $94.

  The acquisitions have been accounted for by the purchase method of accounting and, accordingly, the purchase prices have been allocated to the assets acquired and the liabilities assumed based on the estimated fair values at the dates of acquisition. The excess of purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, which is being amortized over 15 years and 5 years for Realm and NAR, respectively.

                     STIRLING COOKE BROWN HOLDINGS LIMITED

  The estimated fair values of assets acquired and liabilities assumed are summarized as follows:

                                                                  REALM    NAR
                                                                 -------  -----
      Cash...................................................... $ 1,621  $ 276
      Marketable securities.....................................  10,764    --
      Insurance balances receivable.............................   2,485    270
      Outstanding losses recoverable from reinsurers............  10,623    --
      Deferred acquisitions costs...............................      26    --
      Deferred reinsurance premiums ceded.......................   5,861    --
      Other assets and prepayments..............................     112     12
      Deferred tax asset........................................     426    --
      Capital assets............................................      52     94
      Intangible assets.........................................     766     83
      Outstanding losses and loss expenses...................... (12,309)   --
      Unearned premiums.........................................  (7,487)   --
      Funds held................................................  (1,739)   --
      Insurance and reinsurance balances payable................  (1,927)  (445)
      Other liabilities.........................................    (288)  (196)
                                                                 -------  -----
                                                                 $ 8,986  $  94
                                                                 =======  =====

  Operating results of Realm and NAR are included in the Company's consolidated results of operations from the effective dates of the acquisitions.

  Proforma financial information prepared as if the acquisitions had occurred at the beginning of the periods presented has not been provided since the effects would not be material due to the run-off nature of Realm's business pending its sale. Realm formerly provided property, marine and agricultural coverages. Realm is expected to be used in the future as a policy issuing company in conjunction with the Company's workers' compensation programs.

4. CONTINGENT LIABILITIES

  In the normal course of reinsurance operations the Company's bankers have issued letters of credit totaling $2,118 and $7,015 at December 31, 1995 and 1996 respectively in favor of the ceding insurance companies. At December 31, 1995 and 1996, $2,144 and $7,015 of cash and cash equivalents were pledged as collateral for these letters of credit respectively.

  One of the Company's subsidiaries is registered with the Society of Lloyd's as a registered Lloyd's Broker. As required by Lloyd's Brokers Byelaw (No. 5 of 1988), the subsidiary has entered into a trust deed under which all insurance broking account assets are subject to a floating lien held in trust for the Society of Lloyd's for the benefit of the insurance creditors. Insurance and reinsurance balances payable covered by the floating lien at December 31, 1995 and 1996, amounted to $53,249 and $80,070 respectively, including relevant creditors of other subsidiaries. The purpose of the trust deed is to provide security to the Lloyds Broker's insurance creditors in the event of the Broker's insolvency by creating a charge over the Broker's insurance transaction assets. The lien becomes enforceable only in the event the Lloyds Broker becomes insolvent or breaches Lloyds solvency rules or regulations. The assets which were subject to this floating lien at December 31, 1995 and 1996 were:

                                                                 1995    1996
                                                                ------- -------
      Fiduciary funds.......................................... $ 8,097 $13,925
      Insurance and reinsurance balances receivable............  51,670  67,749
                                                                ------- -------
                                                                $59,767 $81,674
                                                                ======= =======

                     STIRLING COOKE BROWN HOLDINGS LIMITED

  These amounts were estimated from the financial statements of the Lloyds Broker. The lien had no impact on the Broker's operating statements or cash flows during the periods.

5. FIDUCIARY FUNDS

  In its various capacities as an insurance intermediary, the Company collects premiums from insureds and other intermediaries, and after deducting its risk management fee and, where appropriate, surplus lines taxes and stamping fees, remits the premium to the respective insurance company or underwriter. Pending the remittance of such funds to the insurance company or underwriter in accordance with the applicable insurance contract, the Company holds collected funds in its own segregated bank accounts and is entitled to any accrued interest on such funds. The obligation to remit these funds is recorded as insurance and reinsurance balances payable on the Company's balance sheet. The period for which the Company holds such funds is dependent upon the date the insured remits the payment of the premium to the Company and the date the Company is required to forward such payment to the insurer.

6. MARKETABLE SECURITIES

  a) The cost/amortized cost and estimated fair value of marketable securities held as available for sale at December 31, 1996 are as follows:

                                                        1996
                                      -----------------------------------------
                                        COST/     GROSS      GROSS    ESTIMATED
                                      AMORTIZED UNREALIZED UNREALIZED   FAIR
                                        COST      GAINS      LOSSES     VALUE
                                      --------- ---------- ---------- ---------
U.S. Treasury securities and
 obligations of U.S. Government
 agencies............................  $ 6,963     $ 75       $--      $ 7,038
Foreign government...................    1,063        1          3       1,061
Obligations of states and political
 subdivisions........................    1,090      --         --        1,090
Corporate securities.................    9,866      --          22       9,844
                                       -------     ----       ----     -------
Debt securities......................   18,982       76         25      19,033
Equity securities....................    3,295      236         65       3,466
Short term investments...............      120      --         --          120
                                       -------     ----       ----     -------
  Total..............................  $22,397     $312       $ 90     $22,619
                                       =======     ====       ====     =======

  A deferred tax liability of $75 at December 31, 1996, has been provided against unrealized gains on marketable securities held as "available for sale" which has been presented net as a separate component of shareholders' equity.

                     STIRLING COOKE BROWN HOLDINGS LIMITED

  b) The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity are shown in the following table. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                    1996
                                                             -------------------
                                                                       ESTIMATED
                                                             AMORTIZED   FAIR
                                                               COST      VALUE
                                                             --------- ---------
      Due in one year or less...............................  $ 4,180   $ 4,179
      Due after one year through five years.................   14,261    14,300
      Due after five years through ten years................      541       554
                                                              -------   -------
                                                              $18,982   $19,033
                                                              =======   =======

  c) Proceeds from sales of investments in debt securities during 1996 were $2,273. Proceeds from sales of investments in equity securities during 1996 were $15. There were no realized gains or losses on the sale of marketable securities during 1996.

  d) At December 31, 1996, debt securities having an amortized cost of $2,563 were on deposit with government authorities as required by law.

  e) At December 31, 1996, there were no individual investments, other than investments in U.S. Government securities, which exceeded 10% of shareholders' equity.

  f) Net investment income by source is as follows:

                                                            1994   1995   1996
                                                           ------ ------ ------
      Bonds............................................... $  --  $  --  $  134
      Common stock........................................    --     --      67
      Cash, cash equivalents and short-term
       investments........................................    770  2,388  3,216
      Other...............................................    --     --       1
                                                           ------ ------ ------
        Total investment income...........................    770  2,388  3,418
        Less applicable expenses..........................    --     --      13
                                                           ------ ------ ------
        Net investment income............................. $  770 $2,388 $3,405
                                                           ====== ====== ======

7. OTHER ASSETS

  Included within other assets are capital assets as follows:

                                                                1995
                                                    ----------------------------
                                                           ACCUMULATED  NET BOOK
                                                     COST  DEPRECIATION  VALUE
                                                    ------ ------------ --------
      Furniture and fixtures....................... $  819    $  364     $  455
      Computer equipment...........................  1,909       771      1,138
      Office equipment.............................    452       136        316
      Motor vehicles...............................    945       357        588
                                                    ------    ------     ------
        Total...................................... $4,125    $1,628     $2,497
                                                    ======    ======     ======

                     STIRLING COOKE BROWN HOLDINGS LIMITED

                                                                1996
                                                    ----------------------------
                                                           ACCUMULATED  NET BOOK
                                                     COST  DEPRECIATION  VALUE
                                                    ------ ------------ --------
      Furniture and fixtures......................  $1,217    $  502     $  715
      Computer equipment..........................   2,542     1,229      1,313
      Office equipment............................     649       256        393
      Motor vehicles..............................   1,092       500        592
                                                    ------    ------     ------
        Total.....................................  $5,500    $2,487     $3,013
                                                    ======    ======     ======

8. DEPOSIT LIABILITIES AND RELATED ASSETS

  Certain of the Company's reinsurance contracts, referred to as rent-a-captive programs, do not satisfy the conditions for reinsurance accounting as the maximum exposure to loss is fully funded by premium, cash and other collateral and indemnity agreements. Accordingly, these contracts are accounted for as deposit liabilities. The Company agrees to return the underwriting and investment earnings realized on the programs to the insured. Premiums and other consideration received, together with net investment income earned on the underlying assets, are recorded as a deposit liability and loss payments made under the contracts are recorded as a deduction from the deposit. The assets related to these programs represent funds under management as the insured retains the risks and rewards of ownership. Such assets are recorded as assets related to deposit liabilities in the consolidated balance sheets. These assets comprised cash and short-term deposits at December 31, 1995 and 1996. The Company receives a fee based on a percentage of premiums written and investment income earned for structuring and providing ongoing management of the programs.

  In addition, deposit liabilities and related assets include $1,680 and $2,216 of deposits received from customers as security for the timely payment of premiums for workers' compensation insurance at December 31, 1995 and 1996, respectively. The deposit is restricted from use by the Company, and is the property of the customer. The deposit is refunded to the customer after the policy expires or is canceled and all claims related to the insurance policy have been settled. The interest income earned by these restricted deposit accounts is the property of the customer, and is therefore excluded from the Company's operating results.

9. REINSURANCE ASSUMED AND CEDED

  The Company accounts for reinsurance assumed and ceded in accordance with SFAS 113 "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts".

  Net premiums earned are the result of the following:

                                                        1994    1995     1996
                                                       ------- -------  -------
      Premiums written................................ $   --  $   --   $ 4,009
      Premiums assumed................................     --    7,774   12,467
      Change in unearned premiums.....................     --   (4,090)    (938)
                                                       ------- -------  -------
      Premiums earned.................................     --    3,684   15,538
                                                       ------- -------  -------
      Premiums ceded..................................     --    1,130    7,546
      Change in deferred reinsurance premiums ceded...     --     (600)    (762)
                                                       ------- -------  -------
      Net premiums ceded..............................     --      530    6,784
                                                       ------- -------  -------
      Net premiums earned............................. $   --  $ 3,154  $ 8,754
                                                       ======= =======  =======

  The Company, in the ordinary course of business, reinsures certain risks with other companies. Such arrangements serve to enhance the Company's capacity to write business and limit the Company's maximum loss on large or unusually hazardous risks.

                     STIRLING COOKE BROWN HOLDINGS LIMITED

  Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

  At December 31, 1995 and 1996, there were no amounts due from any individual reinsurer in excess of 10% of the Company's shareholders' equity.

  The Company recognizes reinsurance recoveries when the associated loss is booked.

  Realm has purchased a standard property reinsurance program whereby Realm retains 25% of the first $1,000 on any one risk and purchased facultative per risk reinsurance for limits above $1,000. In addition, Realm's net retained line is further protected by a per risk excess of loss cover which reduces the maximum loss on any one risk to $125.

  Comp Indemnity Reinsurance Company ("CIRCL") assumes various quota shares of workers' compensation, employers' liability on both a primary and excess basis, bodily injury, difference in conditions and general liability risks written on a treaty basis. CIRCL's exposure under the reinsurance contracts assumed is limited in most instances to $250 and $1,000 per occurrence for workers' compensation and employer's liability, respectively and is subject to an annual aggregate limit based on various percentages of original gross written premium income. CIRCL further limits its exposure through the purchase of reinsurance protection for certain risks covering losses in excess of $10 and $50 per occurrence for workers' compensation and employers' liability, respectively, and on one particular program losses in excess of $3,000 per occurrence. In addition, in 1996 CIRCL purchased aggregate reinsurance protection of $1,000 in excess of the greater of $1,200 or a percentage of net premium written, for certain risks assumed.

10. OUTSTANDING LOSSES AND LOSS EXPENSES

  Outstanding losses and loss expenses relate to the insurance activities of CIRCL and Realm, which was acquired on September 5, 1996.

  The changes in outstanding losses and loss expenses are summarized as follows:

                                                                  1995   1996
                                                                 ------ -------
      Balance for CIRCL at start of year........................ $  --  $ 2,076
      Less reinsurance recoverables.............................    --      806
                                                                 ------ -------
      Net balance for CIRCL, at start of year...................    --    1,270
      Net balance for Realm, at acquisition.....................    --    1,687
                                                                 ------ -------
                                                                    --    2,957
      Incurred related to:
        Current year............................................  1,385   6,515
        Prior years.............................................    --      250
                                                                 ------ -------
          Total incurred........................................  1,385   6,765
                                                                 ------ -------
      Paid related to:
        Current year............................................    115   1,334
        Prior years.............................................    --      675
                                                                 ------ -------
          Total paid............................................    115   2,009
                                                                 ------ -------
      Net balance...............................................  1,270   7,713
      Plus reinsurance recoverable..............................    806  16,588
                                                                 ------ -------
      Balance at end of year.................................... $2,076 $24,301
                                                                 ====== =======

                     STIRLING COOKE BROWN HOLDINGS LIMITED

11. SHARE CAPITAL AND ADDITIONAL PAID IN CAPITAL

  The Company's authorized share capital at December 31, 1996, comprised 8,048,000 ordinary shares of par value $0.25 each and 25 Class "A' non-voting shares, with a par value of $1.00 each, of which 6,000,000 and 8,000,000 of the ordinary shares and nil and 25 Class "A' non-voting shares are issued and fully paid at December 31, 1995 and 1996 respectively.

  As discussed in note 1 to the consolidated financial statements, during 1996, the Company issued 4,000,020 and 1,999,980 shares in exchange for 100% of the share capital of Stirling Cooke Holdings (UK) Limited and Realm Investments Limited, respectively. The Company also issued 2,000,000 ordinary shares and 25 Class "A' non-voting shares to a private investor group. Contemporaneously, the private investor group also acquired additional ordinary shares from existing shareholders on a pro-rata basis, such that the private investor group's total ownership represented 32.5% of the total number of issued ordinary share capital at that time.

  The 2,000,000 ordinary shares and related 25 Class "A' shares issued to the private investor group are subject to a put option whereby, after 2004, the holders of such shares could request that the Company repurchase the shares for fair market value at that date. As such shares are subject to redemption at the option of the holder, the aggregate subscription price has been classified outside of shareholders' equity. The put option expires upon consummation by the Company of an initial public offering ("IPO").

  The ordinary shares are entitled to one vote per share. The Class "A' non-voting shares entitle the holder to such number of additional fully paid up ordinary shares as will ensure that the holder retains 32.5% of the total number of issued ordinary shares of the Company in the event that any of the stock options discussed in note 12 to the consolidated financial statements are exercised. The excess of the par value of the ordinary shares issued over the par value of the Class A non-voting shares will be recorded as the deduction from additional paid in capital. The Class "A' non-voting shares are not entitled to any dividend or distribution of the Company's assets in excess of their par value. Upon the issuance of the additional ordinary shares to the holders of the Class "A' non-voting shares, each Class "A' non-voting share will automatically convert into one deferred share of par value $1. The deferred shares have no voting rights and are not entitled to any dividend or distributions, except in the event of the winding up of the Company each deferred share shall only be entitled to the par value thereof. The Company has the right to redeem all of the outstanding deferred shares for an aggregate of $.01.

  During 1996 the Company repurchased 202,784 of its ordinary shares from one of its founding shareholders at a price negotiated between the Company and the shareholder. Treasury stock is recorded at cost as a deduction from shareholders' equity. Under certain circumstances the Company may purchase a further 40,000 shares. The purchase price for such shares varies.

  The share amounts have been retroactively restated to reflect the four-for-one stock split effective June 30, 1997 (see note 18).

12. STOCK OPTIONS

  On June 29, 1995, the Company granted 600,000 options to certain employee shareholders. The terms of the options were subsequently amended in 1996 to reflect the share exchange factor in the Share Purchase Agreements discussed in note 1.

  The options have an exercise price of $2.71 per share, which reflects the estimated fair value of the shares at the original grant date as updated for the exchange factor. The options were fully vested at the grant date and may be exercised at any time prior to January 23, 2003.

                     STIRLING COOKE BROWN HOLDINGS LIMITED

  In accordance with the provisions of FASB Statement No. 123, the Company has elected to continue to account for stock option grants in accordance with APB Opinion No. 25.

  The fair value of each option grant is estimated at the date of grant using the Minimum Value Method, assuming an expected dividend yield of 0%, a risk free interest rate of 6% and an expected life of options of 3 years. The fair value of the options at the grant date was $258.

  Had the Company elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by FASB Statement No. 123, net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                           1994   1995   1996
                                                          ------ ------ -------
     Net income--as reported............................. $4,282 $7,878 $10,291
     Net income--pro forma............................... $4,282 $7,620 $10,291
     Net income per share--as reported................... $ 0.71 $ 1.31 $  1.24
     Net income per share--pro forma..................... $ 0.71 $ 1.27 $  1.24

13. TAXATION

  Under current Bermuda law, the Company is not required to pay any taxes in Bermuda on either income or capital gains. The Company has received an undertaking from the Minister of Finance in Bermuda that in the event of any such taxes being imposed the Company will be exempted from taxation until the year 2016.

  Total income tax expense for the years ended December 31, 1994, 1995 and 1996 was allocated as follows:

                                                            1994   1995   1996
                                                           ------ ------ ------
      Income from continuing operations................... $1,298 $2,603 $2,281
      Shareholders' equity (for unrealized gains on
       marketable securities).............................    --     --      75
                                                           ------ ------ ------
                                                           $1,298 $2,603 $2,356
                                                           ====== ====== ======

  Income tax expense attributable to income from continuing operations consists of:

                                                        CURRENT DEFERRED TOTAL
                                                        ------- -------- ------
      Year ended December 31, 1994
        US Federal and State........................... $  --    $ --    $  --
        Foreign (UK)...................................  1,298     --     1,298
                                                        ------   -----   ------
                                                        $1,298     --    $1,298
                                                        ======   =====   ======
      Year ended December 31, 1995
        US Federal and State........................... $   98   $ (55)  $   43
        Foreign (UK)...................................  2,560     --     2,560
                                                        ------   -----   ------
                                                        $2,658   $ (55)  $2,603
                                                        ======   =====   ======
      Year ended December 31, 1996
        US Federal and State........................... $  572   $(284)  $  288
        Foreign (UK)...................................  1,993     --     1,993
                                                        ------   -----   ------
                                                        $2,565   $(284)  $2,281
                                                        ======   =====   ======

                     STIRLING COOKE BROWN HOLDINGS LIMITED

  Income tax expense attributable to income from continuing operations was $1,298, $2,603 and $2,281 for the years ended December 31, 1994, 1995 and 1996 respectively, and differed from the amounts computed by applying the US federal income tax rate of 34% to income before taxation as a result of the following:

                                                        1994    1995     1996
                                                       ------  -------  -------
      Computed expected tax expense................... $1,897  $ 3,564  $ 4,274
      Foreign income not subject to US taxes..........   (550)  (1,131)  (1,939)
      Income subject to tax at foreign rates..........   (106)     138      (55)
      Change in valuation allowance...................     57        6      127
      Miscellaneous permanent differences.............    --        26       56
      Acquired temporary difference...................    --       --      (257)
      State taxes.....................................    --       --        75
                                                       ------  -------  -------
      Actual tax expense.............................. $1,298  $ 2,603  $ 2,281
                                                       ======  =======  =======

  The significant components of deferred income tax benefit attributable to income from continuing operations are as follows:

                                                              1994  1995  1996
                                                              ----  ----  ----
      Deferred tax benefit (exclusive of effects of other
       component listed below)............................... $57   $61   $221
      Change in Valuation Allowance.......................... (57)   (6)    63
                                                              ---   ---   ----
                                                              $ 0   $55   $284
                                                              ===   ===   ====

  At December 31, 1996, the Company established a valuation allowance relating to acquired deferred tax benefits. The realization of the tax benefits attributable to these acquired temporary differences will be applied to reduce the goodwill related to the acquisition.

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred liabilities at December 31, 1995 and 1996, are presented below:

                                                                    1995  1996
                                                                    ----  ----
      Deferred tax assets:
        Deferred revenue........................................... $118  $339
        Discount on unearned premiums and outstanding loss
         reserves..................................................  --    190
        Valuation allowance........................................  (63) (190)
                                                                    ----  ----
                                                                      55   339
      Deferred tax liabilities:
        Unrealized investment gains................................  --    (75)
                                                                    ----  ----
      Net deferred tax asset....................................... $ 55  $264
                                                                    ====  ====

  Valuation allowances of $63 and $190 have been established against the deferred tax asset as of December 31, 1995 and 1996 respectively. The ultimate realization of this deferred tax asset depends on the ability of the Company and its subsidiaries to generate sufficient taxable income during the periods in which those temporary differences become deductible.

  The Company has not recognized a deferred tax liability for the undistributed earnings of its United States subsidiaries. (A 30% tax is generally imposed in the United States on dividends paid by United

                     STIRLING COOKE BROWN HOLDINGS LIMITED

States corporations to non-United States shareholders). The Company does not expect those unremitted earnings to become taxable in the foreseeable future. A deferred tax liability will be recognized when the Company expects that it will recover those undistributed earnings in a taxable manner, such as the receipt of dividends.

  The deferred tax liability relating to these unremitted earnings which is not recognized by the Company is approximately $0, $0, $200 at December 31, 1994, 1995, 1996, respectively.

14. FINANCIAL INSTRUMENTS

 a) Fair value

  The carrying values of all financial instruments, as defined by SFAS 107 and as recorded in the consolidated balance sheets approximate their fair value. The Company does not have any significant off-balance sheet financial instruments. The following methods and assumptions were used by the Company in estimating fair values:

    Cash and cash equivalents and fiduciary funds: The fair values for these instruments approximate their carrying amounts because of the short maturity of such instruments.

    Marketable securities: The fair values of debt and equity securities are based on quoted market prices and dealer quotes at the consolidated balance sheet dates.

    Deposit liabilities and related assets: Underlying assets comprise mainly cash and deposits. The fair values of these assets and related liabilities approximate their carrying value due to the short maturity of these instruments.

    Forward foreign exchange contracts: The fair values of such contracts are based on quoted forward rates available for the remaining duration of the contracts at the balance sheet dates.

    Other assets and liabilities: The fair values of all other financial instruments, as defined by SFAS 107, approximate their carrying values due to their short-term nature.

  The estimates of fair values presented herein are subjective in nature and are not necessarily indicative of the amounts that the Company would actually realize in a current market exchange. Any differences would not be expected to be material. Certain instruments such as prepaid expenses, other assets, goodwill and deferred expenses, deferred fee income and outstanding losses and loss expenses are excluded from fair value disclosure. Thus the total fair value amounts cannot be aggregated to determine the underlying economic value of the Company.

 b) Concentrations of credit risk and allowance for doubtful accounts

  The Company's financial instruments exposed to possible concentrations of credit risk consist primarily of its cash and cash equivalents, outstanding losses recoverable from reinsurers and insurance and reinsurance balances receivable.

  The Company maintains a substantial portion of its cash and cash equivalents in two financial institutions which the Company considers of high credit quality.

  Concentrations of credit risk with respect to other financial instruments are limited due to the large number of reinsurers, agents and customers comprising the Company's receivable base. Management does not anticipate significant credit losses from such financial instruments. As at December 31, 1995 and 1996, there were no significant allowances for doubtful accounts.

                     STIRLING COOKE BROWN HOLDINGS LIMITED

 c) Forward foreign exchange contracts

  The Company's functional currency is the U.S. dollar; however, as the Company operates internationally, it has exposure to changes in foreign currency exchange rates. These exposures include net cash inflows on non-U.S. dollar denominated transactions.

  To manage the Company's exposure to these risks, the Company enters into forward foreign exchange contracts in the currencies to which the Company is exposed. These contracts generally involve the exchange of one currency for another at some future date. The Company had a notional principal amount outstanding of (Pounds)3,500 and (Pounds)2,000, at December 31, 1995 and 1996 respectively, relating to contracts to buy British Pounds Sterling in the future. There were no significant unrealized gains or losses on forward exchange contracts for the years ended December 31, 1994 and 1995. Net unrealized gains on the forward exchange contracts for the year ended December 31, 1996 amounted to $170 and have been accrued in other income and included in other assets in the consolidated balance sheets. A net realized gain of $Nil, $Nil and $465 is included in other income in the consolidated statements of income in respect of such contracts during the years ended December 31, 1994, 1995 and 1996 respectively.

15. SEGMENTAL INFORMATION

  a) The Company's two business segments are Risk Management, which represents the Company's fee income less operating expenses, and Underwriting which represents the Company's income from underwriting risks it retains. Summarized financial information by business segment for the years ended December 31, 1994, 1995 and 1996 is as follows:

                                                     1994
                               -------------------------------------------------
                                                       ADJUSTMENTS
                                  RISK                     AND
                               MANAGEMENT UNDERWRITING ELIMINATIONS CONSOLIDATED
                               ---------- ------------ ------------ ------------
      Revenues................  $ 15,298    $   --      $     --      $ 15,298
                                ========    =======     =========     ========
      Income before taxation..  $  5,580    $   --      $     --      $  5,580
                                ========    =======     =========     ========
      Identifiable assets.....  $ 82,300    $   --      $  (9,025)    $ 73,275
                                ========    =======     =========     ========
                                                     1995
                               -------------------------------------------------
                                                       ADJUSTMENTS
                                  RISK                     AND
                               MANAGEMENT UNDERWRITING ELIMINATIONS CONSOLIDATED
                               ---------- ------------ ------------ ------------
      Revenues................  $ 26,469    $ 3,233     $     (67)    $ 29,635
                                ========    =======     =========     ========
      Income before taxation..  $  9,982    $   432     $      67     $ 10,481
                                ========    =======     =========     ========
      Identifiable assets.....  $179,095    $10,151     $ (68,606)    $120,640
                                ========    =======     =========     ========
                                                     1996
                               -------------------------------------------------
                                                       ADJUSTMENTS
                                  RISK                     AND
                               MANAGEMENT UNDERWRITING ELIMINATIONS CONSOLIDATED
                               ---------- ------------ ------------ ------------
      Revenues................  $ 37,448    $ 9,394     $     --      $ 46,842
                                ========    =======     =========     ========
      Income before taxation..  $ 12,589    $   251     $    (268)    $ 12,572
                                ========    =======     =========     ========
      Identifiable assets.....  $303,890    $68,221     $(144,125)    $227,986
                                ========    =======     =========     ========

                     STIRLING COOKE BROWN HOLDINGS LIMITED

  Significantly all of the amounts charged for depreciation and amortization, and capital expenditures relate to the Risk Management segment for all years.

  The revenue of each industry segment includes revenues both from services to unaffiliated customers and from intersegment sales. Interest income from services outside the Company is included in revenue if the asset on which the interest is earned is included among the segment's identifiable assets.

  b) Summarized financial information by geographic location for the years ended December 31, 1994, 1995 and 1996 is as follows:

                                                    1994
                             ---------------------------------------------------
                                                       ADJUSTMENTS
                                     U.K. AND              AND
                             BERMUDA  EUROPE  U.S.A.   ELIMINATIONS CONSOLIDATED
                             ------- -------- -------  ------------ ------------
   Revenues................. $ 3,049 $ 11,655 $   594   $     --      $ 15,298
                             ======= ======== =======   =========     ========
   Income before taxation... $ 1,805 $  3,943 $  (168)  $     --      $  5,580
                             ======= ======== =======   =========     ========
   Identifiable assets...... $10,255 $ 66,908 $ 4,925   $  (8,813)    $ 73,275
                             ======= ======== =======   =========     ========
                                                    1995
                             ---------------------------------------------------
                                                       ADJUSTMENTS
                                     U.K. AND              AND
                             BERMUDA  EUROPE  U.S.A.   ELIMINATIONS CONSOLIDATED
                             ------- -------- -------  ------------ ------------
   Revenues................. $ 8,607 $ 17,851 $ 3,177   $     --      $ 29,635
                             ======= ======== =======   =========     ========
   Income before taxation... $ 3,392 $  7,058 $    31   $     --      $ 10,481
                             ======= ======== =======   =========     ========
   Identifiable assets...... $46,293 $133,935 $ 9,018   $ (68,606)    $120,640
                             ======= ======== =======   =========     ========
                                                    1996
                             ---------------------------------------------------
                                                       ADJUSTMENTS
                                     U.K. AND              AND
                             BERMUDA  EUROPE  U.S.A.   ELIMINATIONS CONSOLIDATED
                             ------- -------- -------  ------------ ------------
   Revenues................. $17,279 $ 18,248 $11,315   $     --      $ 46,842
                             ======= ======== =======   =========     ========
   Income before taxation... $ 5,759 $  5,967 $   846   $     --      $ 12,572
                             ======= ======== =======   =========     ========
   Identifiable assets...... $88,653 $185,401 $83,148   $(129,216)    $227,986
                             ======= ======== =======   =========     ========

  Income before taxation is total revenues less operating expenses. In computing income before taxation by segment, income taxes have not been deducted.

  Identifiable assets by segment are those assets that are used in the Company's operations in each segment.

  c) The Company's managing general agencies market insurance products and programs developed by the Company on behalf of independent insurance carriers. In addition, the Company through its brokering and reinsurance brokering operations, managing general underwriters, claims and loss control servicing operations provides additional business and services to certain of these independent insurance carriers in respect of these products and other insurance and reinsurance policies. For the year ended December 31, 1996, fees received from one independent insurance carrier accounted for approximately 55% of the Company's total revenues. Although the loss of this

                     STIRLING COOKE BROWN HOLDINGS LIMITED
carrier could have a material adverse effect on the Company, the Company believes that Realm and other independent insurance carriers have sufficient underwriting capacity to reduce the impact of such a loss.

16. COMMITMENTS

  Future minimum lease payments under non-cancelable operating leases as at December 31, 1996 are as follows:

                                                1996
                                               -------
             1997............................. $ 1,711
             1998.............................   1,672
             1999.............................   1,338
             2000.............................   1,187
             2001.............................     970
             2002 and thereafter..............   4,111
                                               -------
                                               $10,989
                                               =======

  Total rental expense for the years ended December 31, 1994, 1995 and 1996, was $649, $867 and $1,319, respectively.

  Certain lease commitments are subject to annual adjustment under escalation clauses, for real estate taxes and the landlord's operating expenses. Such adjustments will not be material to the Company.

17. STATUTORY SURPLUS AND DIVIDEND RESTRICTIONS

  The Company's ability to pay dividends is subject to certain restrictions including the following:

  a) The Company is subject to a 30% withholding tax on certain dividends and interest received from its United States subsidiaries.

  b) Under New York law, Realm may pay cash dividends only from earned surplus determined on a statutory basis. Further, Realm is restricted (on the basis of the lower of 10% of statutory surplus at the end of the preceding twelve-month period or 100% of the adjusted net investment income for the preceding twelve-month period) as to the amount of dividends it may declare or pay in any twelve-month period without the approval of the Insurance Department of the State of New York. By agreement with the Insurance Department of the State of New York, Realm is restricted from declaring dividends until September 5, 1998.

  Realm did not have any earned surplus available for the payment of dividends in 1996 due to its statutory-basis accumulated deficit. Additionally, $101 of statutory surplus has been segregated as special funds as of December 31, 1996 and will not become available for dividend payments until earned.

  Realm's total surplus and net income determined on a United States statutory basis are as follows:

      Total surplus at December 31, 1996............................... $19,924
      Net income for year ended December 31, 1996...................... $   154

  c) The NAIC has a model law which establishes certain minimum risk-based capital (RBC) requirements for property-casualty insurance companies. The RBC calculation serves as a benchmark for the regulation of insurance companies by state insurance regulators. The calculation specifies

                     STIRLING COOKE BROWN HOLDINGS LIMITED
various formulas and weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk and are set forth in the RBC requirements. The capital of Realm as of December 31, 1996 exceeds the amount calculated using the RBC requirements.

  d) Realm is licensed by the Insurance Department of the State of New York (the "Department") to write Special Risk insurance. Special Risk business represents business that is sold at rates that are not subject to prior approval of the Department. The Department's rules and regulations limit the amount of Special Risk business that a company may write based on the aggregate writings of the Company. In 1994, Realm disposed of its agricultural and ocean marine books of business as a condition precedent to the sale of Realm to a prospective buyer. As a result, Realm was no longer in compliance with the Department's limitation on Special Risk premium writings. Realm has received a waiver of such limitations from the Department through September 5, 1997. The current application for extension of the waiver is pending approval from the Department.

  e) The Company's Bermuda insurance subsidiary, CIRCL, is required by its license to maintain capital and surplus greater than a minimum statutory amount determined as the greater of a percentage of outstanding losses and loss expenses (net of reinsurance recoverable) or a given fraction of net written premiums. At December 31, 1995 and 1996, CIRCL was required to maintain a minimum statutory capital and surplus of $1,297 and $1,520 respectively.

  CIRCL's total surplus and net income determined on a Bermuda statutory basis are as follows:

                                                                 1995     1996
                                                                -------  ------
      Total surplus at December 31............................. $  (248) $2,319
      Net income for year ended December 31.................... $(1,150) $1,688

  CIRCL is also required to maintain a minimum liquidity ratio whereby the value of its relevant assets are not less than 75% of the amount of its relevant liabilities. Certain categories of assets do not qualify as relevant assets under the statute. At December 31, 1995 and 1996, CIRCL was required to maintain relevant assets of at least $142 and $9,412 respectively. At these dates relevant assets were approximately $5,277 and $14,932 respectively, and the minimum liquidity ratio was therefore met.

18. EVENTS SUBSEQUENT TO THE BALANCE SHEET DATE

  In April 1997, the Company purchased 213,732 of its ordinary shares from a founding shareholder at a negotiated total cost of $812. Such shares were recorded as treasury stock at cost.

  On June 30, 1997, the Company effected a four for one stock split whereby each of the Company's ordinary shares of par value $1.00 each were divided into four ordinary shares of par value $0.25 each.

  All share and per share data included in these consolidated financial statements have been restated to reflect the stock split.

                     STIRLING COOKE BROWN HOLDINGS LIMITED

                      UNAUDITED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1997
  (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AND PER SHARE
                                     DATA)

                                                 HISTORICAL PRO FORMA  PRO FORMA
                                                  JUNE 30,  ADJUSTMENT JUNE 30,
                                                    1997     (NOTE 3)    1997
                                                 ---------- ---------- ---------
ASSETS
Marketable securities, at fair value
  Debt securities (amortized cost--$16,775)....   $ 16,817   $         $ 16,817
  Equity securities (cost--$631)...............        653                  653
  Short term investments (amortized cost--
   $4,096).....................................      4,096                4,096
                                                  --------   -------   --------
Total marketable securities....................     21,566               21,566
Cash and cash equivalents......................     11,209               11,209
Fiduciary funds--restricted....................     60,314               60,314
Insurance and reinsurance balances receivable..    208,030              208,030
Outstanding losses recoverable from reinsurers.     19,164               19,164
Deferred acquisition costs.....................        293                  293
Deferred reinsurance premiums ceded............      7,252                7,252
Deferred tax asset.............................        325                  325
Other assets...................................      9,989                9,989
Assets related to deposit liabilities..........      4,877                4,877
                                                  --------   -------   --------
    Total assets...............................   $343,019   $   --    $343,019
                                                  ========   =======   ========
LIABILITIES
Outstanding losses and loss expenses...........   $ 30,381             $ 30,381
Unearned premiums..............................     12,455               12,455
Deferred income................................      2,319                2,319
Insurance and reinsurance balances payable.....    243,789              243,789
Funds withheld.................................        552                  552
Accounts payable and accrued liabilities.......      3,472                3,472
Income taxes payable...........................      3,491                3,491
Deposit liabilities............................      4,877                4,877
                                                  --------   -------   --------
    Total liabilities..........................    301,336       --     301,336
                                                  --------   -------   --------
Ordinary shares subject to redemption (Note 3).     14,529   (14,529)         0
                                                  --------   -------   --------
SHAREHOLDERS' EQUITY
Share capital
  Authorized 20,000,000 ordinary shares of par
   value $0.25 each, 6,199,434 shares issued
   and fully paid, 8,488,372 shares issued and
   fully paid pro forma. (Note 2)..............      1,550       572      2,122
Additional paid in capital.....................      1,491    13,957     15,448
Notes receivable on exercise of options (Note
 2)............................................     (1,625)              (1,625)
Unrealized gain on marketable securities.......         42                   42
Retained earnings..............................     25,696               25,696
                                                  --------   -------   --------
    Total shareholders' equity.................     27,154    14,529     41,683
                                                  --------   -------   --------
    Total liabilities, ordinary shares subject
     to redemption and shareholders' equity....   $343,019   $   --    $343,019
                                                  ========   =======   ========

     See accompanying notes to unaudited consolidated financial statements

                     STIRLING COOKE BROWN HOLDINGS LIMITED

                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

                    SIX MONTHS ENDED JUNE 30, 1996 AND 1997
  (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AND PER SHARE
                                     DATA)

                                                             1996       1997
                                                          ---------- ----------
REVENUES
Risk management fees..................................... $   14,993 $   21,577
Net premiums earned......................................      3,603      6,147
Net investment income....................................      1,349      2,910
Other income.............................................        607        389
                                                          ---------- ----------
    Total revenues.......................................     20,552     31,023
                                                          ---------- ----------
EXPENSES
Net losses and loss expenses incurred....................      2,421      5,480
Acquisition costs........................................      1,103        295
Depreciation and amortization of capital assets..........        465        602
Amortization of goodwill.................................         13        190
Salaries and benefits....................................      5,064      8,869
Other operating expenses.................................      5,021      8,015
                                                          ---------- ----------
    Total expenses.......................................     14,087     23,451
                                                          ---------- ----------
Income before taxation...................................      6,465      7,572
Taxation.................................................      1,319      1,394
                                                          ---------- ----------
Net income............................................... $    5,146 $    6,178
                                                          ========== ==========
Net income per share..................................... $     0.63 $     0.75
                                                          ---------- ----------
Weighted average number of shares and ordinary share
 equivalents outstanding.................................  8,224,365  8,267,835
                                                          ---------- ----------

  All per share data has been restated to reflect the four for one stock split discussed in Note 2.



     See accompanying notes to unaudited consolidated financial statements

                     STIRLING COOKE BROWN HOLDINGS LIMITED

      UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                    SIX MONTHS ENDED JUNE 30, 1996 AND 1997
  (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AND PER SHARE
                                     DATA)

                                                               1996     1997
                                                              ------- --------
ORDINARY SHARES OF PAR VALUE $0.25 EACH
  Balance at beginning of period............................. $ 1,500 $  1,500
  Options exercised..........................................     --       150
  Cancellation of ordinary shares in treasury................     --      (100)
                                                              ------- --------
  Balance at end of period................................... $ 1,500 $  1,550
                                                              ------- --------
ADDITIONAL PAID IN CAPITAL
  Balance at beginning of period............................. $    88 $     88
  Proceeds from exercise of options in excess of par.........     --     1,475
  Issuance of shares (Note 2)................................     --       (72)
                                                              ------- --------
  Balance at end of period................................... $    88 $  1,491
                                                              ------- --------
NOTES RECEIVABLE
  Balance at beginning of period............................. $   --  $    --
  Receivable on exercise of options..........................     --   ( 1,625)
                                                              ------- --------
  Balance at end of period................................... $   --  $ (1,625)
                                                              ------- --------
UNREALIZED GAIN ON MARKETABLE SECURITIES
  Balance at beginning of period............................. $   --  $    147
  Movement in unrealized gain in period......................     --      (105)
                                                              ------- --------
  Balance at end of period................................... $   --  $     42
                                                              ------- --------
RETAINED EARNINGS
  Balance at beginning of period............................. $10,815 $ 21,106
  Net income.................................................   5,146    6,178
  Cancellation of ordinary shares in treasury................     --    (1,588)
                                                              ------- --------
  Balance at end of period................................... $15,961 $ 25,696
                                                              ------- --------
TREASURY STOCK
  Balance at beginning of period............................. $   --  $   (938)
  Purchase of ordinary shares in treasury....................     --      (812)
  Sale of ordinary shares in treasury........................     --        61
  Cancellation of ordinary shares in treasury................     --     1,689
                                                              ------- --------
  Balance at end of period................................... $   --  $    --
                                                              ------- --------
TOTAL SHAREHOLDERS' EQUITY................................... $17,549 $ 27,154
                                                              ======= ========

  No dividends were paid for the periods ended June 30, 1996 and 1997. All per share data has been restated to reflect the four for one stock split discussed in Note 2.


     See accompanying notes to unaudited consolidated financial statements

                     STIRLING COOKE BROWN HOLDINGS LIMITED

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                    SIX MONTHS ENDED JUNE 30, 1996 AND 1997
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                            1996      1997
                                                          --------  ---------
OPERATING ACTIVITIES
Net income............................................... $  5,146  $   6,178
Adjustments to reconcile net income to net cash provided
 by operating activities:
  Depreciation and amortization..........................      465        602
  Amortization of goodwill...............................       13        190
  Amortization of marketable securities..................      --          90
  Equity in income of affiliates.........................     (143)      (349)
  Net realized gain on sale of marketable securities.....      --        (420)
  Profit on disposal of capital assets...................      --          (4)
Changes in non cash operating assets and liabilities:
  Fiduciary funds........................................  (12,306)   (10,074)
  Insurance and reinsurance balances receivable..........    7,445   (104,275)
  Outstanding losses recoverable from reinsurers.........   (2,154)    (2,576)
  Deferred acquisition costs.............................    1,173       (122)
  Deferred reinsurance premiums ceded....................   (1,230)       (29)
  Other assets...........................................      209       (962)
  Deferred tax asset.....................................      (50)        (7)
  Assets related to deposit liabilities..................     (981)      (830)
  Outstanding losses and loss expenses...................    4,339      6,080
  Unearned premiums......................................      911        (60)
  Insurance and reinsurance balances payable.............    1,422    102,306
  Funds withheld.........................................      --        (832)
  Accounts payable and accrued liabilities...............      (25)       227
  Income taxes payable...................................       82      1,315
  Deferred income........................................      429       (157)
  Deposit liabilities....................................      981        830
                                                          --------  ---------
    Net cash provided (used) by operating activities.....    5,726     (2,879)
                                                          --------  ---------
INVESTING ACTIVITIES
Purchase of capital assets...............................     (599)      (919)
Sale of capital assets...................................      --         132
Purchase of debt securities..............................      --         --
Purchase of equity securities............................      --      (3,976)
Purchase of short-term investments, net..................      --      (3,976)
Proceeds on sale of debt securities......................      --       2,091
Proceeds on sale of equity securities....................      --       7,087
Investments in affiliates................................     (116)       --
Acquisition of business..................................      --      (1,202)
                                                          --------  ---------
    Cash used by investing activities....................     (715)      (763)
                                                          --------  ---------
FINANCING ACTIVITIES
Net proceeds of subscription to share capital subject to
 redemption..............................................   14,457        --
Sale of common shares in treasury........................      --          61
Purchase of common shares in treasury....................      --        (812)
                                                          --------  ---------
    Cash provided (used) by financing activities.........   14,457       (751)
                                                          --------  ---------
Increase (decrease) in cash and cash equivalents.........   19,468     (4,393)
Cash and cash equivalents at beginning of period.........    7,581     15,602
                                                          --------  ---------
Cash and cash equivalents at end of period............... $ 27,049  $  11,209
                                                          ========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the period for income taxes........... $  1,287  $     139
                                                          ========  =========

     See accompanying notes to unaudited consolidated financial statements

                     STIRLING COOKE BROWN HOLDINGS LIMITED

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                            JUNE 30, 1996 AND 1997
 (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AND PER SHARE
                                     DATA)

1. INTERIM ACCOUNTING POLICY

  In the opinion of management of Stirling Cooke Brown Holdings Limited (the "Company"), the accompanying unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company and the results of operations and cash flows for the six months ended June 30, 1996 and 1997. Although the Company believes that the disclosure in these financial statements is adequate to make the information presented not misleading, certain information and footnote information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. Results of operations for the six months ended June 30, 1997 are not necessarily indicative of what operating results may be for the full year. In addition, these unaudited consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements presented herein.

2. CAPITAL TRANSACTIONS

  a) In April 1997, the Company purchased 213,732 of its ordinary shares from a founding shareholder for a total cost of $812. Such shares were recorded as treasury stock at cost.

  b) In June 1997, the Company reissued 16,000 ordinary shares of its treasury stock for a total subscription price of $61.

  c) On June 30, 1997, the remaining 400,516 ordinary shares held in treasury at that date were canceled. The excess cost of treasury shares over their par value was recorded as a deduction from retained earnings.

  d) On June 30, 1997, the Company increased its authorized share capital to 20,000,000 ordinary shares of par value $0.25 each.

  e) On June 30, 1997, the shareholders exercised their options to purchase 600,000 ordinary shares in the Company (see note 12 to the consolidated financial statements) at an exercise price of $2.71 per share. Contemporaneously, 288,888 ordinary shares of par value of $0.25 each were issued to the holders of the Class "A' shares pursuant to certain anti-dilution rights, and the Class "A' shares were repurchased by the Company for nominal consideration. As the 288,888 ordinary shares are subject to a put option, the aggregate subscription price of such shares is classified outside of shareholders' equity. The $72 excess of the par value of the ordinary shares issued over the original par value of the Class "A' shares was recorded as a deduction from additional paid in capital. On June 30, 1997 the Company loaned the shareholders $1,625, an amount equal to the aggregate exercise price of the options. Such loans are evidenced by promissory notes, bear interest at 7% per annum and mature in June 1998. Notes receivable are recorded as a deduction from shareholders' equity at June 30, 1997. Included within notes receivable are $325, $866 and $109 due from Messrs. Cooke, Brown and Jones, respectively.

  f) On June 30, 1997, the Company effected a four for one stock split whereby each of the Company's ordinary shares of par value $1.00 each was divided into four ordinary shares of par value $0.25 each.

  All share and per share data included in these unaudited consolidated financial statements have been restated to reflect the stock split.

                     STIRLING COOKE BROWN HOLDINGS LIMITED

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                            JUNE 30, 1996 AND 1997
 (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AND PER SHARE
                                     DATA)

3. PRO FORMA ADJUSTMENT

  2,288,888 of the Company's ordinary shares are subject to a put option whereby, after 2004, the holders of such shares can request that the Company repurchase the shares at fair market value. As such shares are subject to redemption at the option of the holder, the aggregate subscription price is classified outside of shareholders' equity in the historical balance sheet at June 30, 1997. The put option expires upon consummation of an IPO.

  The pro forma consolidated balance sheet at June 30, 1997 reflects pro forma adjustments assuming that the option had expired at that date. The excess of the carrying value over the par value of the shares of $13,957 is recorded through additional paid in capital.

4. RISK MANAGEMENT FEES

  The components of the Company's risk management fees are as follows:

                                                                  FOR THE SIX
                                                                 MONTHS ENDED
                                                                   JUNE 30,
                                                                ---------------
                                                                 1996    1997
                                                                ------- -------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
Brokerage fees and commissions................................. $ 9,144 $11,852
Managing general agency fees...................................   2,717   5,155
Underwriting management fees...................................   1,825   1,930
Captive management and program fees............................     709   1,314
Loss control and audit fees....................................     598   1,326
                                                                ------- -------
  Total risk management fees................................... $14,993 $21,577
                                                                ======= =======

                  STIRLING COOKE BROWN HOLDINGS LIMITED

           PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF INCOME

  The following unaudited pro forma consolidated statement of income gives effect to the acquisition by the Company of all the outstanding share capital of Realm on September 5, 1996, using the purchase method of accounting. The total purchase price of $9.0 million comprised a cash payment to the former owners of $8.8 million and legal and other costs associated with the acquisition of $0.2 million. Goodwill arising on the acquisition, representing the excess of the purchase price over the fair values of the net assets acquired, amounted to $0.8 million and is being amortized over 15 years.

  The pro forma consolidated statement of income gives effect to the acquisition as if it had occurred at the beginning of the year. Pro forma adjustments to reflect the acquisition have been applied to the historical consolidated statement of income of the Company for the year ended December 31, 1996. Such adjustments are described in the accompanying notes to the pro forma consolidated statement of income.

  The pro forma consolidated financial data do not purport to represent what the Company's results of operations would have been had the acquisition been consummated at the beginning of the year nor do they project the Company's results of operations for any future period.

                   STIRLING COOKE BROWN HOLDINGS LIMITED

           PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF INCOME

                       YEAR ENDED DECEMBER 31, 1996

 (IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                                                          STIRLING COOKE
                                            REALM                         BROWN HOLDINGS
                          STIRLING COOKE (PERIOD FROM                         LIMITED
                          BROWN HOLDINGS JANUARY 1 TO                        PRO FORMA
                             LIMITED     SEPTEMBER 4,  PRO FORMA           CONSOLIDATED
                            HISTORICAL      1996)     ADJUSTMENTS NOTES STATEMENT OF INCOME
                          -------------- ------------ ----------- ----- -------------------
REVENUES
Risk management fees....    $   33,842      $            $                  $   33,842
Net premiums earned.....         8,754       1,978                              10,732
Net investment income...         3,405         509        (255)    (1)           3,659
Other income............           841                                             841
                            ----------      ------       -----              ----------
    Total revenues......        46,842       2,487        (255)                 49,074
                            ----------      ------       -----              ----------
EXPENSES
Net losses and loss
 expenses incurred......         6,765       1,424                               8,189
Acquisition costs.......         1,618          73                               1,691
Depreciation and
 amortization of capital
 assets.................         1,018           7                               1,025
Amortization of
 goodwill...............            50                      35     (2)              85
Salaries and benefits...        13,106         350                              13,456
Other operating
 expenses...............        11,713         731                              12,444
                            ----------      ------       -----              ----------
    Total expenses......        34,270       2,585          35                  36,890
                            ----------      ------       -----              ----------
Income before taxation..        12,572         (98)       (290)                 12,184
Taxation................        (2,281)          0                              (2,281)
                            ----------      ------       -----              ----------
Net income..............    $   10,291      $  (98)      $(290)             $    9,903
                            ----------      ------       -----              ----------
Net income per share....    $     1.24                                      $     1.19
                            ----------                                      ----------
Weighted average number
 of shares and ordinary
 share equivalents
 outstanding............     8,306,610                                       8,306,610
                            ----------                                      ----------

 All per share data has been restated to reflect the four for one stock split.

See accompanying notes to pro forma unaudited consolidated statement of income.

                  STIRLING COOKE BROWN HOLDINGS LIMITED

    NOTES TO THE PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF INCOME

                       YEAR ENDED DECEMBER 31, 1996

 (IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

1. To record the reduction in investment income arising from the decrease in cash and cash equivalents and marketable securities as if such amounts had been used as consideration for the acquisition of Realm on January 1, 1996.

2. To record goodwill amortization for the period from January 1, 1996 to September 4, 1996. Goodwill is amortized on a straight-line basis over a period of 15 years.

3. The Company does not believe that the tax effects of the pro forma adjustments would be material. In particular, the cash utilized for the purchase of Realm was previously held by the Bermuda parent company, which earned tax-free interest on such cash.

                       INDEPENDENT AUDITORS' REPORT

The Board of Directors

Realm National Insurance Company:

  We have audited the accompanying statements of operations, changes in stockholder's equity and cash flows of Realm National Insurance Company for the period from January 1, 1996 to September 4, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of its operations and the cash flows of Realm National Insurance Company for the period from January 1, 1996 to September 4, 1996, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick

New York, New York

October 1, 1997

                     REALM NATIONAL INSURANCE COMPANY

               (FORMERLY LLOYD'S NEW YORK INSURANCE COMPANY)

                          STATEMENT OF OPERATIONS

       FOR THE PERIOD FROM JANUARY 1, 1996 THROUGH SEPTEMBER 4, 1996

Revenues:
  Gross premiums written........................................... $9,660,183
  Ceded premiums...................................................  7,986,835
                                                                    ----------
    Net premiums written...........................................  1,673,348
  Change in unearned premiums......................................    304,165
                                                                    ----------
    Premiums earned................................................  1,977,513
  Net investment income............................................    435,004
  Net realized gains on sale of investments........................     74,128
                                                                    ----------
    Total revenues.................................................  2,486,645
Expenses:
  Losses incurred..................................................  1,096,747
  Loss adjustment expenses incurred................................    327,403
  Commissions......................................................     73,138
  General and administrative expenses..............................  1,088,139
                                                                    ----------
    Total expenses.................................................  2,585,427
Loss before federal income taxes...................................    (98,782)
Federal income taxes...............................................        --
                                                                    ----------
Net loss........................................................... $  (98,782)
                                                                    ==========

              See accompanying notes to financial statements.

                     REALM NATIONAL INSURANCE COMPANY

               (FORMERLY LLOYD'S NEW YORK INSURANCE COMPANY)

               STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

         FOR THE PERIOD FROM JANUARY 1, 1996 TO SEPTEMBER 4, 1996

                                                 UNREALIZED
                                                APPRECIATION
                                     ADDITIONAL OF AVAILABLE
                            COMMON    PAID-IN    FOR SALE    ACCUMULATED
                            STOCK     CAPITAL    SECURITIES    DEFICIT      TOTAL
                          ---------- ---------- ------------ -----------  ----------
Balance as of January 1,
 1996...................  $2,500,000 $6,444,697   $ 88,187   $(1,192,220) $7,840,664
Net loss................         --         --         --        (98,782)    (98,782)
Change in unrealized
 appreciation of
 available for sale
 securities.............         --         --      13,171           --       13,171
                          ---------- ----------   --------   -----------  ----------
Balance as of September
 4, 1996................  $2,500,000 $6,444,697   $101,358   $(1,291,002) $7,755,053
                          ========== ==========   ========   ===========  ==========

              See accompanying notes to financial statements.

                     REALM NATIONAL INSURANCE COMPANY

               (FORMERLY LLOYD'S NEW YORK INSURANCE COMPANY)

                          STATEMENT OF CASH FLOWS

         FOR THE PERIOD FROM JANUARY 1, 1996 TO SEPTEMBER 4, 1996

                                                                   SEPTEMBER 4,
                                                                       1996
                                                                   ------------
Cash flows from operating activities:
  Net loss........................................................ $   (98,782)
  Adjustments to reconcile net income to net cash used in
   operating activities:
    Net realized gains on sale of investments.....................     (74,128)
    Depreciation/amortization expense.............................       9,179
    Decrease in accrued investment income.........................      90,877
    Decrease in premiums receivable...............................     423,780
    Increase in recoverable under reinsurance contracts...........     (70,152)
    Increase in prepaid reinsurance premiums......................    (503,731)
    Decrease in ceded unpaid losses and loss adjusted expenses....   2,809,934
    Decrease in policy acquisition costs..........................      82,460
    Decrease in unpaid losses and loss adjustment expenses........  (3,263,512)
    Increase in unearned premiums.................................     199,566
    Increase in reinsurance balances payable......................     564,821
    Decrease in funds held under reinsurance treaties.............    (219,976)
    Other item (net)..............................................      22,462
                                                                   -----------
      Total adjustments...........................................      71,580
                                                                   -----------
      Net cash used by operating activities.......................     (27,202)
                                                                   -----------
Cash flows from investing activities:
  Maturities and sales of fixed maturities........................  10,306,244
  Maturities and sales of equity securities.......................   1,410,834
  Investments in fixed maturities................................. (10,107,780)
  Investments in equity securities................................  (1,375,714)
  Purchases of property and equipment; net........................      (8,786)
                                                                   -----------
      Net cash provided by investing activities...................     224,798
                                                                   -----------
      Net increase in cash........................................     197,596
Cash at beginning of year.........................................   1,423,996
                                                                   -----------
Cash at end of year............................................... $ 1,621,592
                                                                   ===========

              See accompanying notes to financial statements.

                     REALM NATIONAL INSURANCE COMPANY

              (FORMERLY LLOYD'S NEW YORK INSURANCE COMPANY)

                      NOTES TO FINANCIAL STATEMENTS

         FOR THE PERIOD FROM JANUARY 1, 1996 TO SEPTEMBER 4, 1996

(1)ORGANIZATION OF SIGNIFICANT ACCOUNTING POLICIES

 Business and Organization

  On July 1, 1992, Realm National Insurance Company (formerly Lloyd's New York Insurance Company) ("Realm") completed its conversion from an association to a stock insurance company and a license to transact insurance business as a stock insurance company was issued by the Insurance Department of the State of New York (the "Department").

  Approximately 56% of Realm was held by C.E Heath PLC ("C.E. Heath") and certain affiliates at September 4, 1996. The remaining 44% of Realm was held by individuals. Effective September 5, 1996, Realm was purchased by Stirling Cooke North American Holdings Ltd. ("SCNAH"). See note 10. The accompanying financial statements are historical pre-acquisition based for the period from January 1, 1996 to September 4, 1996.

  Realm is licensed by the Department to write Special Risk insurance. Special Risk business represents business that is sold at rates that are not subject to prior approval of the Department. The Department's rules and regulations limit the amount of Special Risk business that a company may write, based on the aggregate writings of the company. In 1994, Realm disposed of its agricultural and ocean marine books of business as a condition precedent to the sale of Realm to a prospective buyer. As a result, Realm was no longer in compliance with the Department's limitation on Special Risk premium writings. Realm has received a waiver of such limitations from the Department through September 5, 1997. The current application for extension of the waiver is pending approval from the Department.

 Preparation of Financial Statements

  (a) The financial statements have been prepared on the basis of generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with these practices requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

  (b) Realm accounts for investments under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115).

  Certain investments in fixed maturities are classified as held to maturity and others are classified as available for sale. Held to maturity securities are carried at amortized cost. All equity securities are classified as available for sale. Investments classified as available for sale are carried at market value. The difference between market value and cost is included as a separate component of stockholders' equity, net of applicable deferred income taxes. Bond discounts and premiums are amortized on the straight-line method over the remaining term of the securities. Such amortization is included as a component of net investment income in the statement of operations. Realized gains and losses are determined on the basis of specific identification. Investment income is recorded as earned.

  (c) Premiums written are earned on a monthly pro rata basis over the terms of the policies or reinsurance agreements to which they relate. Unearned premium reserves represents the portion of premiums written which is applicable to the unexpired terms of policies or reinsurance agreements in force.

  (d) Unpaid losses, including incurred but not reported losses, and unpaid loss adjustment expenses include amounts determined on individual claims and other estimates, primarily on the basis

                     REALM NATIONAL INSURANCE COMPANY

              (FORMERLY LLOYD'S NEW YORK INSURANCE COMPANY)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

         FOR THE PERIOD FROM JANUARY 1, 1996 TO SEPTEMBER 4, 1996

of past experience. The methods of making such estimates and for establishing the resulting liabilities are continually reviewed and updated by Realm, and any adjustments resulting therefrom are reflected in income currently net of the effects of applicable reinsurance. Unpaid losses and unpaid loss adjustment expenses are reduced for anticipated salvage and subrogation.

  (e) Costs incidental to acquiring business related to premiums written and costs allowed by assuming reinsurers related to premiums ceded are deferred and amortized over the periods covered by the underlying policies or reinsurance agreements.

  (f) Property and equipment, which include furniture and equipment, electronic data processing equipment and leasehold improvements, are stated at cost. Depreciation of furniture, equipment, and electronic data processing equipment has been provided primarily by an accelerated method over the estimated useful lives (five to seven years) of the assets. Amortization of leasehold improvements has been provided by the straight-line method over the shorter of the estimated useful lives of the assets or the remaining term of the lease.

  (g) Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  (h) No investments are treated as cash equivalents for the purposes of the statement of cash flows.

(2)INVESTMENTS

  For the period January 1, 1996 through September 4, 1996 proceeds from sales of investments in fixed maturity securities was $0, excluding proceeds from maturities of $10,306,244. Proceeds from sales of investments in equity securities were $1,410,834.

  Net investment income by sources for the period January 1, 1996 through September 4, 1996 is as follows:

      Bonds........................................................... $323,370
      Preferred stock.................................................   35,085
      Common stock....................................................   50,590
      Cash and short-term investments.................................   28,271
      Other...........................................................   45,339
                                                                       --------
          Total investment income.....................................  482,655
        Less applicable expenses......................................   47,651
                                                                       --------
        Net investment income......................................... $435,004
                                                                       ========

                     REALM NATIONAL INSURANCE COMPANY

              (FORMERLY LLOYD'S NEW YORK INSURANCE COMPANY)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

         FOR THE PERIOD FROM JANUARY 1, 1996 TO SEPTEMBER 4, 1996

(3)FEDERAL INCOME TAXES

  Federal income taxes differ from the amounts computed by applying the statutory Federal income tax rate of 34% to income before Federal income taxes for the period of January 1, 1996 through September 4, 1996 as follows:

      Income before income taxes..................................... $(98,782)
                                                                      --------
      Federal income tax expense (benefit) at statutory rates........ (33,586)
      Dividend received deduction.................................... (19,254)
      Change in valuation allowance..................................   52,840
                                                                      --------
        Federal income tax........................................... $      0
                                                                      ========

  A valuation allowance was provided because management determined that it was more likely than not that net deductible temporary differences will not be realized.

  For the period of January 1, 1996 through September 4, 1996, federal income tax expense consists of the following:

      Current........................................................ $      0
      Deferred.......................................................        0
                                                                      --------
                                                                      $      0
                                                                      ========

(4)REINSURANCE

  Realm, in the ordinary course of business, reinsures certain risks with other companies. Such arrangements serve to enhance Realm's capacity to write business and limit Realm's maximum loss on large or unusually hazardous risks. To the extent that any reinsuring company might be unable to meet its obligations to Realm under the existing reinsurance agreements, Realm would be liable for such defaulted amounts.

  At September 4, 1996, there were no amounts due from any individual reinsurer for reinsurance recoverables on paid losses in excess of 10% of Realm's stockholder's equity.

  Realm accounts for reinsurance in accordance with SFAS 113 "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts."

  Premiums earned, as shown in the statement of operations, include reinsurance assumed of approximately $289,653 from January 1, 1996 through September 4, 1996, and exclude reinsurance ceded of approximately $7,483,105. Ceded losses and loss adjustment expenses amounted to $2,654,379 from January 1, 1996 through September 4, 1996.

                     REALM NATIONAL INSURANCE COMPANY

              (FORMERLY LLOYD'S NEW YORK INSURANCE COMPANY)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

         FOR THE PERIOD FROM JANUARY 1, 1996 TO SEPTEMBER 4, 1996

  Realm has a stop loss reinsurance agreement in place relating to its ocean marine business with C.E. Heath Casualty and General Insurance Ltd. This agreement covers Realm's net ocean marine reserves as of June 30, 1993 for a premium of $200,000. The initial reserve transferred under this retroactive reinsurance agreement was $833,950 and amounts settled from the period January 1, 1996 through September 4, 1996 was $(168,216).

(5)OTHER UNDERWRITING COMMISSIONS

  Realm reinsures a large portion of its risks and receives ceded commissions from its reinsurers. Direct commissions incurred are offset by such ceded commissions in the accompanying financial statements. Gross direct commissions amounted to $2,462,861 and total ceded commissions amounted to $2,389,723.

(6)LEASES

  Rent expense was $82,565 from January 1, 1996 to September 4, 1996.

  There is a facilities agreement between Realm and World Trade Services ("WTS"), an affiliate whereby office space and related expenses are shared as defined in the agreement. During the period January 1, 1996 through September 4, 1996, total expenses allocated to WTS under this agreement were $63,636.

(7)STATUTORY SURPLUS AND DIVIDEND RESTRICTION

  Under New York law, Realm may pay cash dividends only from earned surplus determined on a statutory basis. Further, Realm is restricted on the basis of the lower of 10% of Realm's statutory surplus at the end of the preceding twelve-month period or 100% of Realm's adjusted net investment income, as defined by regulation, as to the amount of dividends it may declare or pay in any twelve-month period without the approval of the Insurance Department of the State of New York. By agreement with the Insurance Department of the State of New York, Realm is restricted from declaring dividends until September 5, 1998.

  Realm did not have any earned surplus available for the payment of dividends through September 4, 1996 due to its statutory-basis accumulated deficit. Additionally, $114,900 of statutory surplus has been segregated as special funds as of September 4, 1996 and will not become available for dividend payments until earned.

  Realm's total surplus and net income determined on a statutory basis are as follows:

      Total surplus as of September 4, 1996.......................... $7,716,931
      Net income from January 1, 1996 through September 4, 1996...... $   27,503

(8)RISK-BASED CAPITAL

  The NAIC has a model law which establishes certain minimum risk-based capital (RBC) requirements for property-casualty insurance companies. The RBC calculation serves as a benchmark for the regulation of insurance companies by state insurance regulators. The calculation specifies various formulas and weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk and are set forth in the RBC requirements. The capital of Realm as of September 4, 1996 exceeds the amount calculated using the RBC requirements.

                     REALM NATIONAL INSURANCE COMPANY

              (FORMERLY LLOYD'S NEW YORK INSURANCE COMPANY)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

         FOR THE PERIOD FROM JANUARY 1, 1996 TO SEPTEMBER 4, 1996

(9)LIABILITY FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

  Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows (in thousands):

                                                                    SEPTEMBER 4,
                                                                        1996
                                                                    ------------
   Balance at January 1, 1996......................................   $15,573
     Less reinsurance recoverables.................................    13,433
                                                                      -------
       Net balance at January 1, 1996..............................     2,140
                                                                      -------
   Incurred related to:
     Current year..................................................     1,459
     Prior years...................................................       (35)
                                                                      -------
       Total incurred..............................................     1,424
                                                                      -------
   Paid related to:
     Current year..................................................       685
     Prior years...................................................     1,193
                                                                      -------
       Total paid..................................................     1,878
                                                                      -------
       Net balance.................................................     1,686
                                                                      -------
       Plus reinsurance recoverable................................    10,623
                                                                      -------
   Balance September 4, 1996.......................................   $12,309
                                                                      =======

(10) SUBSEQUENT EVENT

  On September 5, 1996, Stirling Cooke North American Holdings, Ltd. completed the acquisition of 100% of Lloyd's New York Insurance Company which subsequently changed its name to Realm effective September 26, 1996.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Shareholders have agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., Oppenheimer & Co., Inc. and SBC Warburg Dillon Read Inc. are acting as representatives, has severally agreed to purchase from the Company and the Selling Shareholders, the respective number of Ordinary Shares set forth opposite its name below:

                                                                       NUMBER OF
                                                                       ORDINARY
                                UNDERWRITERS                            SHARES
                                ------------                           ---------
      Goldman, Sachs & Co.............................................
      Oppenheimer & Co., Inc. ........................................
      SBC Warburg Dillon Read Inc. ...................................
                                                                       ---------
          Total....................................................... 2,500,000
                                                                       =========

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Ordinary Shares offered hereby, if any are taken. Pursuant to the Underwriting Agreement, the representatives of the Underwriters will purchase, on an equal basis, the Ordinary Shares offered on behalf of the GS Funds in the Offering immediately following the execution of the Underwriting Agreement, in exchange for notes of the representatives of the Underwriters. The notes to be issued to the GS Funds will be payable on the earlier of the closing of the Offering and 15 days from the date of this Prospectus. The number of Ordinary Shares each respective Underwriter is severally obligated to purchase, as set forth above, will not be affected by the foregoing arrangements. Each of the GS Funds has granted to the representatives of the Underwriters the right to require it to purchase, in the event that the Offering is not consummated, the Ordinary Shares being purchased by the representatives of the Underwriters from such GS Fund in the Offering, for a purchase price consisting of the cancellation of the note issued to such GS Fund.

  The Underwriters propose to offer the Ordinary Shares in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less
a concession of $        per share. The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $        per share to
certain brokers and dealers. After the Ordinary Shares are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

  Certain of the Selling Shareholders have granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 375,000 additional Ordinary Shares to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Ordinary Shares to be purchased by each of them, as shown in the foregoing table, bears to the 375,000 Ordinary Shares offered.

  The Company, the Selling Shareholders and each director and executive officer of the Company have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any other securities of the Company that are substantially similar to the Ordinary

Shares, including but not limited to any securities of the Company that are convertible into or exchangeable for, or that represent the right to receive, Ordinary Shares or any substantially similar securities, without the prior written consent of Goldman, Sachs & Co. on behalf of the Underwriters, except for the Ordinary Shares offered in connection with the Offering and except, in the Company's case, for the issuance of options pursuant to employee benefit plans existing on the date of this Prospectus or the issuance of shares upon the exercise of employee options outstanding on the date of this Prospectus. The GS Funds which are affiliates of Goldman, Sachs & Co. will have registration rights relating to the Ordinary Shares, but such rights will not be exercisable until after such 180-day period. For a discussion of these matters, see "Certain Relationships and Related Party Transactions", "Description of Capital Shares--Registration Rights" and "Shares Eligible for Future Sale".

  The GS Funds, which are affiliates of Goldman, Sachs & Co., own 2,888,888 Ordinary Shares representing approximately 34.0% of the Ordinary Shares of the Company and, upon completion of the Offering, will own approximately 24.0% of the Ordinary Shares. See "Principal and Selling Shareholders". The GS Funds are subject to the 180-day lock-up that applies to other shareholders as described above. Notwithstanding such restriction, however, Goldman, Sachs & Co. and their affiliates will be permitted to engage in stabilization, brokerage and ordinary course of business transactions and will be permitted, pursuant to a registration statement under the Securities Act maintained by the Company, to sell Ordinary Shares and related securities in connection with market-making transactions from time to time, both during and after the 180-day period. See "Market for Ordinary Shares" and "Shares Eligible for Future Sale".

  Goldman, Sachs & Co. or certain of their affiliates maintain certain contractual relationships with the Company and have provided, and currently provide, investment banking services to the Company. Goldman, Sachs & Co. also provide investment management services to Realm pursuant to a Corporate Account Agreement dated December 24, 1996. See "Certain Relationships and Related Party Transactions". In addition, two directors of the Company, Reuben Jeffery III and Sanjay Patel, are Managing Directors of Goldman, Sachs & Co., and were elected as directors of the Company pursuant to the rights of one of the GS Funds under the Shareholders Agreement. After consummation of the Offering, such directors are expected to continue in office, but the Shareholders Agreement will terminate and Goldman, Sachs & Co. and their affiliates will not have any right to designate directors of the Company. See "Management" and "Certain Relationships and Related Party Transactions".

  Under Rule 2720 of the NASD, the Company may be deemed an affiliate of Goldman, Sachs & Co. The Offering is being conducted in accordance with Rule 2720, which provides that, among other things, when an NASD member participates in the underwriting of an affiliate's equity securities, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, SBC Warburg Dillon Read Inc. will serve in such role and will recommend a price in compliance with the requirements of Rule 2720. In connection with the Offering, SBC Warburg Dillon Read Inc. in its role as qualified independent underwriter (the "Independent Underwriter") has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. In addition, the Underwriters may not confirm sales to any discretionary account without the prior specific written approval of the customer.

  Prior to the Offering, there has been no public market for the Ordinary Shares. The initial public offering price will be negotiated among the Company, the Selling Shareholders and the representatives of the Underwriters. Among the factors to be considered in determining the initial public offering price of the Ordinary Shares, in addition to prevailing market conditions, are the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  Application has been made to have the Ordinary Shares quoted on the Nasdaq National Market under the symbol "SCBHF".

  In connection with the Offering, the Underwriters may purchase and sell Ordinary Shares in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Ordinary Shares; and syndicate short positions involve the sale by the Underwriters of a greater number of Ordinary Shares than they are required to purchase from the Company and the Selling Shareholders in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the Offering for their account may be reclaimed by the syndicate if such Ordinary Shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Ordinary Shares, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be affected on the Nasdaq National Market, in the over-the-counter market or otherwise.

  The Company has been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, Goldman, Sachs & Co. currently intend to make a market in the Ordinary Shares following completion of the Offering. However, they are not obligated to do so and any market-making may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained following the completion of the Offering. See "Risk Factors--No Prior Market for Ordinary Shares; Possible Volatility of Ordinary Shares Price and the Securities Markets".

  The Underwriting Agreement contains certain provisions with respect to such market-making activities. Because Goldman, Sachs & Co. may be deemed to be an affiliate of the Company, Goldman, Sachs & Co. will be required to deliver a current prospectus to any purchaser in connection with any such market-making transactions. The Company has agreed to make from time to time certain amendments or supplements to the Prospectus and to pay certain expenses relating to such amendments or supplements.

  The Company and the Selling Shareholders have agreed to indemnify the several Underwriters and the Independent Underwriter against certain liabilities, including liabilities under the Securities Act.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTA-TIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICI-TATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECU-RITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UN-DER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CON-TAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Enforceability of Civil Liabilities Under United States Laws..............    3
Forward-Looking Statements................................................    4
Prospectus Summary........................................................    5
Risk Factors..............................................................   11
The Company...............................................................   16
Use of Proceeds...........................................................   17
Market for Ordinary Shares................................................   17
Dividend Policy...........................................................   18
Dilution..................................................................   18
Capitalization............................................................   19
Selected Consolidated Financial and Operating Data........................   20
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   22
Business..................................................................   30
Management................................................................   46
Principal and Selling Shareholders........................................   54
Certain Relationships and Related Party Transactions......................   56
Description of Capital Shares.............................................   57
Shares Eligible for Future Sale...........................................   62
Certain Tax Considerations................................................   63
Experts...................................................................   72
Legal Matters.............................................................   73
Additional Information....................................................   73
Glossary of Selected Insurance Terms......................................   74
Index to Consolidated Financial Statements................................  F-1
Underwriting..............................................................  U-1

                                  -----------

 THROUGH AND INCLUDING             , 1997 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE ORDINARY SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOT-MENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             2,500,000 SHARES

                                     LOGO

                             STIRLING COOKE BROWN
                               HOLDINGS LIMITED

                                ORDINARY SHARES
                          (PAR VALUE $.25 PER SHARE)

                                  -----------

                                  PROSPECTUS

                                  -----------

                             GOLDMAN, SACHS & CO.

                            OPPENHEIMER & CO., INC.

                         SBC WARBURG DILLON READ INC.

                      REPRESENTATIVES OF THE UNDERWRITERS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                [ALTERNATE PAGE]

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 2, 1997

                     STIRLING COOKE BROWN HOLDINGS LIMITED

                                ORDINARY SHARES
                           (PAR VALUE $.25 PER SHARE)

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE ORDINARY SHARES.

  Application has been made for the quotation of the Ordinary Shares on the Nasdaq National Market under the symbol "SCBHF".

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.ANY REPRESENTATION TO THE CONTRARY
   IS A CRIMINAL OFFENSE.

                                  -----------

  This Prospectus has been prepared for and is to be used by Goldman, Sachs & Co. in connection with offers and sales of the Ordinary Shares related to market-making transactions, at prevailing market prices, related prices or negotiated prices. The Company will not receive any of the proceeds of such sales. Goldman, Sachs & Co. may act as a principal or agent in such transactions. The closing of the offering referred to herein, which will constitute the initial public offering of the Ordinary Shares of the Company,
is expected to occur on             , 1997. See "Plan of Distribution".

                              GOLDMAN, SACHS & CO.

                                  -----------

               The date of this Prospectus is             , 1997.

                               [ALTERNATE PAGE]


                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Ordinary Shares after giving effect to the Offering, by: (i) each of the Company's directors and executive officers; (ii) all directors and executive officers as a group; and (iii) each person known by the Company to own beneficially more than 5% of the Ordinary Shares outstanding. Except as otherwise noted, each of the holders listed below has sole voting and investment power over the shares beneficially owned.

                                                              SHARES
                                                           BENEFICIALLY
                              NAME                           OWNED(1)   PERCENT
                              ----                         ------------ -------
      The Goldman Sachs Group, L.P.(2)....................  2,367,500    24.0
      Nicholas Brown(4)...................................    998,385    10.1
      Penelope Atteline Cooke(6)..........................    926,257     9.4
      Nicholas Mark Cooke(3)..............................    653,398     6.6
      George William Jones(5).............................    506,570     5.1
      Sanjay H. Patel(7)..................................        --       *
      Reuben Jeffery III(8)...............................        --       *
      Warren W. Cabral....................................        --       *
      All executive officers and directors as a group (6
       persons)...........................................  2,158,353    21.9

--------
*  Less than 1%.
(1) In accordance with Securities and Exchange Commission rules, each beneficial owner's holdings have been calculated assuming full exercise of outstanding options exercisable by such owner within 60 days after the date of this Prospectus, but no exercise of outstanding options held by any other person. The table set forth above assumes that the over-allotment option is not exercised by the Underwriters. For further information about the calculation of beneficial ownership, see the footnotes below.

(2) Represents shares owned by the GS Funds, which are affiliated with The Goldman Sachs Group, L.P. (the "GS Group"). Includes 1,518,448 shares beneficially owned by GS Capital Partners II, L.P.; 100,286 shares beneficially owned by Bridge Street Fund 1995, L.P.; 89,115 shares beneficially owned by Stone Street Fund 1995, L.P.; 603,648 shares beneficially owned by GS Capital Partners II Offshore, L.P.; and 56,003 shares beneficially owned by GS Capital Partners II Germany Civil Law Partnership. The GS Group disclaims beneficial ownership of the shares owned by the GS Funds to the extent attributable to equity interests therein held by persons other than the GS Group and its affiliates. Each of the GS Funds shares voting and investment power with certain of its respective affiliates. The address of the GS Group is 85 Broad Street, New York, New York 10004.

(3) Mr. Cooke is the Chairman, President and Chief Executive Officer and a Director of the Company and his address is c/o the Company at Victoria Hall, Third Floor, 11 Victoria Street, Hamilton, HM-11, Bermuda. Mr. Cooke is married to Penelope Atteline Cooke. Mr. Cooke disclaims beneficial ownership of 926,257 Ordinary Shares beneficially owned by Penelope Atteline Cooke.

(4) Mr. Brown is the Director of Reinsurance of the Company and is a Director of the Company. Mr. Brown's address is c/o the Company at Victoria Hall, Third Floor, 11 Victoria Street, Hamilton, HM-11, Bermuda.
(5) Mr. Jones is Chief Financial Officer and a Director of the Company and his address is c/o the Company at Victoria Hall, Third Floor, 11 Victoria Street, Hamilton, HM-11, Bermuda.

(6) Ms. Cooke is Secretary of the Company and her address is c/o the Company at Victoria Hall, Third Floor, 11 Victoria Street, Hamilton, HM-11, Bermuda. Ms. Cooke is married to Nicholas Mark Cooke. Ms. Cooke disclaims beneficial ownership of 653,398 Ordinary Shares beneficially owned by Nicholas Mark Cooke.

(7) Mr. Patel, who is a Managing Director of Goldman, Sachs & Co., disclaims beneficial ownership of the 2,367,500 Ordinary Shares owned by the GS Funds, except to the extent of his pecuniary interest therein.

(8) Mr. Jeffery, who is a Managing Director of Goldman, Sachs & Co., disclaims beneficial ownership of the 2,367,500 Ordinary Shares owned by the GS Funds, except to the extent of his pecuniary interest therein.

                               [ALTERNATE PAGE]


                             PLAN OF DISTRIBUTION

  This Prospectus may be used by Goldman, Sachs & Co. in connection with offers and sales related to market-making transactions in the Ordinary Shares effected from time to time. Goldman, Sachs & Co. may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

  For a description of certain relationships and transactions between Goldman, Sachs & Co. and their affiliates and the Company, see "Management", "Certain Relationships and Related Party Transactions" and "Principal Shareholders".

  The Company has been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, Goldman, Sachs & Co. currently intend to make a market in the Ordinary Shares following completion of the Offering. However, they are not obligated to do so and may discontinue market-making at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will be sustained. See "Risk Factors-- No Prior Market for Ordinary Shares; Possible Volatility of Ordinary Shares Price and the Securities Markets".

  Goldman, Sachs & Co. have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority without the prior specific written approval of such transactions by the customer.

  The Company has agreed to indemnify Goldman, Sachs & Co. against certain liabilities in connection with this Prospectus, including liabilities under the Securities Act.

                                [ALTERNATE PAGE]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTA-TIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITA-TION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURI-TIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEI-THER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Enforceability of Civil Liabilities Under
 United States Laws........................................................   3
Forward-Looking Statements.................................................   4
Prospectus Summary.........................................................   5
Risk Factors...............................................................  11
The Company................................................................  16
Use of Proceeds............................................................  17
Market for Ordinary Shares.................................................  17
Dividend Policy............................................................  18
Dilution...................................................................  18
Capitalization.............................................................  19
Selected Consolidated Financial and Operating Data.........................  20
Management's Discussion and Analysis of
 Financial Condition and Results
 of Operations.............................................................  22
Business...................................................................  30
Management.................................................................  46
Principal Shareholders.....................................................  54
Certain Relationships and Related Party Transactions.......................  56
Description of Capital Shares..............................................  57
Shares Eligible for Future Sale............................................  62
Certain Tax Considerations.................................................  63
Plan of Distribution.......................................................  72
Experts....................................................................  73
Legal Matters..............................................................  74
Additional Information.....................................................  74
Glossary of Selected Insurance Terms.......................................  75
Index to Financial Statements.............................................. F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                              STIRLING COOKE BROWN
                                HOLDINGS LIMITED

                                ORDINARY SHARES
                           (PAR VALUE $.25 PER SHARE)


                                  -----------

                                   PROSPECTUS

                                  -----------


                              GOLDMAN, SACHS & CO.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF INSURANCE AND DISTRIBUTION.

      Securities and Exchange Commission filing fee................... $ 18,296
      Nasdaq National Market listing fee..............................   39,000
      NASD fees.......................................................    6,250
      Blue sky fees (including legal fees) and expenses...............   15,000
      Transfer agent fees and expenses................................   15,000
      Printing and engraving..........................................  150,000
      Accountants' fees and expenses..................................  250,000
      Legal fees and expenses.........................................  320,000
      Miscellaneous...................................................   36,454
                                                                       --------
          Total....................................................... $850,000
                                                                       ========

  The foregoing costs and expenses will be paid by the Company. Other than the Securities and Exchange Commission filing fee, the Nasdaq National Market listing fee, and the NASD fee, all fees and expenses are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Bye-Laws provide that the Company shall indemnify, subject to the proviso below, every director, officer of the Company and member of a committee thereof out of the funds of the Company against all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, officer or committee member and any person acting as a director, officer or committee member in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election provided always that the indemnity contained by the Bye-Laws shall not extend to any matter which would render it void pursuant to the Bermuda Companies Act 1981. Every director, officer and member of a committee thereof will be indemnified out of funds of the Company against all liabilities incurred by him as such director, officer or committee member in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application under the Bermuda Companies Act 1981 in which relief from liability is granted to him by the court. To the extent that any director, officer or member of a committee duly constituted under the Bye-Laws is entitled to claim an indemnity pursuant to the Bye-Laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

  The Company intends to provide insurance coverage for its directors and officers that may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  All of the share information contained in this Item 15. is adjusted to reflect the four for one stock split effected by the Company on June 30, 1997.

  On January 23, 1996 the Company was capitalized and assumed its holding company structure through the issuance of a total of 6,000,000 Ordinary Shares to the shareholders of Stirling Cooke Brown Holdings (UK) Ltd. and Realm Investments Limited in exchange for all of such shareholders' shares of such corporations. Such exchanges occurred outside the United States among non-U.S. corporations and persons and were therefore not subject to the Securities Act.

  On January 23, 1996 the Company sold 2,000,000 Ordinary Shares and 25 Class "A" non-voting shares to certain investment funds affiliated with the Goldman Sachs Group, L.P. for an aggregate consideration of $14,747,147. Such sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

  On May 16, 1997 the Company sold 8,000 Ordinary Shares to David M. Tarsh, an existing shareholder of the Company, for an aggregate consideration of $30,600 plus a contingent payment of $12,850 due if the Company completes an initial public offering of its Ordinary Shares within two years of such date. Such sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

  On June 30, 1997 the Company sold 8,000 Ordinary Shares to Paul Murray, an existing shareholder of the Company, for an aggregate consideration of $30,600 plus a contingent payment of $12,850 due if the Company completes an initial public offering of its Ordinary Shares within two years of such date. Such sale was exempt from registration pursuant to Section 4(2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits. The exhibits filed herewith are as specified on the Exhibit Index included herein.

  (b) Financial Statement Schedules. The schedules filed herewith are as specified on the Index to Schedules included herein.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED, IN THE CITY OF HAMILTON, IN BERMUDA, ON THIS 2ND DAY OF OCTOBER, 1997.

                                          Stirling Cooke Brown Holdings
                                           Limited

                                                     /s/ George Jones
                                          By _________________________________
                                                        George Jones
                                                  Chief Financial Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW AS OF THIS 2ND DAY OF OCTOBER, 1997 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

                  SIGNATURE                                      TITLE
                  ---------                                      -----
          /s/ Nicholas Mark Cooke*           Chairman, President, Chief Executive Officer
 ___________________________________________  and Director (Principal Executive Officer)
             Nicholas Mark Cooke

              /s/ George Jones*              Chief Financial Officer and Director
 ___________________________________________  (Principal Financial and Accounting Officer)
                George Jones

             /s/ Nicholas Brown*             Director
 ___________________________________________
               Nicholas Brown

             /s/ Warren Cabral*              Director
 ___________________________________________
                Warren Cabral

           /s/ Reuben Jeffery III*           Director
 ___________________________________________
             Reuben Jeffery III

              /s/ Sanjay Patel*              Director
 ___________________________________________
                Sanjay Patel


Authorized Representative in the
United States:

Stirling Cooke Brown North American
 Reinsurance Intermediaries Inc.

         /s/ Patrick Whalen*
By___________________________________
           Patrick Whalen
        Senior Vice President

          /s/ George Jones
* By ________________________________
            George Jones
          Attorney-in-Fact

                               INDEX TO SCHEDULES

 SCHEDULE                                                                   PAGE
 --------                                                                   ----
   I      Investments excluding investments in related parties as of
          December 31, 1996..............................................   S-2
   II     Condensed Financial Information of Registrant as of and for the
          years ended December 31, 1994, 1995 and 1996...................   S-3
   III    Supplementary Insurance Information as of and for the years
          ended December 31, 1994, 1995 and 1996.........................   S-6
   IV     Reinsurance for the years ended December 31, 1994, 1995 and
          1996...........................................................   S-7

  Schedules other than those listed above are omitted for the reason that they are not applicable.

                     STIRLING COOKE BROWN HOLDINGS LIMITED

        SCHEDULE OF INVESTMENTS EXCLUDING INVESTMENTS IN RELATED PARTIES

                                   SCHEDULE I

                                                               AMOUNT AT WHICH
                                                                SHOWN IN THE
                                                       FAIR     BALANCE SHEET
                                               COST    VALUE  DECEMBER 31, 1996
                                              ------- ------- -----------------
Fixed maturities
  Bonds:
    United States Government and government
     agencies and authorities................ $ 6,963 $ 7,038      $ 7,038
    States, municipalities and political
     subdivisions............................   1,063   1,061        1,061
    Foreign governments......................   1,090   1,090        1,090
    All other corporate bonds................   9,866   9,844        9,844
                                              ------- -------      -------
      Total fixed maturities.................  18,982  19,033       19,033
Equity securities
  Common stocks:
    Banks, trust and insurance companies.....     241     276          276
    Industrial, miscellaneous and all other..   2,290   2,410        2,410
  Nonredeemable preferred stocks.............     764     780          780
                                              ------- -------      -------
      Total equity securities................   3,295   3,466        3,466
Short-term investments.......................     120     120          120
                                              ------- -------      -------
      Total investments...................... $22,397 $22,619      $22,619
                                              ======= =======      =======

                     STIRLING COOKE BROWN HOLDINGS LIMITED

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                PARENT COMPANY ONLY BALANCE SHEETS--SCHEDULE II

                           DECEMBER 31, 1995 AND 1996
  (Expressed in thousands of United States Dollars, except share and per share data)

                                                                1995    1996
                                                               ------- -------
ASSETS
  Cash and cash equivalents................................... $   --  $    20
  Due from subsidiaries.......................................     --    5,638
  Investments in subsidiaries.................................  12,403  30,911
                                                               ------- -------
    Total Assets.............................................. $12,403 $36,569
                                                               ======= =======
LIABILITIES
  Accounts payable and accrued liabilities ...................     --       16
  Due to subsidiaries.........................................     --      193
                                                               ------- -------
    Total Liabilities.........................................       0     209
                                                               ------- -------
Ordinary Shares subject to redemption.........................       0  14,457
SHAREHOLDERS' EQUITY
  Share capital
    Authorized 8,048,000 Ordinary Shares of par value $0.25
     each issued and fully paid 6,000,000 Ordinary Shares.....   1,500   1,500
  Additional paid in capital..................................      88      88
  Equity in unrealized gain on marketable securities of
   subsidiaries...............................................     --      147
  Retained earnings...........................................  10,815  21,106
                                                               ------- -------
                                                                12,403  22,841
  Less: 202,784 ordinary shares in treasury, at cost .........     --     (938)
                                                               ------- -------
    Total shareholders' equity................................  12,403  21,903
                                                               ------- -------
Total Liabilities, Ordinary shares subject to redemption, and
 Shareholders' equity......................................... $12,403 $36,569
                                                               ======= =======

                     STIRLING COOKE BROWN HOLDINGS LIMITED

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

             PARENT COMPANY ONLY STATEMENTS OF INCOME--SCHEDULE II

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
  (Expressed in thousands of United States Dollars, except share and per share data)

                                                              1994  1995   1996
                                                              ----- ----- ------
REVENUES
  Net investment income......................................   --    --     489
  Other income...............................................   --    --     465
                                                              ----- ----- ------
Total Revenues...............................................     0     0    954
EXPENSES
  Other operating expenses                                      --    --      59
                                                              ----- ----- ------
Total Expenses...............................................     0     0     59
NET INCOME BEFORE EQUITY IN INCOME OF SUBSIDIARIES...........     0     0    895
Equity in income of subsidiaries............................. 4,282 7,878  9,396
                                                              ----- ----- ------
NET INCOME................................................... 4,282 7,878 10,291
                                                              ===== ===== ======

                     STIRLING COOKE BROWN HOLDINGS LIMITED

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

           PARENT COMPANY ONLY STATEMENTS OF CASH FLOWS--SCHEDULE II

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
  (Expressed in thousands of United States Dollars, except share and per share data)

                                                        1994    1995    1996
                                                       ------  ------  -------
OPERATING ACTIVITIES
  Net income..........................................  4,282   7,878   10,291
ITEMS NOT EFFECTING CASH
  Equity in income of subsidiaries.................... (4,282) (7,878)  (9,396)
  Changes in non cash operating assets and liabilities
    Accounts payable and accrued liabilities..........      0       0       16
    Due to subsidiaries...............................      0       0      193
                                                       ------  ------  -------
      Net cash provided by operating activities.......      0       0    1,104
                                                       ------  ------  -------
INVESTING ACTIVITIES
  Investments in subsidiaries.........................      0       0   (8,965)
  Due from subsidiaries...............................      0       0   (5,638)
  Dividends received from subsidiaries................    769   2,135        0
                                                       ------  ------  -------
      Cash provided (used) by investing activities....    769   2,135  (14,603)
                                                       ------  ------  -------
FINANCING ACTIVITIES
  Dividends...........................................  (769)  (2,135)       0
  Net proceeds of subscription to share capital
   subject to redemption..............................      0       0   14,457
  Purchase of ordinary shares in treasury.............      0       0     (938)
                                                       ------  ------  -------
      Cash (used) provided by financing activities....   (769) (2,135)  13,519
                                                       ------  ------  -------
INCREASE IN CASH AND CASH EQUIVALENTS.................      0       0       20
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR........      0       0        0
                                                       ------  ------  -------
CASH AND CASH EQUIVALENTS AT END OF YEAR..............      0       0       20
                                                       ======  ======  =======

All dividends received were from consolidated subsidiaries.

                     STIRLING COOKE BROWN HOLDINGS LIMITED

               SUPPLEMENTARY INSURANCE INFORMATION--SCHEDULE III

            (Expressed in thousands of United States Dollars)

                                FUTURE
                                POLICY
                               BENEFITS,                                                  AMORTISA-
                                LOSSES,            OTHER                      BENEFITS,    TION OF
                    DEFERRED    CLAIMS             POLICY                      CLAIMS,    DEFERRED
                     POLICY       AND              CLAIMS             NET     LOSSES AND   POLICY      OTHER
                   ACQUISITION   LOSS    UNEARNED   AND    PREMIUM INVESTMENT SETTLEMENT ACQUISITION OPERATING PREMIUMS
                      COSTS    EXPENSES  PREMIUMS BENEFITS REVENUE   INCOME    EXPENSES     COSTS    EXPENSES  WRITTEN
                   ----------- --------- -------- -------- ------- ---------- ---------- ----------- --------- --------
Year ended
December 31, 1996
 Underwriting ....   $  171     $24,301  $12,515    $ 0    $8,754    $  640     $6,765     $1,618     $   760   $8,930
 Risk/Management..        0           0        0      0         0     2,765          0          0      25,127        0
                     ------     -------  -------    ---    ------    ------     ------     ------     -------   ------
                     $  171     $24,301  $12,515    $ 0    $8,754    $3,405     $6,765     $1,618     $25,887   $8,930
                     ======     =======  =======    ===    ======    ======     ======     ======     =======   ======
Year ended
December 31, 1995
 Underwriting.....   $1,582     $ 2,076  $ 4,090    $ 0    $3,154    $   79     $1,385     $1,345     $    71   $6,644
 Risk Management..        0           0        0      0         0     2,309          0          0      16,353        0
                     ------     -------  -------    ---    ------    ------     ------     ------     -------   ------
                     $1,582     $ 2,076  $ 4,090    $ 0    $3,154    $2,388     $1,385     $1,345     $16,424   $6,644
                     ======     =======  =======    ===    ======    ======     ======     ======     =======   ======
Year ended
December 31, 1994
 Underwriting.....   $    0     $     0  $     0    $ 0    $    0    $    0     $    0     $    0     $     0   $    0
 Risk Management..        0           0        0      0         0       770          0          0       9,719        0
                     ------     -------  -------    ---    ------    ------     ------     ------     -------   ------
                     $    0     $     0  $     0    $ 0    $    0    $  770     $    0     $    0     $ 9,719   $    0
                     ======     =======  =======    ===    ======    ======     ======     ======     =======   ======

                     STIRLING COOKE BROWN HOLDINGS LIMITED

                           REINSURANCE--SCHEDULE IV

            (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                      ASSUMED         PERCENTAGE
                                           CEDED TO    FROM           OF AMOUNT
                                    GROSS    OTHER     OTHER    NET   ASSUMED TO
                                    AMOUNT COMPANIES COMPANIES AMOUNT    NET
                                    ------ --------- --------- ------ ----------
Year ended December 31, 1996....... $4,493  $6,784    $11,045  $8,754    126%
Year ended December 31, 1995.......      0     530      3,684   3,154    117
Year ended December 31, 1994.......      0       0          0       0      0

                     STIRLING COOKE BROWN HOLDINGS LIMITED

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   *1    Form of Underwriting Agreement among the Company, the Selling
         Shareholders and the Underwriters
   *3.1  Memorandum of Association of the Company
   *3.2  Bye-Laws of the Company
   *4.1  Shareholders Agreement, dated as of January 24, 1996, among the
         Management Shareholders (as defined therein), Bridge Street Fund 1995,
         L.P., Goldman Sachs & Co. Verwaltungs GmbH (for GS Capital Partners II
         German Civil Law Partnership), GS Capital Partners II, L.P., GS
         Capital Partners Offshore, L.P., Stone Street Fund 1995, L.P. and the
         Company
   *4.2  Registration Rights Agreement, dated January 24, 1996, between the
         Company, the Management Shareholders (as defined therein) and the
         Investors (as defined therein)
    5    Form of Opinion of Appleby, Spurling & Kempe
    8.1  Opinion of Foley & Lardner with respect to U.S. tax matters
    8.2  Form of Opinion of Appleby, Spurling & Kempe with respect to Bermuda tax matters
    8.3  Form of Opinion of Richards Butler with respect to U.K. tax matters
    8.4  Assurance Certificate from the Bermuda Ministry of Finance under
         Exempted Undertakings Tax Protection Act 1996 (as amended)
  *10.1  Stirling Cooke Brown Holdings Limited 1997 Equity Incentive Plan
   10.2  Employment Agreement dated September 1, 1997 between Realm Investments
         Limited and Nicholas Mark Cooke
   10.3  Employment Agreement dated September 1, 1997 between Stirling Cooke
         Brown Holdings Limited and Nicholas Brown
   10.4  Employment Agreement dated September 1, 1997 between Stirling Cooke
         Brown Holdings Limited and George W. Jones
  *10.5  Agency Agreement dated as of June 1, 1995 between Clarendon National
         Insurance Company and Stirling Cooke Insurance Services Inc.
  *10.6  Amendment Number One to Agency Agreement dated as of June 1, 1995 between Clarendon National Insurance Company and Stirling Cooke
         Insurance Services Inc.
  *10.7  Amendment Number Two to Agency Agreement dated as of June 1, 1995 between Clarendon National Insurance Company and Stirling Cooke
         Insurance Services Inc.
  *10.8  Addendum dated April 1, 1997 to Agency Agreement dated as of June 1,
         1995 between Clarendon National Insurance Company and Stirling Cooke
         Insurance Services Inc.
  *10.9  Agency Agreement dated as of October 1, 1995 between Clarendon
         National Insurance Company and Stirling Cooke Texas, Inc.
  *10.10 Management Agreement dated as of August 1, 1995 between Legion
         Insurance Company and Stirling Cooke Insurance Services Inc.
   11    Statement Re Computation of Per Share Earnings
  *21    Subsidiaries of the Company
   23.1  Consents of Appleby, Spurling & Kempe (included in their opinions filed as Exhibits 5 and 8.2)
   23.2  Consent of KPMG Peat Marwick
   23.3  Consent of KPMG Peat Marwick LLP
   23.4  Consent of Richards Butler (included in their opinion filed as Exhibit
         8.3)
  *23.5  Consent of Foley & Lardner (included in their opinion filed as Exhibit
         8.1)
  *24    Powers of Attorney (included on the signature page to the Registration
         Statement)

--------
   * Previously filed.